UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

ACE*COMM CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ACE*COMM CORPORATION

704 Quince Orchard Road

Gaithersburg, MD 20878

August 12, 2008

Dear Stockholder,

On July 11, 2008, ACE*COMM Corporation entered into an Agreement and Plan of Merger among ACE*COMM, Ariston Global Holding LLC and Ariston Global Merger Sub, Inc. under which ACE*COMM will become a wholly-owned subsidiary of Ariston Global Holding. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive approximately $0.54 in cash, rounded to the nearest tenth of a cent, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own, as more fully described in the enclosed proxy statement. This per share merger consideration is subject to adjustment on the date the merger is completed based on certain company indebtedness and transaction expenses, as more particularly described in this proxy statement and the merger agreement. If the merger is completed, ACE*COMM will no longer be a publicly traded company.

You are cordially invited to attend a special meeting of stockholders to be held on September 15, 2008, at 10:00 a.m., Eastern Time, at the Wyndham Garden Hotel, 805 Russell Ave, Gaithersburg, MD 20879. At the special meeting, we will ask you to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of Ariston Global Merger Sub, Inc. with and into ACE*COMM.

After careful consideration, our board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be fair to, advisable and in the best interests of ACE*COMM and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

The merger must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement and additional information about the parties involved. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about ACE*COMM from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote either by completing and returning the enclosed proxy card as promptly as possible or by submitting your proxy or voting instructions by telephone or Internet. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger and the other transactions contemplated by the merger agreement.

Very truly yours,

James W. Greenwell
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 12, 2008, and is first being mailed, along with the attached proxy card, to our stockholders on or about August 13, 2008.

ACE*COMM CORPORATION

704 Quince Orchard Road

Gaithersburg, MD 20878

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 15, 2008

To the stockholders of ACE*COMM Corporation:

ACE*COMM Corporation will hold a special meeting of stockholders on September 15, 2008, beginning at 10 a.m., Eastern Time, at the Wyndham Garden Hotel, 805 Russell Ave, Gaithersburg, MD 20879. At the special meeting, holders of ACE*COMM common stock will be asked to:

1.          consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2008, among Ariston Global Holding LLC, Ariston Global Merger Sub, Inc. and ACE*COMM, and thereby to approve the transactions contemplated by the merger agreement, including the merger of Ariston Global Merger Sub, Inc. with and into ACE*COMM;

2.         consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger agreement proposal; and

3.          consider and take action upon any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

After careful consideration, our board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be fair to, advisable and in the best interests of ACE*COMM and our stockholders. Our board of directors recommends that you vote “FOR” the merger agreement proposal.

All holders of record of our common stock, including restricted stock, as of the close of business on August 4, 2008, which is the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting.

The merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger and the other transactions contemplated by the merger agreement.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Mellon Investor Services LLC, at 1-800-814-0304. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.acecomm.com.

By Order of the Board of Directors,

Loretta L. Rivers
Corporate Secretary

August 12, 2008

i

Material United States Federal Income Tax Consequences	38
Delisting and Deregistration of Our Common Stock	40
THE MERGER AGREEMENT	41
Structure	41
Effective Time	41
Organizational Documents	41
Treatment of Stock Options, Restricted Stock and Warrants	41
No Further Ownership Rights	42
Exchange and Payment Procedures	42
Determination of the Purchase Price	43
Representations and Warranties	44
Conduct of Our Business Pending the Merger	46
Restrictions on Solicitation of Other Transactions	48
Employee Matters	50
Agreement to Take Further Action	50
Conditions to the Merger	51
Termination	52
Termination Fees and Expenses	53
Amendment and Waiver	54
INFORMATION RELATED TO THE SPECIAL MEETING PROPOSALS	55
MARKET PRICE OF OUR COMMON STOCK	56
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
DISSENTERS’ RIGHTS OF APPRAISAL	59
SUBMISSION OF STOCKHOLDER PROPOSALS	61
OTHER MATTERS	61
WHERE YOU CAN FIND MORE INFORMATION	62
ANNEXES
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Rutberg & Company.	A-2
Annex C—Sections 3-201 through 3-213 of the Maryland General Corporation Law.	A-3

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the agreement and plan of merger and the merger fully and for a more complete description of the legal terms of the agreement and plan of merger and the merger, you should carefully read this entire proxy statement and the other documents to which we have referred you, including the merger agreement attached as Annex A. See “Where You Can Find More Information” beginning on page 62. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless we otherwise indicate or context requires otherwise, all references in this proxy statement to “we,” “us,” “our,” “the company,” “our company” or “ACE*COMM” refer to ACE*COMM Corporation and its subsidiaries; all references to “Ariston” refer to Ariston Global Holding LLC; all references to “Merger Sub” refer to Ariston Global Merger Sub, Inc.; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 11, 2008, among Ariston, Merger Sub and ACE*COMM; and all references to the “merger” refer to the merger contemplated by the merger agreement.

The Parties to the Merger (page 16)

ACE*COMM Corporation. ACE*COMM is a Maryland corporation and a global provider of advanced operations support systems (OSS) and mobile applications for telecommunications service providers and enterprises.

Ariston Global Holding LLC. Ariston is a Delaware limited liability company controlled by Ariston Global LLC, a portfolio company within the private equity firm Spire Capital Partners, L.P. that acquires or invests in communications-services companies.

Ariston Global Merger Sub, Inc. Merger Sub is a Maryland corporation and wholly-owned subsidiary of Ariston formed solely for the purpose of completing the merger.

The Special Meeting (page 17)

The Proposals

The special meeting of our stockholders will be held on September 15, 2008, at 10:00 a.m., Eastern Time, at the Wyndham Garden Hotel, 805 Russell Ave, Gaithersburg, MD 20879. At the special meeting, you will be asked, by proxy or in person, to consider and vote upon a proposal to adopt the merger agreement and thereby to approve the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the merger agreement proposal. You may also be asked to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger agreement proposal, which we refer to as the adjournment proposal.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date, Notice and Quorum

All holders of record of our common stock as of the close of business on August 4, 2008, which is the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting.

You will have one vote for each share of our common stock that you owned as of the record date. On the record date, there were 20,188,138 shares of our common stock outstanding and entitled to vote at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date and entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger agreement proposal. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes and abstentions) will have the same effect as voting against the merger agreement proposal.

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal.

Proxies; Revocation

Any of our stockholders of record entitled to vote may vote by returning the enclosed proxy, submitting a proxy by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by submitting a proxy by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary or by voting in person at the special meeting.

The Merger (page 20)

Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into ACE*COMM, with ACE*COMM continuing as the surviving corporation. We sometimes use the term “surviving corporation” in this proxy statement to refer to ACE*COMM as the surviving corporation following the merger. In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by us or our subsidiaries, or Ariston, Merger Sub, or any other subsidiary of Ariston, which shares will be automatically canceled and retired and cease to exist) will be converted into the right to receive an estimated $0.54 in cash, rounded to the nearest tenth of a cent. We refer to the consideration to be received in the merger by our stockholders for each share of our common stock as the per share merger consideration.

The merger of ACE*COMM and Merger Sub will become effective under all applicable laws upon the acceptance of the articles of merger by the State Department of Assessments and Taxation of Maryland, or such later time that the parties to the merger agreement may specify in the articles of merger. We sometimes use the term “effective time” in this proxy statement to describe the time that the merger will become effective under all applicable laws.

The Merger Consideration (page 20)

The per share merger consideration payable to stockholders will be approximately $0.54. The actual amount will be rounded to the nearest tenth of a cent. Ariston has agreed to purchase the company for $19,500,000, minus the deductions set forth below, each calculated as of the effective time:

•	the cost to repurchase our senior secured convertible notes, including a prepayment penalty, and to discharge other indebtedness;

•	the aggregate amount that would be payable to repurchase warrants that remain unexercised at the effective time of the merger;

•	amounts that will be payable to executive officers pursuant to their employment agreements as a result of their expected termination by the surviving company; and

•	our transaction expenses, including amounts payable to our financial advisor, accountants and legal counsel for services rendered in connection with the merger transaction.

At the closing of the merger, Ariston will assume, pay or cause to be paid these amounts.

For purposes of this proxy statement, we have estimated the per share merger consideration based on our current estimate of the number of company shares outstanding and the total amount of the deductions described above, each as of the effective time. For information regarding the specific amount of each deduction, please see the discussion and table beginning on page 21 of this proxy statement.

We have warranted in the merger agreement that the actual aggregate amount of the deductions from the purchase price noted above will not exceed by more than $100,000 the estimated aggregate amount of such deductions calculated just prior to the mailing of the proxy statement. This amount represents a change of less then 1% of the aggregate merger consideration. The accuracy of this warranty as of the effective time is a condition to the completion of the transaction. Consequently, following the mailing of the proxy statement, we do not expect the estimated per share merger consideration included in the proxy statement that is mailed to our stockholders to change. In the event that the estimated per share merger consideration amount does change between the mailing of this proxy statement and the special meeting, we will mail to you a supplement to this proxy statement with revised information regarding the per share merger consideration amount.

Merger Financing and Financing Contingency (page 36)

The amount Ariston will need to complete the merger and related transactions, including payment at the closing of certain of the deductions from the purchase price noted above, is expected to be funded in part by approximately $12 million of debt financing, which we refer to as the additional financing. The remainder of the funding of the purchase price will come from equity provided by Ariston and its affiliates, including Spire Capital. Ariston has not yet obtained the additional financing and its obligation to complete the merger is conditioned upon, among other things, obtaining this additional financing.

On August 8, 2008, Ariston received and accepted a non-binding additional financing commitment term sheet from BIA Digital Partners SBIC II LP (“BIA DP”). The term sheet contemplates that BIA DP would invest up to $12 million principal amount in senior subordinated secured notes of Ariston to provide partial funding for the merger. The notes would be secured by a lien on all assets of Ariston. Ariston would have the right to solicit up to $4 million of debt or commitments concurrently with the issuance of the notes, which would reduce correspondingly the amount to be invested by BIA DP.

Subject to certain conditions, Ariston is required to use its commercially reasonable efforts to obtain the additional financing and to complete the transaction for the additional financing. Following the mailing of the proxy statement, if Ariston determines in good faith that it will likely be unable to obtain the additional financing by October 31, 2008, Ariston may terminate the merger agreement and, subject to limited exceptions, must pay us a termination fee of $400,000.

Share Subscription (page 37)

Concurrently with the execution of the merger agreement, Ariston purchased 714,286 shares of our common stock, which we sometimes refer to as the investment shares, at a per share price of $0.56. The aggregate purchase price for the investment shares was $400,000. These shares will not be registered for resale unless the merger agreement terminates prior to closing. We may use the invested cash for working capital and general corporate purposes.

Waiver and Consent (page 37)

In connection with the entry into the merger agreement, we also entered into a waiver and consent with the holders of our senior secured convertible notes and related warrants. The waiver and consent provides that the note holders consent to the merger and waive their right of first refusal with respect to the transaction. In addition, the waiver and consent provides that the anti-dilution right granted to the note holders, which lowers the exercise price of the warrants and the conversion price of the notes to the per share purchase price paid with respect to a subsequent issuance of equity, will not be triggered by Ariston’s purchase of the investment shares. In the event the merger is not completed, all of the note holders’ rights would be reinstated, and the anti-dilution right would apply with respect to the sale of the investment shares.

Material United States Federal Income Tax Consequences (page 38)

The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Recommendation of Our Board of Directors (page 29)

The board of directors determined that it is advisable and in the best interests of the company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement. Accordingly, the board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has recommended that the stockholders vote “FOR” the approval of the merger agreement proposal. Please see “The Merger – Reasons for the Merger” for a description of the factors that the board of directors considered in reaching its decision.

Opinion of Our Financial Advisor (page 29)

Following the recommendation of the special committee of the board of directors, the company engaged Rutberg & Company, LLC, or Rutberg, to assist the board of directors in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the company’s stockholders pursuant to the merger is fair from a financial point of view. On July 7, 2008, Rutberg delivered its opinion to the special committee and the board of directors that the estimated consideration to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. In view of the possibility that additional deductions would apply to the per share merger consideration, Rutberg’s opinion states that an estimated aggregate merger consideration of $10,600,000, which would result in per share merger consideration of $0.54 per share, is fair from a financial point of view to our stockholders.

The full text of the written opinion, dated July 7, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Rutberg provided its opinion for the information and assistance of the special committee and our board of directors in connection with their consideration of the merger. Rutberg’s opinion does not constitute a recommendation as to how any holder of our common stock should vote with respect to the merger.

Treatment of Stock Options and Restricted Stock (page 41)

Under the terms of the merger agreement, each stock option and restricted stock award that is outstanding immediately prior to the merger effective date shall vest, free of any restrictions.

Interests of Our Directors and Executive Officers in the Merger (page 33)

Our directors and executive officers may have interests in the merger that are different from, or in addition to our stockholders. Specifically:

•

our directors and executive officers will be entitled to receive the consideration for their canceled stock options and accelerated restricted stock awards described under “Treatment of Stock Options and Restricted Stock”; and

•

certain of our executive officers with whom we have entered into employment agreements and who are not being retained by Ariston and the surviving company will be entitled to severance benefits including:

	o	a lump sum payment equal to the sum of their target bonus for the current year plus 200% of their base salary then in effect,
	o	medical and dental insurance coverage provided for the balance of the term of each officer’s employment agreement, and
	o	payment of a lump sum pro-rata portion of any automobile allowance for the balance of the term of the employment agreement.

Our Executive Chairman, George T. Jimenez, will receive a severance package consisting of a lump sum payment equal to 150% of his current salary and the monetary value of his medical insurance premiums that the company would have paid during the balance of the term of his employment agreement.

Our directors were fully aware of the foregoing interests in the merger and considered them prior to approving the merger agreement and the merger.

Restrictions on Solicitation of Other Transactions (page 48)

Until August 8, 2008 (the “go-shop period”), we were permitted to initiate, solicit and encourage an acquisition proposal for the company and enter into and maintain discussions or negotiations concerning an acquisition proposal for the company, subject to certain conditions, including, if required, paying a termination fee.

The merger agreement provides that, from and after the expiration of this go-shop period, we are generally not permitted to:

•	initiate, solicit or encourage the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal for the company or engage in any discussions or negotiations with respect to such inquiries, proposals or offers;
•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or enter into any agreement or letter of intent providing for, or relating to, an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, prior to approval of the merger agreement proposal by our stockholders, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Merger (page 51)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger agreement by the requisite stockholder vote;
•	no action by any governmental entity that would prohibit the consummation of the merger;
•

the sum of the company’s borrowed-money debt and transactional expenses will not exceed by more than $100,000 the aggregate amount of such items calculated prior to the mailing date, and the company will not have paid cash interest on the company's senior secured convertible notes;

•

our, Ariston’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct in all material respects as of the closing date in the manner described under “The Merger Agreement – Conditions to the Merger”; and

•

Ariston shall have entered into financing agreements under which it shall have received the $12 million in additional financing necessary to fund the transactions contemplated by the merger agreement, which condition we refer to as the financing contingency.

Termination of the Merger Agreement (page 52)

Subject to certain qualifications, the merger agreement may be terminated and the merger may be abandoned prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either Ariston or us if:

•	any governmental entity shall have taken any final action restraining, enjoining or otherwise prohibiting the merger;

•	the effective time of the merger shall not have occurred on or before October 31, 2008; or

•	the requisite vote of our stockholders to approve the merger agreement is not obtained;

•	by Ariston if:

•

we are in material breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of 20 days from the notice of such breach and October 31, 2008, provided Ariston or Merger Sub is not in material breach of the merger agreement;

•

our board of directors withdraws, modifies or changes its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to Ariston or Merger Sub, recommends to our stockholders an alternative acquisition proposal or shall have resolved to effect any of the foregoing at a board meeting or by written consent;

•	Ariston determines, in good faith, following the mailing of the proxy statement, that it will not likely be able to obtain the additional financing before October 31, 2008; or

•

a governmental entity has commenced, and not withdrawn, any audit or other investigation pursuant to which the aggregate potential liability to the company could reasonably be expected to exceed $200,000;

•	by us if:

•

Ariston or Merger Sub is in material breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of 20 days from the notice of such breach and October 31, 2008, provided we are not in material breach of the merger agreement; or

•	our board of directors determines that an alternative acquisition proposal is a superior proposal, as defined in the merger agreement, so long as:

•	we have notified Ariston in writing that we have received a superior proposal;

•

Ariston does not, within five days of receipt of such notice, make an offer that the board of directors determines, in good faith after consultation with its legal counsel and financial advisors, results in the alternative acquisition proposal no longer being a superior proposal; and

•	we pay the termination fee and expenses described below.

Termination Fee and Expenses (page 53)

We will be required to pay a termination fee of $400,000 and to reimburse Ariston its reasonable transaction expenses up to a limit of $400,000 if:

•	we terminate the merger agreement because the board of directors determines that an alternative acquisition proposal constitutes a superior proposal;

•	Ariston terminates the merger agreement because our board has withdrawn, modified or changed, in a manner adverse to Ariston or Merger Sub, its approval or recommendation of the merger agreement and the merger;

•

Ariston terminates the merger agreement because our board has recommended to our stockholders an acquisition proposal other than the merger or shall have resolved to effect the foregoing at a board meeting or by written consent; or

•	subject to certain exceptions, the company commits a material breach of its obligations under the merger agreement.

In addition, if an acquisition proposal has been made to us or otherwise publicly communicated and not withdrawn, this merger agreement subsequently is terminated because the stockholder meeting is held and the required vote is not obtained and, within 12 months after such termination, we enter into an agreement with respect to such an acquisition proposal, then we have agreed to pay Ariston $400,000 less any amounts previously paid with respect to Ariston’s expenses.

Ariston has agreed to pay a termination fee of $400,000 to the company if:

•

after the mailing of the proxy statement, the merger agreement is terminated because the merger has not occurred by October 31, 2008 and the sole unsatisfied condition to Ariston’s obligation to complete the merger is the failure to obtain the additional financing; or

•	subject to certain exceptions, Ariston or Merger Sub commits a material breach of its obligations under the merger agreement.

Regulatory Matters (page 38)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger.

Dissenters’ Rights (page 62)

Under Maryland law, you have the right to exercise appraisal rights in connection with the merger. This means that if you comply with the procedures for perfecting appraisal rights under Maryland law, you are entitled to have the fair value of your shares determined by a court and to receive a cash payment based on that valuation instead of the consideration to be paid in the merger. To exercise your appraisal rights, you must deliver to ACE*COMM or the surviving corporation a written objection to the merger and a demand for appraisal at or before the special meeting, not vote in favor of the merger agreement, and deliver to ACE*COMM or the surviving corporation, not later than 20 days after the Maryland Department of Assessments and Taxation accepts the articles of merger to be filed to effect the merger in Maryland, a written demand for payment of the fair cash value of the shares as to which you seek appraisal rights. Your failure to follow exactly the procedures specified by Maryland law will result in the loss of your appraisal rights.

Delisting and Deregistration of Our Common Stock (page 41)

If the merger is completed, shares of our common stock will no longer be listed on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Market Price of Our Common Stock (page 59)

Our common stock, par value $0.01 per share, is listed on the OTC Bulletin Board under the ticker symbol “ACEC.OB.” On July 11, 2008, the last trading day before we announced the merger, our common stock closed at $0.35 per share. The approximately $0.54 to be paid for each share of our common stock in the merger represents a premium of approximately 54% to the closing price on that date. On

August 11, 2008, the last trading day before the date of this proxy statement, our common stock closed at $0.40 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers, including the merger agreement, a copy of which is attached to this proxy statement as Annex A.

Q:	What is the proposed transaction?

A:        The proposed transaction is the acquisition of the company and its subsidiaries by Ariston Global Holding LLC, an affiliate of private equity firm Spire Capital Partners, L.P., pursuant to the merger agreement. Once the merger agreement proposal has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into ACE*COMM, with the company continuing as the surviving corporation. For additional information about the merger, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully in its entirety, as it is the principal document governing the merger.

Q:	As a stockholder, what will I receive in the merger?

A:        For each outstanding share of our common stock that you own immediately prior to the effective time of the merger, you will receive the per share merger consideration, which will be approximately $0.54 in cash, rounded to the nearest tenth of a cent. This per share amount is subject to a final adjustment based on the actual amount of company indebtedness, transaction expenses, payments to executive officers and other deductions as of the effective time of the merger. For reasons given in this proxy statement, we do not expect the per share merger consideration to change after this proxy statement has been mailed to stockholders. If the per share merger consideration amount stated in this proxy statement changes before the special meeting because we adjust our estimates of the amounts comprising the purchase price formula described under “The Merger Agreement - Merger Consideration,” we will mail to you a supplement to the proxy statement providing the revised per share merger consideration amount.

Q:	When do you expect the merger to be completed?

A:         In order to complete the merger, we must obtain the requisite stockholder approval of the merger agreement proposal and satisfy the other closing conditions under the merger agreement. We expect to complete the merger shortly following stockholder approval of the merger agreement proposal.

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A:        Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:        The special meeting of stockholders will take place on September 15, 2008, at 10:00 a.m., Eastern Time, at the Wyndham Garden Hotel, 805 Russell Ave, Gaithersburg, MD 20879.

Q:	Who can vote and attend the special meeting?

A:        All of our stockholders of record as of the close of business on August 4, 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting.

Q:	What vote is required to approve the special meeting proposals?

A:        Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the approval of the merger and the other transactions contemplated by the merger agreement.

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal. Abstentions and broker non-votes will not affect whether the adjournment proposal is approved.

Q:	How does the merger consideration compare to the market price of common stock?

A:        The cash consideration of $0.54 for each share of our common stock represents an approximate 54% premium to the closing price of our common stock on July 11, 2008, the last trading day before the public announcement of the company entering into the merger agreement.

Q:	What is the recommendation of the board of directors as to the two proposals?

A:        Our board of directors unanimously recommends that our stockholders vote “FOR” the merger agreement proposal. Our board of directors also unanimously recommends that our stockholders vote “FOR” the adjournment proposal.

Q:	Do any of the company’s executive officers and directors have any interest in the merger that is different than mine?

A:        Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their stock options and restricted stock awards in connection with the merger. Further, certain of our executive officers are entitled to certain severance payments and benefits following the closing of the merger in the event their employment is terminated under certain circumstances. Please see “Interests of Our Directors and Executive Officers in the Merger” for additional information about possible interests that our directors and executive officers may have in the merger that are different than yours.

Q:	How do I cast my vote?

A:        If you are a stockholder of record, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:        If you hold your shares of common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares with respect to the merger agreement proposal unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the approval of the merger agreement proposal. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee or contact them directly to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:        If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger agreement proposal. Abstentions and broker non-votes will not affect whether the adjournment proposal is approved.

Q:	How will proxy holders vote my shares?

A:        If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made regarding the voting of your shares, your shares of common stock will be voted “FOR” the approval of the merger agreement and adjournment proposals.

Q:	What happens if I sell my shares before the special meeting?

A:        If you held your shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for the shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:	Can I change my vote after I have mailed my proxy card?

A:        Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date, by subsequently submitting a proxy through the Internet or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the merger expected to be taxable to me?

A:        Yes. The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the per share merger consideration and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “The Merger—Material United States Federal Income Tax Consequences” for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my common stock certificates now?

A:        No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have if I oppose the merger?

A:        If you are a stockholder of record, you can vote against the merger agreement proposal by indicating a vote against the proposal on the enclosed proxy card or by submitting a proxy via telephone or the Internet or by voting against it in person at the special meeting. If you hold your shares in “street name,” you can vote against the merger in accordance with the voting instructions provided to you by the record holder of your shares. Subject to compliance with requirements of Maryland law, you may also dissent from the approval of the merger agreement proposal and have the fair value of your shares of common stock determined by a court. Please see “Dissenters’ Rights of Appraisal.” A copy of the relevant sections of the Maryland General Corporation Law, or MGCL, is included as Annex C to this proxy statement.

Q:	What will happen to shares of common stock that I currently own after completion of the merger?

A:        Following the completion of the merger, your shares will be canceled and will represent only the right to receive your portion of the merger consideration. Trading in shares of our common stock on the OTC Bulletin Board will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports with the SEC.

Q:	Have any stockholders already agreed to approve the merger?

A:        No. There are no agreements between Ariston, Merger Sub or any of their affiliates, including Spire Capital Partners, L.P., and any of our common stockholders in which a stockholder has agreed to vote in favor of approval of the merger agreement proposal.

Q:	Where can I find more information about the company?

A:        We file certain information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-732-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.acecomm.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 62.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:        Our board of directors is soliciting your proxy on behalf of the company. We will bear the cost of soliciting proxies. In addition to solicitation by mail, without additional compensation for these services, proxies may be solicited by telephone and facsimile, on the Internet or in person by certain directors, officers, employees or agents of the company. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. We have engaged Mellon Investor Services LLC to assist in the solicitation of proxies for the special meeting. We estimate that we will pay them a fee of approximately $5,500, in addition to certain costs and reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	Who can help answer my other questions?

A:        If you have more questions about the special meeting or the merger, you should contact our proxy solicitor as follows:

Mellon Investor Services LLC

Proxy Solicitation and Corporate Actions

480 Washington Blvd. 29th Floor

Jersey City, NJ 07310

1-800-814-0304

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project” or “intend.” The forward-looking information is based on various factors and was derived using numerous assumptions. The forward-looking statements only reflect predictions and are not a guarantee of future performance.

We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects or the completion of the merger include, but are not limited to:

•	the anticipated consideration payable to company stockholders in the merger;

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval and the financing contingency;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the proposed merger on our customer relationships, operating results and business generally;

•	adverse conditions in the telecommunications industry that continue to affect competition and demand for our products;

•	our continuing dependence on a limited number of large customers;

•	our significant liquidity issues, which may require us to seek additional financing; and

•	the difficulty we may have in obtaining additional financing due to current market conditions and the terms of our recent private placement of senior debt.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGER

ACE*COMM Corporation

704 Quince Orchard Road

Gaithersburg, MD 20878

(301) 721-3000

ACE*COMM Corporation is a Maryland corporation and a global provider of advanced operations support systems (OSS) and mobile applications for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s mobile applications provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.

Ariston Global Holding LLC

15 Fisher’s Road

Suite 201

Pittsford, NY 14534

(585) 248-5080

Ariston Global Holding LLC is a Delaware limited liability company controlled by Ariston Global LLC, a portfolio company within the private equity firm Spire Capital Partners, L.P. that is focused on acquiring and operating companies in the communications-services sector that provide operational support systems, business support services and other outsourced services. Its current subsidiaries include 10e Solutions, which produces revenue and cost-side analytics from data; Interactive Enterprise, LLC, a provider of service provisioning and management solutions for broadband operators; The Strata Group, Inc., a provider of software applications for subscriber, web-based self-care to service providers and their customers; and TeleSciences, Inc., which provides software solutions to communications providers for mediation and revenue management. Spire Capital is an active and experienced private equity firm with an investment focus in small market companies within the business services, information services, media and communications sectors. Spire Capital currently has approximately $600 million in assets under management across two funds.

Ariston Global Merger Sub, Inc.

c/o Ariston Global Holding LLC

15 Fisher’s Road

Suite 201

Pittsford, NY 14534

(585) 248-5080

Ariston Global Merger Sub, Inc. is a Maryland corporation organized by Ariston for the purpose of engaging in the merger. Merger Sub has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Ariston. Upon completion of the merger, Merger Sub will merge with and into the company and will cease to exist, with the company continuing as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on September 15, 2008, at 10:00 a.m., Eastern Time. The special meeting will take place at the Wyndham Garden Hotel, 805 Russell Ave, Gaithersburg, MD 20879.

At the special meeting, holders of ACE*COMM common stock will be asked to:

1.

consider and vote upon a proposal, which we refer to as the merger agreement proposal, to adopt the Agreement and Plan of Merger, dated as of July 11, 2008, among Ariston Global Holding LLC, Ariston Global Merger Sub, Inc. and ACE*COMM Corporation, and thereby to approve the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into ACE*COMM;

2.

consider and vote upon a proposal, which we refer to as the adjournment proposal, to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger agreement proposal; and

3.	consider and take action upon any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Our stockholders must approve the merger agreement proposal for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

The board of directors has fixed the close of business on August 4, 2008, as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. As of the record date, there were 20,188,138 shares of our common stock outstanding and held by 134 holders of record.

The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters, such as a merger, without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Required Vote

Completion of the merger requires the approval of the merger agreement proposal by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote shares of our common stock that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger and the other transactions contemplated by the merger agreement. Accordingly, in order for your shares of common stock to be included in the vote, if you are a stockholder of record, you must have your shares of common stock voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or on the Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of common stock as described above as promptly as possible. If you own shares of our common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares of common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker who can give you directions on how to vote your shares of common stock.

As of the record date, our executive officers and directors owned an aggregate of approximately 2,208,660 shares of our common stock, including restricted shares, entitling them to exercise approximately 10.9% of the voting power of our common stock entitled to vote at the special meeting.

Proxies and Revocation

If you submit a proxy, your shares of common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of common stock will be voted “FOR” the approval of the merger agreement proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at 704 Quince Orchard Road, Gaithersburg, MD 20878;

•

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or on the Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of our common stock in “street name,” you may revoke or change a previously granted proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of our common stock.

We do not expect that any matter other than the approval of the merger agreement proposal, and, if necessary, the adjournment proposal will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees, that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and, upon request, we will reimburse those holders for their reasonable expenses in performing those services. We have retained Mellon Investor Services to assist us in the solicitation of proxies and will pay fees of approximately $5,500 plus reimbursement of certain costs and reasonable out-of-pocket expenses incurred in connection with the solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger agreement proposal at the special meeting of stockholders. Any adjournments or postponements may be made without notice, other than by an announcement at the special meeting, by approval of the holders of a majority in voting power of shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

General Description of the Merger

Under the terms of the merger agreement, Ariston Global Holding LLC, an affiliate of Spire Capital Partners, L.P., will acquire the company and its subsidiaries through its ownership of Merger Sub and the merger of Merger Sub with and into the company. Under the merger agreement, ACE*COMM will continue as the surviving corporation. In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the parties to the merger agreement or their subsidiaries, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be converted into the right to receive approximately $0.54 in cash, without interest and less any applicable withholding taxes, which we refer to as the per share merger consideration. The actual per share merger consideration that stockholders receive in connection with the merger will be rounded to the nearest tenth of a cent. The per share merger consideration will be determined in the manner summarized below under “Merger Consideration.”

The merger of ACE*COMM and Merger Sub will become effective under all applicable laws upon the filing of articles of merger with the State Department of Assessments and Taxation of Maryland, or such later time that the parties to the merger agreement may specify in these documents. We sometimes use the term “effective time” in this proxy statement to describe the time that the merger will become effective under all applicable laws. If the merger agreement proposal is approved at the special meeting on September 15, 2008, we expect to complete the merger on or about September 18, 2008.

The Merger Consideration

The per share merger consideration payable to stockholders will be approximately $0.54, rounded to the nearest tenth of a cent. Under the merger agreement, Ariston would acquire the company for a purchase price of $19.5 million minus the adjustments listed below as of the effective time of the merger. The per share merger consideration is obtained by dividing the resulting amount by the number of shares of company common stock outstanding at the effective time, other than shares held by the company, its subsidiaries, Ariston, Merger Sub or any other affiliates of Ariston, which will be canceled.

The deductions that will be made to the purchase price include:

•

the amounts payable to discharge the outstanding indebtedness of the company as of June 30, 2008, excluding capital lease obligations equal to or less than $25,000, which consists of the cost to redeem $4.2 million principal amount of senior secured convertible notes plus a prepayment premium;

•

the aggregate amount that would be payable to holders of company warrants that remain unexercised at the effective time of the merger. In accordance with the terms of their warrant certificates, holders of unexercised warrants to purchase shares of company common stock will be entitled to request within 90 days following completion of the merger that the surviving company purchase their warrants for a purchase price equal to the Black-Scholes value of the unexercised portion of their warrants (Black-Scholes is a formula often used for determining the value of warrants. The Black-Scholes valuation calculation uses certain assumptions to estimate the value of the warrants, including estimates of the price volatility of the underlying common stock; the risk-free interest rate, based on the discount rate on U.S. Government Treasury Bills; and the expected life of the warrant.);

•

amounts that will be payable to executive officers pursuant to their employment agreements as a result of their expected termination by the surviving company, as summarized under “Interests of Our Directors and Executive Officers in the Merger—Employment Agreements”; and

•	transaction expenses, including amounts paid or payable to our financial advisor, accountants and legal counsel for services rendered in connection with the merger transaction.

In addition to paying the merger consideration to each holder of our common stock, at the closing of the merger, Ariston will assume, pay or cause to be paid these deducted amounts. For purposes of this proxy statement, we have calculated an estimated per share merger consideration based on an estimate of the adjustments described above.

Calculation of Estimated Merger Consideration

The following table outlines the determination of our current estimate of the per share merger consideration that would be paid to stockholders. As described below, we currently estimate that the aggregate merger consideration available for our stockholders will be approximately $10,700,000.

Purchase Price	$ 19,500,000

Less:
Amounts Payable to Discharge Debt	5,250,000
Payments to Warrant Holders	780,601
Company Transaction Expenses	1,047,602
Aggregate Company Executive Officer Severance Payments	1,683,447
Approximate Aggregate Merger Consideration Available for Stockholders	$ 10,700,000

Estimated Shares Outstanding at September 18, 2008(1)	19,680,000

Approximate Per Share Merger Consideration	$ 0.54

__________________

(1) The approximate total number of shares outstanding was determined based on the number of shares outstanding as of July 11, 2008, plus the number of shares of common stock that will be issued in payment of accrued interest on company debt through September 18, 2008. This amount does not include Ariston’s investment shares, which will be cancelled and retired without any payment of the merger consideration with respect to the shares, as provided in the merger agreement.

We have warranted in the merger agreement that the actual aggregate amount of the deductions from the purchase price noted above will not exceed by more than $100,000 the estimated aggregate amount of such deductions calculated prior to the mailing of the proxy statement. This amount represents a change of less then 1% of the aggregate merger consideration. The accuracy of this warranty as of the effective time is a condition to the completion of the transactions contemplated by the merger agreement. Consequently, following the mailing of the proxy statement, we do not expect the estimated per share merger consideration included in the proxy statement that is mailed to our stockholders to change. If the estimated per share merger consideration amount does change between the mailing of this proxy statement and the special meeting, we will mail to you a supplement to this proxy statement with revised information regarding the per share merger consideration amount.

Background of the Merger

On April 17, 2007, Per Jacobsen, Business Unit Manager of Advanced Operations Support Systems, or OSS, met with Greg Fegley, then-Chief Executive Officer of TeleSciences, Inc. to discuss potential strategic arrangements between the two companies. Since any discussion would ultimately require the input and approval of TeleSciences’ parent company, Ariston Global LLC, Mr. Fegley offered to make an introduction, which Mr. Jacobsen declined at that time.

On or about July 5, 2007, Mr. Jacobsen received an e-mail from Mr. Fegley, explaining that TeleSciences had a new Chief Executive Officer, Mark Trudeau, and asked if Mr. Jacobsen would like to set up a meeting. Understanding that Mr. Trudeau had only been CEO since June of 2007, Mr. Jacobsen declined the invitation but indicated that he would reach out to Ariston.

Subsequently, on or about August 27, 2007, Mr. Jacobsen contacted Steve Dubnik, co-Chief Executive Officer of Ariston Global LLC. The two executives had initial calls in the early part of September and agreed to an in-person meeting to take place later in September or October. The subject of the proposed meeting was partnership discussions and potential opportunities to acquire TeleSciences’ collections business.

On September 19, 2007, the company entered into a non-disclosure agreement with Ariston in which each party agreed to maintain the confidentiality of non-public information it received from the other party in connection with its evaluation of a potential transaction.

Mr. Dubnik and Mr. Jacobsen met in New Jersey on or about October 10, 2007, with Kevin Dickens, co-Chief Executive Officer of Ariston, Steven R. Delmar, Chief Financial Officer of the company, and Mr. Trudeau. During the meeting, the parties discussed the general outlook for TeleSciences, ACE*COMM and Ariston.

Towards the end of October, Mr. Dubnik informed the company that Ariston would be interested in investigating an option for purchasing the company’s AOSS and Billing business units. In November, the company agreed to work with Ariston on investigating a possible transaction, and the parties agreed to a process for conducting due diligence.

From November 2007 through January 2008, the company provided Ariston with access to non-public information regarding the company’s business, and Ariston initiated its financial and business due diligence review of the company.

During a conference call on or about January 9, 2008, Ariston introduced Spire Capital Partners, L.P.

On January 15, 2008, Ariston made a preliminary proposal regarding the purchase of the company’s AOSS and Billing business units. The company evaluated the proposal and determined that a partial sale of the company was not in its best interest and subsequently declined the offer on January 24, 2008.

On or about February 9, 2008, Mr. Jacobsen received a request to meet with Mr. Dickens, and the two subsequently met in Barcelona, Spain, on or about February 13, 2008. Mr. Jacobsen and Mr. Dickens discussed the reasons for ACE*COMM’s unwillingness to accept Ariston’s proposal, and Mr. Dickens expressed potential interest in Ariston acquiring ACE*COMM in its entirety.

Mr. Jacobsen arranged a meeting between Mr. Greenwell and Ariston in New York City for February 28, 2008. During that meeting, Mr. Greenwell reiterated that a partial sale of the AOSS and Billing business units was not in the best interest of ACE*COMM. Ariston again expressed an interest in acquiring ACE*COMM in its entirety.

Representatives from Ariston visited the ACE*COMM offices in Gaithersburg, Maryland, on or about March 13, 2008. They received an in-depth overview of the entire business and its products. After the overview, Ariston reaffirmed an interest in acquiring ACE*COMM.

Mr. Greenwell and Mr. Delmar had a follow-up call with Ariston on or about March 25, 2008. During this call, Ariston verbally proposed the possibility of acquiring ACE*COMM for a purchase price in the range of $15 million to $17 million dollars. Messrs. Greenwell and Delmar responded that the figure was too low and that the company would not be interested at that price range. Mr. Greenwell updated the company’s Executive Chairman George T. Jimenez and Lead Director Paul G. Casner, Jr. about Ariston’s potential interest in ACE*COMM. It was determined that a Board meeting would be convened to review the offer if a formal indication of interest was received.

During the CTIA WIRELESS convention, which took place in Las Vegas, Nevada, from April 1 through April 3, 2008, Mr. Dubnik and Mr. Greenwell met for dinner. During this meeting, Mr. Dubnik reaffirmed the interest by Ariston and suggested a price range higher than previously mentioned.

Subsequently, on or about April 8, 2008, Mr. Greenwell and Mr. Delmar spoke by phone with representatives of Ariston, and Ariston offered to acquire the company for a purchase price in a range between $19.5 and $20.85 million dollars. The Company received a formal indication of interest on or about April 14, 2008, reflecting this proposed purchase price range.

On or about April 15, 2008, Mr. Greenwell and Mr. Delmar conducted a conference call with Messers. Jimenez and Casner to review the Ariston proposal. They decided to convene a board meeting on April 17, 2008, to formally consider the proposal.

The Board of Directors met on April 17, 2008, during which Mr. Greenwell discussed the details surrounding Ariston’s interest in purchasing the entire company. Mr. Greenwell indicated that discussions were in preliminary stages and that each party would need to perform substantial due diligence before the process could proceed. Additionally, the company’s outside counsel, Hogan & Hartson LLP, reviewed the Board’s responsibilities in considering the indication of interest, focusing on the legal issues and risks, fiduciary and statutory duty matters, and the due diligence and negotiation process. The Board also discussed the possibility of hiring investment bankers to provide advice on a possible transaction and to assist in maximizing the value received from such a transaction. It was noted that engaging an investment banker would allow management to remain focused on the company’s business opportunities and performance.

Also during the April 17th meeting, the Board of Directors formed a special committee to consider, assess and evaluate the offer by Ariston. The board selected Mr. Casner as the head of the special committee and selected Messrs. Gino Picasso and George Jimenez as members. The special committee was established with several objectives in mind, including but not limited to:

•	reviewing, evaluating and negotiating the price, structure, form, terms and conditions of any proposed transaction and definitive agreements;

•	determining whether any such transaction is fair to and in the best interests of the company and its stockholders;

•	interviewing and hiring an investment banker or financial advisor to assist the company through the acquisition process; and

•	recommending to the entire board of directors what action, if any, should be taken with respect to any such transaction.

During the period of April 15 to May 5, 2008, members of the special committee solicited investment banking bids from five companies. These companies were Rutberg, America's Growth Capital (“AGC”), Houlihan Lokey Howard & Zukin (“Houlihan”), BB&T and MDB Capital.

During the weeks of April 14 and April 21, 2008, the special committee met with AGC, Houlihan, Rutberg and BB&T to review their presentations on capabilities and pricing.

The special committee met on April 21, 2008, to review discussions with investment banking firms prior to the formation of the special committee. The special committee discussed the services an investment banking firm might provide and the costs associated with those services. The special committee also reviewed the proposed terms of the indication of interest and whether those terms could be improved. They discussed the responsibilities of the Board, the possibility that other companies would have an interest in acquiring the company, the impact that an investment banking firm or an investment advisor might have on the evaluation process, as well as the disclosure requirements relating to the indication of interest and what affect an announcement might have on the company’s customers and staff.

On April 23, 2008, Ariston submitted a non-binding indication of interest regarding the acquisition of 100% of the outstanding shares of the company for between $19.5 million and $20.85 million in cash, adjusted by the amount of outstanding indebtedness of the company and the working-capital balance of the company. Martin Hale, a board observer for Hale Fund Management, provided his evaluation of the three investment banking candidates he had interviewed.

During the Board of Directors meeting on April 30, 2008, Mr. Greenwell provided an update on Ariston’s indication of interest and the activities of the special committee, including any discussions with investment banking firms. The Board further discussed various aspects of the potential acquisition, including ways an investment banking firm would help position the company in a transaction, the acquisition price, issues relating to exclusivity, and the process of gaining shareholder approval. The Board also discussed the retention of key personnel and whether employment agreements should be entered into, with respect to which the Compensation Committee would submit a formal plan to the Board at a later date.

During a Board of Directors meeting on May 2, 2008, the special committee provided their evaluation of the investment banking firms. The Board requested that Mr. Hale continue discussions with BB&T and Rutberg and then provide his evaluation to the special committee. The Board granted the special committee the authority to negotiate a contract with the investment banking firm of their choice, subsequent to receiving and considering the evaluation from Mr. Hale. Subsequently, based on each investment bank’s written responses and interviews, input provided by Mr. Hale and evaluations by the special committee based on cost, experience and familiarity with the industry, the special committee selected Rutberg & Company as the best qualified company to assist ACE*COMM.

On May 6, 2008, the company and Ariston amended the indication of interest to include a mutual employee non-solicitation provision.

On May 9, 2008, the special committee met to prepare for Ariston’s due diligence review. The special committee agreed to what information would and would not be shared during the initial due diligence phase. Additionally, the Board of Directors met to discuss the status of the acquisition discussions with Ariston, as well as the progress in retaining an investment banking firm. It was reported that the special committee engaged Rutberg to represent the company in negotiations with Ariston or any other potential acquirers.

During the period from May 13 to May 15, 2008, representatives from Ariston met in-person with company management and key personnel to review various aspects of the company’s sales, marketing and operations activities, including detailed revenue and expense projections.

On May 13, 2008, Ariston informed the company that it would need a financing contingency in the merger agreement. After considering the matter for several days, the company agreed to include this requirement in the transaction, subject to the company having a “go-shop” provision that would permit it to actively solicit alternative acquisition proposals prior to Ariston obtaining a nonbinding financing commitment and that would provide for a “reverse break-up fee” in the event that Ariston was unable to secure financing.

On May 14, 2008, the special committee met with representatives from Ariston and Spire Capital. During this meeting, the special committee discussed and recommended a swift due diligence process so that management could remain focused on the company’s business opportunities and performance.

On May 16, 2008, in view of the requested financing contingency, the company and Ariston mutually agreed to terminate the exclusivity provisions of the indication of interest. That same day, the company and the special committee received an initial draft of the merger agreement, which the special committee reviewed with Rutberg and ACE*COMM’s outside counsel, Hogan & Hartson LLP.

On May 26 and May 27, 2008, Rutberg discussed with Ariston the substance of the financing contingency and the company’s request for a go-shop period and a reverse breakup fee.

On May 27, 2008, Rutberg began formally contacting other parties to gauge their interest in a transaction with the company. Rutberg solicited a total of 28 potential strategic partners.

Ariston and the company participated in a conference telephone call on June 2, 2008 to discuss the manner in which working capital would be calculated for purposes of determining the adjustment to the purchase price. In addition, the company delivered the balance of the remaining documentation requested by Ariston in connection with its diligence review, including fiscal year 2009 financial projections.

On June 5, 2008, the special committee met with Rutberg and ACE*COMM’s management to discuss the due diligence progress and decided to convene a full board meeting to discuss whether to proceed further with the contemplated transaction.

On June 6, 2008 the board met in a regular meeting to discuss the details of the merger agreement and the financing contingency requested by Ariston. The Board had an extensive discussion on the impact of announcing an acquisition with a financing contingency and the effect such contingency might have on the deal itself, the shareholders and the market price of the company’s common stock. Rutberg also provided a brief overview of other acquisition opportunities that Rutberg was pursuing on the company’s behalf.

On June 9, 2008, representatives of Rutberg and Ariston discussed key revised terms of the proposed merger agreement. Ariston continued its diligence review of the company during the following week.

In a meeting of the board of directors on June 12, 2008, Mr. Greenwell discussed the progress on the acquisition including the price negotiations and Ariston’s request that a condition to closing be included which required the company to meet its revenue targets. Mr. Irfan Iqbal from Rutberg updated the Board on other potential acquirers. The Board further discussed the financing contingency, the break-up fee that would be paid if the financing could not be obtained and the impact on the company’s business if the acquisition was announced and then later did not close because of a financing issue. On June 13, 2008, Rutberg informed Ariston that the company was not interested in an acquisition proposal that included as a contingency that the company meet its revenue targets.

The special committee and representatives of ACE*COMM, Rutberg and Ariston, including Ariston’s board of managers, met on June 20, 2008, to discuss key terms of the acquisition proposal and the status of Ariston’s pursuit of financing for the transaction.

On June 26, 2008, the special committee met with its advisors to discuss the merger agreement and related issues. The meeting was attended by members of senior management, representatives of Rutberg and the company’s legal counsel, Hogan & Hartson. At the meeting, company management provided an overview of recent developments in the merger negotiations and Hogan & Hartson discussed the principal open issues in the merger agreement. The committee made a formal decision to elect to proceed with Ariston’s proposal to make a $400,000 equity investment in the company as part consideration for the financing contingency to be included in the merger agreement. Finally, Rutberg updated the committee on the status of the ongoing market check.

On June 28, 2008, the board of directors and special committee met in a special joint meeting. The meeting was attended by members of the company’s senior management, representatives of Rutberg and Hogan & Hartson. At the meeting, members of senior management and the representatives of the company's financial advisor and legal counsel reviewed with the board and the special committee the financial and legal aspects of the transaction, updated the board and special committee regarding status of the merger agreement, open issues and the related transaction documents. In addition, the board and special committee discussed the need to obtain a waiver of certain rights from the company’s noteholders and warrant holders. Rutberg delivered an update regarding the status of potential alternative buyers and an overview of the analysis it was conducting in preparation of its fairness opinion.

On July 1, 2008, the board of directors met in a special meeting that was also attended by company management and representatives of Rutberg and Hogan & Hartson. The current status of the merger agreement was discussed, including key issues such as limiting Ariston’s ability to terminate the merger agreement and walk away from the transaction without penalty. The Ariston financing contingency was again discussed, including the manner in which Ariston would seek the additional financing and the collateral it would use. Rutberg updated the board on the status of the ongoing market check.

The board of directors again met in a special meeting on July 3, 2008, to discuss the status of the negotiations, including the financing contingency and the termination fee or other compensation that could be sought in the event the contingency was not satisfied. The parties also discussed when Ariston would make the proposed $400,000 investment in the company and the various estimated deductions from the proposed purchase price.

On July 7, 2008, the board of directors and special committee met in a joint special meeting. Company management and the company’s financial and legal advisors attended the meeting. A revised draft of the merger agreement was reviewed and the company’s legal counsel provided an update on the status of the agreement and the remaining issues, primarily the outstanding need to obtain a waiver of certain rights from the holders of the company’s notes and related warrants and a consent to the transaction, as required by the terms of the agreement governing the issuance of the notes. The board again discussed the consequences under the merger agreement if the company received a superior alternative proposal once the merger agreement was signed, the financing contingency and Ariston’s financial status.

Rutberg delivered its opinion presentation, subsequently confirmed by delivery of a written opinion dated July 7, 2008, that, as of the date of the opinion, and based upon and subject to the assumptions made, the matters considered and the limits of the review undertaken by Rutberg, the merger consideration was fair from a financial point of view to the stockholders of the company. In view of the possibility that additional deductions would apply to the per share merger consideration, Rutberg’s opinion states that an estimated aggregate merger consideration of $10,600,000, which would result in per share merger consideration of $0.54 per share, is fair from a financial point of view to our stockholders.

After discussion and consideration, the special committee recommended approval of the transaction to the board of directors, and the board of directors unanimously determined that the merger agreement and transactions contemplated by the merger agreement are in the best interests of the stockholders of the company and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended submission to the stockholders for approval. The board of directors also approved the other agreements relating to the transaction including the subscription agreement relating to Ariston’s investment in the company and the waiver and consent by the company’s note holders.

On July 9, 2008, the board of directors met in a special meeting also attended by company management and the company’s financial and legal advisors to discuss the remaining open issues with respect to the transaction, including the anti-dilution protection that the company note holders would have in the event the transaction was not completed. The board also considered certain minor adjustments to the estimated purchase price and approved the transaction price as revised.

On July 11, 2008, the merger agreement was executed and delivered by Ariston, Merger Sub and the company, and the related transaction documents were also executed and delivered. The company issued a press release announcing the execution of the merger agreement and the proposed merger on July 14, 2008 and subsequently filed a Form 8-K with the SEC concerning the announcement and the transaction.

Reasons for the Merger

After careful consideration, the company’s board of directors, acting upon the recommendation of the special committee, unanimously approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the company and its stockholders.

In reaching its conclusion that the merger agreement and the proposed merger are fair to, and in the best interests of, the company's stockholders, the board of directors consulted with the company’s financial and legal advisors and considered a number of factors that it believed supported is decision, including the following:

•

the value of the consideration provided for in the merger agreement compared to the current market price and historical trading price of ACE*COMM common stock over the past year as well as the fact that stockholders will receive the consideration in cash, which provides a certainty of value to the stockholders. The estimated per share value of the consideration would represent a premium of approximately 54% over the closing price of the company’s common stock on July 7, 2008;

•

the opinion of Rutberg delivered on July 7, 2008, to the special committee and to the board of directors that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limits of the review set forth therein, an estimated aggregate merger consideration of $10,600,000, or $0.54 per share, was fair, from a financial point of view, to the holders of ACE*COMM common stock;

•

the belief that the merger is more favorable to the company’s stockholders than any other alternative reasonably available to the company and the stockholders, including the alternative of remaining a stand-alone, independent company as well as the risks and uncertainty associated with these alternatives;

•

the current financial condition of the company, including its recent history of shortfalls in revenue, which have resulted in large losses over the 2007 and 2008 fiscal years and contributed to liquidity problems for the company;

•	the related decline in the company’s stock price over the last two years, and the resulting delisting of the company’s stock from the Nasdaq Capital Market in October 2007;
•

the company’s potential inability to comply with the requirements with respect to its senior secured convertible notes, including its ability to pay interest on the notes or comply with the restrictive financial covenants;

•

the difficulty the company may have in raising needed future financing as a result of the terms of the company's existing senior debt, the company’s financial condition and low stock price, and current and predicted market conditions that may make raising financing by the company or other companies both difficult and expensive;

•	the belief that the company would be more effective as a part of a larger organization with greater resources;
•

that the merger agreement permitted the company to solicit other possible buyers for the company until the date on which Ariston was able to secure a financing commitment sufficient with cash on hand to pay the purchase price for the company, and the fact that the company could consider unsolicited offers after that date under certain circumstances;

•

that the company had, through Rutberg, its financial advisor, already actively solicited alternative proposals prior to signing the merger agreement, which had not resulted in any offers, and the intention of the company to continue to solicit alternative acquisition proposals following signing of the merger agreement;

•

that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation and/or terminate the merger agreement prior to adoption of the merger agreement by our stockholders in order to approve an alternative transaction proposed by a third party that is a superior proposal;
•	the amount of the termination fee, which the special committee believed should not unduly discourage other potential buyers; and
•

the availability of appraisal rights to holders of company common stock who comply with all of the required procedures under Maryland law, which allows such holders to seek appraisal of the fair value of their shares as determined in Maryland courts.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of the company’s stockholders. The board of directors considered a number of factors relating to these procedural safeguards, including those discussed below, which it believed supported its decision and provided assurance of the fairness of the merger to the stockholders of the company:

•	the fact that the board of directors established a special committee of independent directors to consider and negotiate the merger agreement;
•

the fact that the special committee and board of directors retained and received advice and assistance from independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•

the fact that the company is permitted under certain circumstances to solicit and respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the merger agreement in order to complete a superior transaction; and

•

the fact that, other than (i) the acceleration of the vesting of options or restricted stock awards held by directors (in connection with the acceleration of vesting of options and restricted stock awards held by all directors, officers and employees of the company), (ii) the indemnification of, and provision of directors’ and officers’ liability insurance for, each director for three years from and after the effective date of the merger, and (iii) severance payments expected to be paid to Messrs. Greenwell and Jimenez pursuant to their employment agreements, the directors will not receive any consideration in connection with the merger that is different from that received by any other shareholder of the company.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things:

•

that the obligation of Ariston to complete the merger is conditioned upon financing being made available to Ariston, as discussed in “The Merger — Merger Financing,” and Ariston may not secure financing for a variety of reasons, including reasons beyond the control of the company or Ariston;

•

the possibility that the termination fee and expenses payable to the company in certain instances, including breaches of the merger agreement’s terms, by Ariston may not be sufficient to compensate the company for the time and expense of negotiating the merger agreement and any damages incidental to any breach by Ariston;

•	the possibility of a drop in the market price of the company’s stock and negative customer perceptions if the merger did not close due to Ariston’s failure to obtain financing; and

•

the fact that the company's stockholders will lose the opportunity to participate in any future earnings or growth of the company and will not benefit from any future appreciation in value of the company.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors, but rather the board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of management and legal, accounting and other advisors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the company and its stockholders. Our board of directors recommends that you vote “FOR” the merger agreement proposal.

Opinion of Our Financial Advisor

The company, following the recommendation of the special committee, engaged Rutberg & Company, LLC to assist the special committee and the board of directors in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the company’s stockholders pursuant to the merger is fair from a financial point of view. The special committee recommended Rutberg after soliciting bids from five investment banking firms. The special committee evaluated each firm based on experience and familiarity with the company’s industry before deciding on Rutberg.

The company retained Rutberg pursuant to a letter agreement dated May 8, 2008, which we refer to as the engagement letter. Pursuant to the terms of the engagement letter, we have agreed to pay Rutberg a “success” fee equal to $500,000 plus 2.50% of the aggregate value of the merger consideration in excess of $20.0 million (as determined pursuant to the letter agreement), all of which is payable upon consummation of the transactions contemplated by the merger agreement. We also agreed to pay a fee of $100,000 for Rutberg’s services in rendering the fairness opinion upon delivery of such opinion regardless of whether the opinion was favorable, which is deductible from the success fee if the merger is consummated. In addition, we have agreed to reimburse Rutberg for all direct out-of-pocket expenses reasonably incurred by Rutberg in connection with the engagement, whether or not the merger is completed, including such costs as communication, copying, accommodations, travel costs and the reasonable fees and disbursements of its attorneys.

Rutberg does not beneficially own any interest in the company, Ariston or any of Ariston’s affiliates and has not provided any of these companies with any services other than the services provided to the company with respect to the merger described in this proxy statement.

At the meeting of the board of directors on July 7, 2008, Rutberg rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the estimated consideration to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to our stockholders.

The full text of Rutberg’s written opinion, dated July 7, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Rutberg provided its opinion for the information and assistance of the special committee and the board of directors, and the opinion addresses only the fairness from a financial point of view of the consideration to be received by the stockholders of the company pursuant to the merger agreement. Rutberg’s opinion, and the other views and analysis of Rutberg referenced throughout this proxy statement, do not constitute a recommendation as to how any stockholder should vote with respect to the merger.

In connection with rendering its opinion, Rutberg, among other things:

•	reviewed drafts of the merger agreement;
•	participated in discussions and negotiations among representatives of the company, Ariston and their legal advisors;
•	reviewed certain publicly available financial statements and other business and financial information of the company;
•	reviewed certain projections prepared by management;
•	met with certain members of company senior management to discuss the company’s business, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices, trading multiples and trading volumes of the shares of company common stock;
•	to the extent publicly available, reviewed the financial terms of comparable acquisition transactions;
•	performed discounted cash flow analyses based on the company projections; and
•	conducted such other studies, analyses, inquiries and investigations as Rutberg deemed appropriate.

In arriving at its opinion, Rutberg relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the company or obtained by it from public sources, including, without limitation, the company projections referred to above. With respect to the company projections, Rutberg assumed such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future performance of the company. In addition, Rutberg assumed that the merger would be completed in accordance with the terms set forth in the merger agreement, with no waiver, delay or amendment. Rutberg is not a legal, accounting or tax expert and has not assumed the accuracy and veracity of the assessments by such advisors to the company with respect to such issues. The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Rutberg as of July 7, 2008.

The following is a brief summary of the material financial analyses performed by Rutberg and presented to the company’s board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Rutberg, and the order of analyses described does not represent the relative importance or weight given to the analyses.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Rutberg’s financial analyses.

Comparable Company Analysis

Rutberg reviewed and compared certain financial and operating information of ACE*COMM with the corresponding information for selected publicly traded companies that Rutberg deemed comparable to the company. Rutberg chose the companies used in this analysis based on similarities in their business, market and financial profile. For purposes of this analysis, Rutberg selected the following companies:

•	Evolving Systems, Inc.
•	Formula Telecom Solutions Limited
•	Performance Technologies, Inc.
•	Redknee Solutions, Inc.
•	Tollgrade Communications, Inc.
•	TTI Team Telecom International, Ltd.
•	Unique Broadband Systems, Inc.
•	Veramark Technologies, Inc.

Rutberg calculated and compared various financial multiples based on historical and estimates from Thomson Reuters PLC, CapitalIQ, the company’s financial projections, selected Wall Street research reports and the latest SEC filings. The multiples and ratios derived by Rutberg were calculated using the closing price of the shares of the company’s commons stock on July 7, 2008, and $0.54 in cash per share of Company common stock to be paid pursuant to the merger agreement. With respect to the company and the selected companies, Rutberg calculated enterprise value to last twelve months (LTM) and estimated calendar year (CY) 2008 and 2009 revenue. The results of the analysis are summarized as follows:

Enterprise Value/Revenue Multiples
	LTM	CY 2008	CY 2009
ACE*COMM (July 7, 2008; Management Case)	0.6x	0.5x	0.3x
Transaction (Management Case)	1.2x	1.0x	0.7x
Mean	0.7x	0.6x	0.8x
Median	0.6x	0.7x	0.8x

Comparable Transaction Analysis

Rutberg analyzed certain information relating to the following selected transactions in the enterprise and operational support software sector as a means of comparison for the present transaction (Acquiror/Target – Announcement Date):

•	Aricent, Inc./Datalinx Corp. – September 13, 2007
•	Oracle Corp./MetaSolv, Inc. – October 23, 2006
•	Comverse Technology, Inc./Netonomy, Inc. – August 23, 2006
•	Oracle Corp./Portal Software, Inc. – April 11, 2006
•	CPS Group Investments Pty Ltd./Powerlan Ltd. (Minority Stake) – October 24, 2005
•	Amdocs Ltd./DST Innovis, Inc. – July 1, 2005

While none of the companies that participated in the selected transactions are directly comparable to ACE*COMM, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of ACE*COMM results, market size and product profile.

For each of the selected transactions, Rutberg calculated and compared:

•

Total transaction value as a multiple of the target Company’s revenues for the last twelve months based on their current year estimates and historical values per publicly available information, CapitalIQ and Wall Street Research.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
	Mean	Median
Transaction Value as a Multiple of LTM Revenue	1.5x	1.4x	1.2x

Control Premium Analysis

Rutberg reviewed public software mergers and acquisition transactions taking place since December 1, 2005, with transaction values of less than $100 million. Rutberg calculated the premium per target share paid by the acquiror relative to the closing share price of the target one day and 30 days prior to the announcement of the transaction. Rutberg’s analysis was based upon the following transactions (Acquiror/Target – Announcement Date):

•	EMC Corp./Document Sciences Corp. – December 26, 2007
•	Fluke Electronics Corp./Visual Networks, Inc. – December 1, 2005
•	Made2Manage Systems, Inc./Onyx Software Corp. – June 5, 2006
•	NEOWIZ Games Corp./Gameon Co. Ltd. – November 8, 2007
•	Thoma Cressey Bravo Equity Partners/Manatron, Inc. – November 14, 2007
•	Nokia Corp./Loudeye Corp. – August 7, 2006
•	Kopex S.A./ Hansen Sicherheitstechnik AG – May 10, 2007
•	iPass, Inc./GoRemote Internet Communications, Inc. – December 9, 2005
•	Progress Software Corp./NEON Systems, Inc. – December 19, 2005
•	Tamura Corp./Koha Co. Ltd. – March 25, 2008
•	Holtzbrinck Networks/Abacho AG – July 10, 2007
•	Saba Software, Inc./Centra Software, Inc. – October 5, 2005
•	Singapore Aerospace Manufacturing Pte Ltd./LKT Industrial Bhd – January 3, 2008
•	SK Chemicals Co./ISU UBCare Co. Ltd. – March 14, 2008
•	Isra Vision AG/Parsytec AG – July 23, 2007
•	Chow Tai Fook Nominee Ltd./New Times Group Holdings Ltd. – January 31, 2008
•	China Water Industry Group Ltd./iMerchants Ltd. – December 1, 2007
•	The becom Group Holding B.V./Arxes Network Communication Consulting AG – November 30, 2007
•	Ahmad Zaki Resources Bhd/Eastern Pacific Industrial Corp. Bhd – July 18, 2007
•	MBO Partenaires/Serma Technologies – June 8, 2007

The following table presents the results of this analysis:

% Premium	1-Day Prior	30-Day Prior
Mean	31.6%	38.1%
Median	22.8%	29.9%
ACE*COMM Transaction	54.2%	31.6%

Based on the foregoing, Rutberg noted that the 54% premium obtained by comparing an estimated $0.54 per share as the amount to be paid to company stockholders in the merger, relative to the last closing price of the company’s common stock prior to the closing price as of July 7, 2008 was significantly higher when compared to the average transaction of the data that was analyzed.

Discounted Cash Flow Analysis

Rutberg performed a discounted cash flow analysis of the company to calculate the estimated present value of the free cash flows that the company could generate through the 2013 fiscal year. Estimated financial data for the company were based on management projections. The weighted average cost of capital (WACC) used for the analysis was 28.7% based on an estimated cost of borrowing of 11.3%, a tax rate of 35.0%, a risk-free rate of return of 3.6%, a beta of 2.1, a market-risk premium of 17.4% and a debt to equity ratio of 35.9%. The terminal value was based upon an assumed long-term growth rate of 3.0% applied to calendar year 2013 estimated projections. Rutberg analyzed a sensitivity analysis with a range of WACC and terminal growth rates applied. Based upon Rutberg’s analysis, the theoretical consideration per share to be received by the stockholder would be $0.26 - $0.60.

In connection with the review of the merger by the special committee and the board of directors, Rutberg performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the opinion. Rutberg based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. In arriving at its opinion, Rutberg considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Rutberg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. The analyses performed by Rutberg, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable company analysis described above are identical to ACE*COMM, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of ACE*COMM and the public trading values of the companies and precedent transactions to which it was compared.

The merger consideration was determined through negotiations between the company and Ariston and was approved by the board of directors of the company. Rutberg’s opinion was just one of the many factors taken into consideration by the board of directors. Consequently, Rutberg’s analysis should not be viewed as determinative of the decision of the board of directors with respect to the fairness of the consideration to be received by holders of company common stock.

Interests of Our Directors and Executive Officers in the Merger

Our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other ACE*COMM stockholders generally, which you should consider when evaluating the merger agreement proposal.

Employment Agreements

The completion of the merger will constitute a “change in control” under the employment agreements that we have entered into with James W. Greenwell, our Chief Executive Officer and President, George T. Jimenez, our Executive Chairman of the Board, and Steven R. Delmar, our Senior Vice President and Chief Financial Officer. As a result, Messrs. Jimenez, Greenwell and Delmar would be entitled to receive the following benefits in the event of a “change in control,” as defined below, coupled with their voluntary termination of their employment for “good reason,” as defined below:

Compensation Component	Termination for “Good Reason” w/ “Change in Control”
Salary	A lump sum payment equal to 200% (150% in the case of Mr. Jimenez) of the executive’s annual base salary then in effect.
Incentive Compensation	With respect to Messrs. Greenwell and Delmar, a lump sum payment equal to the amount of the current year’s target bonus that could have been paid to the executive.
Health and Welfare Benefits	Medical and dental insurance provided for the balance of the term of employment agreement, or the monetary value of the insurance premiums.
Perquisites	With respect to Messrs. Greenwell and Delmar, payment of a lump sum pro-rata portion of any automobile allowance for the balance of the term of the employment agreement, and out-placement services.

“Good reason” is defined in the executives’ employment agreements to mean (i) failure by the company (or its stockholders, as the case may be) to elect or reelect or to appoint or reappoint the executive to the office such executive held prior to the change in control, (ii) the occurrence, without the written consent of the executive, of an event constituting a material breach of this agreement by the company, or (iii) a change in control, as defined below, and any of the following events occurring within (1) year after such change in control: (a) the assignment to the executive of any material duties inconsistent with the executive’s then status as an executive officer of the company or a substantial adverse alteration in the nature of the executive’s responsibilities from those in effect immediately prior to the change in control; (b) a reduction by the company in the executive’s base salary as in effect immediately prior to the change in control; (c) a reduction in the aggregate percentage upon which the executive’s incentive compensation is determined unless equivalent reductions are made generally for other executives of the company; (d) the relocation of the executive’s principal place of employment, without his consent, to a location more than twenty (20) miles from the place of such employment immediately prior to the change in control; (e) the failure by the company to provide the executive with benefits substantially similar to those enjoyed by the executive under the benefit program immediately prior to the change in control, any action by the company which materially reduces the benefit program (other than general reductions that are applicable to other executives), or the failure by the company to provide the executive with paid time off as provided to executive immediately prior to the change in control; or (f) the failure of a successor to the company to expressly assume and agree to perform the employment agreement.

A “change in control” is defined in the executives’ employment agreements as an event in which: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities of the company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 20% or more of the combined voting power of the company’s then outstanding securities, (ii) a change in the composition of the board of directors of the company, resulting in less than a majority of the number of incumbent directors (including any new director whose appointment or election by the board was approved or recommended by a vote of at least two-thirds of the directors) constituting a majority of the number of directors then serving, (iii) there is consummated a merger or consolidation of the company (other than a merger or consolidation which results in the voting securities of the company before such transaction continuing to represent at least 60% of the combined voting power of the securities of the company or the surviving entity outstanding after such transaction, or a merger or consolidation implemented to effect a recapitalization of the company in which no person is or becomes beneficial owner of 20% or more of the combined voting power of the then outstanding securities), or (iv) the stockholders approve a plan of liquidation or dissolution or there is consummated an agreement to dispose of substantially all of the company’s assets to an entity, other than a sale or disposition to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the company in substantially the same proportions as their ownership of the company immediately prior to the sale.

The employment agreements summarized above subject our executives to standard non-competition and non-solicitation covenants for a one-year period following their termination.

Summary of Possible Payments and Benefits upon a Change in Control

The following table shows the potential payments and benefits that would have been provided to Messrs. Jimenez, Greenwell and Delmar if their employment with the company had been terminated voluntarily for good reason as of August 31, 2008, assuming such termination had occurred within one year following the merger. The data in the table assumes that the change in control occurred on August 31, 2008. The tables exclude payments relating to stock options, which are presented further below.

	Mr. Delmar	Mr. Jimenez	Mr. Greenwell
Termination for “Good Reason” w/ “Change in Control”
Salary	$420,000	$375,000	$500,000
Incentive Compensation	84,000	–	100,000
Health and Welfare Benefits	3,999	3,010	12,038
Perquisites	12,100	–	20,800

Ariston has advised us that they expect to terminate the employment of Messrs. Greenwell, Delmar and Jimenez as of the effective time of the merger, which would trigger the payment of the change of control severance payments and benefits summarized above.

Stock Options and Restricted Stock

As of the record date, there were approximately 1,289,088 shares of our common stock subject to stock options, of which approximately 478,711 were unvested, and approximately 241,500 shares of unvested restricted stock granted to our executive officers and directors under our equity award plans.

In connection with the merger, all unexercised outstanding company stock options and restricted stock, including those held by our directors and executive officers, will become exercisable but may only be exercised until the closing of the merger. Based on the exercise price of their options, certain of our directors and executive officers may be entitled to receive the consideration summarized under “The Merger Agreement – Stock Options and Restricted Stock.” Holders of restricted stock, which are outstanding shares of our common stock, will be entitled to receive at the merger effective time the per share merger consideration, less applicable withholding and employment taxes.

The following table summarizes (a) the vested and unvested stock options with exercise prices less than the per share merger consideration, (b) the unvested restricted stock awards held by each of our executive officers and directors in each case as of July 7, 2008, and (c) the aggregate consideration that each of them will receive with respect to their stock options and restricted stock awards. The information with respect to options is based on the treatment of the options as provided in the merger agreement.

Name	No. of Shares Underlying Vested and Unvested Options	Number of Outstanding Shares of Restricted Stock	Aggregate Resulting Consideration

Executive Officers:
James W. Greenwell	—	200,000	$108,000
Steven R. Delmar	—	40,000	$21,600
George T. Jimenez	—	—	—
Loretta L. Rivers	—	1,500	$810

Directors:
Paul G. Casner	9,000	—	$450
Matthew J. Stover	9,000	—	$450
Gino O. Picasso	3,000	—	$570
Harry M. Linowes	—	—	—
Gilbert A. Wetzel	—	—	—

Indemnification of Our Directors and Officers

The merger agreement provides that for a period of at least three years after the merger effective time, the surviving corporation will maintain the indemnification provisions of the company’s charter and bylaws to the extent permitted by applicable law and the surviving corporation shall fulfill its obligations pursuant to any indemnification agreements between the company and its former or current officers, directors or employees in effect prior to the effective time of the merger.

In addition, the merger agreement provides that Ariston or the surviving corporation will use its reasonable best efforts to maintain in effect, for a period of at least three years after the merger effective time, our current directors’ and officers’ and fiduciary liability insurance policies with respect to claims arising from facts which occurred on or before the effective time of the merger; provided, however, Ariston or the surviving corporation may instead substitute policies of at least the same amounts and containing other terms and conditions which are no less advantageous in any material respect to the insured persons. This requirement is subject to a maximum cost per year of coverage of 120% of the annual premiums we paid for such insurance as of the date we signed the merger agreement.

Merger Financing and Financing Contingency

The amount Ariston will need to complete the merger and related transactions, including payment at the closing of certain of the deductions from the purchase price noted above, is expected to be funded in part by approximately $12 million of debt financing, which we refer to as the additional financing. The remainder of the funding of the purchase price is expected to come from equity provided by Ariston and its affiliates, including Spire Capital. Ariston has not yet obtained the additional financing and its obligation to complete the merger is conditioned upon, among other things, obtaining the additional financing.

On August 8, 2008, Ariston received and accepted a non-binding additional financing commitment term sheet from BIA Digital Partners SBIC II LP (“BIA DP”). The term sheet contemplates that BIA DP would invest up to $12 million principal amount in senior subordinated secured notes of Ariston to provide partial funding for the merger. The notes would be secured by a lien on all assets of Ariston. Ariston would have the right to solicit up to $4 million of debt or commitments concurrently with the issuance of the notes, which would reduce correspondingly the amount to be invested by BIA DP.

The additional financing commitment provides that the purchase of the notes is subject to certain conditions including:

•	completion of financial, legal and business due diligence, and a third-party financial review of Ariston and the company;
•	certain equity financing funded to Ariston, either from existing or new investors;
•	no material adverse change in Ariston’s business or financial results having occurred; and
•	final approval of BIA DP’s investment committee.

Prior to mailing this proxy statement, both Ariston and we confirmed that rights to terminate the merger agreement for not obtaining an additional financing commitment had expired. Following the mailing of this proxy statement, if Ariston determines, despite the receipt of the additional financing commitment, that it is likely that it will not enter into an agreement with respect to the additional financing or will not receive the additional financing by October 31, 2008, Ariston can terminate the merger agreement but must pay us a termination fee of $400,000.

Ariston is required to use its commercially reasonably efforts to complete the transaction contemplated by the additional financing commitment so long as the provider of the additional financing is willing to make the financing available on terms and conditions no less favorable to Ariston than those set forth in the additional financing commitment.

For further information regarding this termination fee and the financing contingency, see “The Merger Agreement – Termination Fees and Expenses.”

Share Subscription

Concurrently with the execution of the merger agreement, Ariston purchased 714,286 shares of our common stock (the “investment shares”) at a per share price of $0.56. The purchase of company stock served as partial consideration for the company agreeing to the inclusion of the financing contingency in the merger agreement and the risk that Ariston might not be able to obtain a term sheet or commitments for the additional financing. The aggregate purchase price for the investment shares was $400,000. We are not obligated to effect the registration of the investment shares for resale unless the merger agreement terminates prior to closing. We may use the invested cash for working capital and general corporate purposes.

Waiver and Consent

In connection with the entry into the merger agreement, we entered into a waiver and consent with the holders of our senior secured convertible notes and related warrants. Our agreement with these note holders prevents us from entering into a sale of the company without approval of the note holders. The waiver and consent provides that the note holders consent to the merger and waive their right of first refusal with respect to the transaction. In addition, the waiver and consent provides that the anti-dilution right adjustment right granted to the note holders, which lowers the exercise price of the warrants and the conversion price of the notes to the per share purchase price paid with respect to a subsequent issuance of equity, sometimes referred to as a ratchet adjustment, will not be triggered by Ariston’s purchase of the investment shares pursuant to the subscription agreement. In the event the merger is not completed, all of the note holders’ rights would be reinstated, and the ratchet adjustment right granted to the note holders would lower the exercise price of the warrants and the conversion price of the notes to the per share purchase price of $0.56 paid by Ariston in its purchase of the investment shares. It is a condition to closing that the waiver and consent be in effect at the effective time of the merger, and we may not amend, terminate, or modify the waiver and consent or waive any of its provisions in a manner adverse to Ariston without Ariston’s written consent.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to U.S. holders of our common stock whose shares are surrendered in the merger in exchange for the right to receive the merger consideration. Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of stock options and restricted stock awards. In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;
•	insurance companies;
•	tax-exempt entities;
•	mutual funds;
•	subchapter S corporations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons whose functional currency is not the United States dollar;
•	persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;
•	U.S. expatriates;
•	persons subject to the alternative minimum tax;
•	holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;
•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and
•	non-U.S. holders.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our common stock, the tax treatment of its partners or members will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding our common stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our common stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;
•

a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

The receipt of cash by U.S. holders in exchange for their shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and
•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code.

Information Reporting and Backup Withholding. Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act.

 THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third-party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder, you are not a third-party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of ACE*COMM or any of its affiliates.

Structure

At the merger effective time, Merger Sub will merge with and into ACE*COMM, Merger Sub’s separate corporate existence will cease, and ACE*COMM will survive the merger and continue to exist as a wholly-owned subsidiary of Ariston. All of our and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and Merger Sub’s liabilities, will become those of the surviving corporation. Following the completion of the merger, our common stock will be de-listed from the OTC Bulletin Board and deregistered under the Exchange Act and will no longer be publicly traded.

Effective Time

The effective time of the merger will occur under all applicable laws upon the filing of articles of merger with the State Department of Assessments and Taxation of Maryland or such later time that the parties to the merger agreement may specify in such documents.

Organizational Documents

Following the merger, the charter and bylaws of the company will be amended and restated.

Treatment of Stock Options, Restricted Stock and Warrants

Stock Options and Restricted Stock

Under the merger agreement, we must take action so that immediately prior to the merger effective time, all of our outstanding and unexercised stock options granted under any company plan, whether vested or unvested, are canceled. We must further provide that the holder of each canceled stock option will receive at the merger effective time, or as soon as practicable thereafter, from the surviving corporation, cash consideration for the canceled options. The consideration to be paid for each option, if any, is equal to the product of:

•	the aggregate number of shares of our common stock previously subject to such stock option immediately prior to the merger effective time, multiplied by
•	the excess, if any, of the per share merger consideration, which is approximately $0.54, over the exercise price per share of our common stock previously subject to such stock option,

or such alternative amount as may have been determined by the company on or before July 21, 2008, which did not occur.

In addition, in connection with the merger, each share of restricted stock that is outstanding immediately prior to the merger effective date will vest, free of any vesting or other lapse restrictions. The holder of each restricted stock award will be entitled to receive at the merger effective time an amount in cash, less applicable withholding employment taxes, equal to the number of shares of our common stock underlying such restricted stock award multiplied by the per share merger consideration.

Warrants

Pursuant to existing agreements with holders of our warrants, if requested by a warrant holder within 90 days of the merger, the surviving company will be obligated to repurchase any unexercised warrants from a holder for a purchase price equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of such request.

No Further Ownership Rights

At the merger effective time, holders of our common stock will cease to be, and have no rights as, our stockholders other than the right to receive the merger consideration. The merger consideration paid to the holders of our common stock in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common stock.

Exchange and Payment Procedures

On or before the effective time of the merger, Ariston will deposit with the company’s transfer agent, or a paying agent reasonably acceptable to us, sufficient funds to make all payments to the stockholders of the company. Promptly after the merger effective time, Ariston will cause a letter of transmittal and instructions to be mailed to each holder of our common stock. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable. The paying agent, Ariston or the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time, our stock transfer books will be closed, and there will be no further registration of transfers of our shares of common stock that were outstanding prior to the effective time.

None of the paying agent, Ariston, Merger Sub, the company or any of their respective employees, officers, directors, stockholders, partners, agents or affiliates will be liable to any person for any cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of shares of our common stock, stock options or restricted stock awards for six months after the merger effective time will be delivered to the surviving corporation. Holders of shares of our common stock or restricted stock awards before the merger who have not complied with the exchange and payment procedures contained in the merger agreement within six months after the merger effective time may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you are entitled to receive the merger consideration, you will be required to comply with the replacement requirements established by the paying agent, including, if necessary, posting a bond in the customary amount as indemnity against any claim that may be made against the paying agent on account of the alleged loss, theft or destruction of such certificate.

Determination of the Purchase Price

The aggregate purchase price paid for the outstanding shares of our common stock, called the “equity value” in the merger agreement, will be $19,500,000 minus the company’s “borrowed-money debt” and “transactional expenses” as of the effective time of the merger.

The borrowed-money debt of the company is defined as:

•	the outstanding indebtedness of the company as of June 30, 2008, excluding capitalized-lease obligations equal to or less than $25,000 in the aggregate; plus

•

the interest on the company’s senior secured convertible notes that accrues from July 1, 2008, through September 30, 2008, except to the extent that the note holders agree to accept such interest payments in shares of company stock; plus

•	the aggregate amount that is or would be payable to repurchase company warrants that remain unexercised at the effective time of the merger.

Company transactional expenses is defined as all merger closing and transactional expenses that as of June 30, 2008, are paid, incurred or expected to be incurred through the effective time of the merger, including:

•	amounts paid or payable to the company’s financial advisor, accountants and legal counsel; plus

•	amounts paid or payable to any employees of the company pursuant to their employment agreements as a result of their termination in connection with the merger.

The per share merger consideration to be paid is the equity value divided by the number of shares of our common stock outstanding as of the effective time. Pursuant to the terms of the merger agreement, the company provided to Ariston, prior to the mailing of this proxy statement, an estimate of the equity value, including the company’s transactional expenses and borrowed-money debt, and the resulting per share merger consideration, which are included in this proxy statement. The per share merger consideration is currently estimated to be $0.54. The actual amount stockholders receive for each share of their common stock will be rounded to the nearest tenth of a cent.

We have a continuing obligation to update our estimate of the equity value and per share merger consideration as is necessary in light of changes in the relevant facts and inform Ariston of any changes. As disclosed elsewhere in this proxy statement, we have warranted that the estimated deductions from the purchase price will not exceed by more than $100,000 the amount stated in this proxy statement. Consequently, we do not expect the estimates to change significantly between the mailing of this proxy statement and the effective time. If the approximate per share merger consideration of $0.54 does change, we will mail a supplement to this proxy statement to the stockholders of the company.

Representations and Warranties

We have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of the company and its subsidiaries;

•	our charter and bylaws and the similar organizational documents of our subsidiaries;

•	our capitalization and the capitalization of our material subsidiaries and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries;

•	our power and authority to execute and deliver, and to perform our obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

•	the exemption of the merger agreement and the merger from the requirements of any business combination, control share acquisition or other takeover laws contained in the MGCL;

•

the absence of conflicts with, or breaches or violations of, our organizational documents, and laws, permits and certain contracts applicable to us as a result of our entering into the merger agreement or performing our obligations under the merger agreement;

•

possession of all licenses necessary to conduct our and our subsidiaries’ respective businesses and the absence of any conflict with, or default, breach or violation of, applicable laws or such licenses;

•	our SEC filings since July 1, 2006, and the financial statements contained therein and our correspondence with the SEC since June 30, 2007;

•	the absence of any changes to our outstanding indebtedness since March 31, 2008, including the absence of any additional indebtedness;

•	the absence of any material adverse effect on us and certain other changes and events since June 30, 2007;

•	the absence of material litigation or orders against us or our subsidiaries;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•

the accuracy and completeness of information we have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with the transactions contemplated by the merger agreement;

•	real property owned and leased by us or our subsidiaries;

•	our and our subsidiaries’ leases;

•	personal property owned by us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•

the receipt by us of a fairness opinion from Rutberg to the effect that, as of the date of the merger agreement, the merger consideration to be received by holders of our common stock is fair from a financial point of view to such holders;

•	our and our subsidiaries’ insurance policies;

•	interested party transactions and the absence of loans made by us or our subsidiaries to our and our subsidiaries’ executive officers or directors;

•	our and our subsidiaries’ compliance with export control laws and the Foreign Corrupt Practices Act; and

•	our and our subsidiaries’ material government contracts and the absence of any breach or violation of, or default under, any material government contract.

Many of our representations and warranties are qualified by a materiality standard and some by a “material adverse effect” standard. For the purposes of the merger agreement, “material adverse effect” means any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, prospects, financial condition or results of operations of the company and its subsidiaries taken as a whole.

The merger agreement also contains customary representations and warranties made by Ariston and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the merger;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•	the absence of litigation or orders against them;

•

Ariston’s possessing sufficient funds to consummate the merger and having made available to Rutberg a true, accurate and complete schedule that included information concerning Ariston’s ownership and contributions of capital made to it; and

•	their lack of ownership of our common stock, other than the investment shares.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions contemplated by the merger agreement and the disclosure schedules delivered in connection therewith or as required by law, between the date of the merger agreement and the merger effective time:

•	we and our subsidiaries will conduct our business in its ordinary course; and

•	we will use reasonable best efforts to preserve our business organization and present relationships with customers, suppliers and other persons with whom we have a significant business relationship.

We have also agreed that during the same time period, subject to certain exceptions or unless Ariston gives its prior written consent (which consent shall not be unreasonably withheld or delayed), we and our subsidiaries will not, among other things:

•	amend or otherwise change our certificate of incorporation, bylaws or any similar governing instruments of our subsidiaries;
•

issue, pledge, transfer, dispose of or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities or other equity interests;

•	declare or pay any dividend or make any other distribution with respect to our capital stock;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our shares of capital stock;

•

(i) acquire or license any corporation or other business organization or division or any assets thereof or equity interests therein, other than (a) acquisitions and licenses having a value (including the amount of any assumed indebtedness) less than $75,000 in the aggregate and (b) purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing contracts, or (ii) pledge, sell, license, encumber or otherwise subject to a lien (other than a permitted lien), or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein;

•

(i) enter into, renew or amend any material contract or real property lease, (ii) authorize any new capital expenditures that are, in the aggregate, in excess of $75,000 or (iii) enter into any new line of business outside of our existing business segments;

•

redeem, repurchase, repay, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary), in each case other than in the ordinary course, other than any letter of credit entered into in the ordinary course for an amount less than $25,000 or in accordance with the terms of our senior secured convertible notes;

•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

•

(i) increase or decrease the compensation or benefits of any of our directors, officers or employees, (ii) grant any severance or termination pay not provided for under any company plan, (iii) enter into any employment, consulting, change-of-control or severance agreement or arrangement with any of our present or former directors, officers or other employees, enter into any collective-bargaining agreement or establish any new, or amend in any material respect or terminate any existing company plan, (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit, (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any “Company Plan,” as defined in the merger agreement, or (vi) hire or terminate any officer other than termination for cause;

•

make any material change in any accounting principles, practice, policy or procedure except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•

make, change or rescind any material tax election or change a material method of tax accounting, amend any material tax return, settle or compromise any material tax liability, audit, claim or assessment, or enter into any material closing agreement related to taxes, or knowingly surrender any right to claim a material tax refund;

•	settle or compromise any material litigation or claim against us;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries (other than the merger);

•

enter into or amend any transaction, arrangement, understanding or contract, other than consistent with past practice, with any of our executive officers, directors or other affiliates or any person beneficially owning 5% or more of our common stock that would be required to be disclosed under applicable securities regulations;

•

enter into, participate or otherwise engage in any transaction outside the ordinary course of business that would result in utilization of, or limit the utilization of, the net-operating- or capital-loss carryforwards of us or any of our subsidiaries, other than the conversion or exercise of currently outstanding securities of the company or rights to purchase shares;

•

conduct marketing campaigns, introduce new sales initiatives or reduce or discount the pricing of our products or services or materially change payments terms, other than in the ordinary course of business; or

•	agree to take, or commit to do, any action described above or that, to our knowledge, would reasonably be expected to prevent, materially delay or materially impede the consummation of the merger.

Restrictions on Solicitation of Other Transactions

During the period (the “go-shop period”) from the signing of the merger agreement until August 8, 2008, we were permitted to:

•

initiate, solicit and encourage any acquisition proposal (including by way of providing non-public information), provided that we promptly provide to Ariston any non-public information concerning us or our subsidiaries that we provided to any person given such access which was not previously provided to Ariston; and

•

enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, provided that we promptly notify Ariston of the receipt of each acquisition proposal and provide reasonable detail of its material terms and conditions, and thereafter keep Ariston reasonably informed of the status and material terms and conditions of the acquisition proposal.

From and after the no-shop period start date, we have agreed not to:

•

initiate, solicit or knowingly encourage, or facilitate any inquiries with respect to, (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an acquisition proposal for the company or engage in any discussions or negotiations with respect thereto, or otherwise knowingly cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations;

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, or relating to, an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement;

•	taken action to exempt any person from the restrictions on business combinations under the Maryland Business Combination Act;
•	waive, terminate, modify or fail to enforce any provision of any contractual standstill obligation of any person; or
•	propose or agree to do any of the foregoing.

The go-shop period terminated on August 8, 2008, and, pursuant to the merger agreement, we ceased with all persons any solicitation, encouragement, discussion or negotiations existing at that time with respect to an acquisition proposal.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide information with respect to the company to, any party to the extent that:

•	we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above and which the board of directors concludes in good faith to be bona fide;

•

our board of directors concludes in good faith, after consultation with its legal counsel and financial advisors, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•

after consultation with its outside counsel, our board of directors determines in good faith that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable law.

In such cases, (i) we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement on terms substantially similar to those contained in the confidentiality agreement we entered into with Ariston, and (ii) we will promptly provide to Ariston any information concerning us or our subsidiaries provided to such other person that was not previously provided to Ariston.

During the no-shop period, we are required to promptly notify Ariston if we receive an acquisition proposal from a person, including the material terms and conditions thereof, and are required to keep Ariston apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, we will promptly (within one business day) notify Ariston orally and in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal from a person or group of related persons.

For purposes of the summary above, an “acquisition proposal” means any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the company, or the assets, securities or other ownership interests of or in the company or any of its subsidiaries representing 20% or more of the consolidated assets of the company and its subsidiaries, other than the transactions contemplated by merger agreement.

A “superior proposal” means an acquisition proposal for all or substantially all of the equity interest in, or all or substantially all of the consolidated assets of, the company and its subsidiaries that (i) if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal, and the person making the proposal, (ii) is not subject to any contingencies except for a due-diligence contingency or a financing contingency that is no more favorable to the person making such acquisition proposal than the financing contingency is to Ariston and (iii) would, if consummated, result in a payment to the stockholders that is at least 7.5% greater than the amount contemplated by the merger agreement (or no less than the amount contemplated by the merger agreement if the acquisition proposal has no financing contingency), whether in the form of cash or marketable securities of a publicly traded company, and is otherwise on terms more favorable to the stockholders from a financial point of view than the transaction contemplated by this merger agreement. If the acquisition proposal would result in a payment to our stockholders in the form of securities of a company with a market equity capitalization less than $200 million, Ariston may, in lieu of accepting the acquiror’s securities in exchange for its investment shares, sell the investment shares back to the company at the same price per share at which it originally purchased the shares when it entered into the merger agreement.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

If at any time prior to the adoption of the merger agreement proposal by our stockholders our board of directors determines in good faith (after consultation with our financial advisors and outside legal counsel) in response to a bona fide acquisition proposal, that the acquisition proposal constitutes a superior proposal, then (i) we may terminate the merger agreement, (ii) our board of directors may approve or recommend the superior proposal to our stockholders and/or (iii) we may enter into an agreement, understanding or letter of intent with respect to the superior proposal. The company or the board of directors may not terminate the merger agreement, approve or recommend the superior proposal or modify or withdraw the recommendation to the stockholders to vote in favor of the merger unless we first give written notice to Ariston of the superior proposal and its material terms and conditions and, within five business days of receiving such notice, Ariston does not make an offer that, as determined by our board of directors in good faith (after consultation with our financial advisors and outside legal counsel) result in the superior proposal no longer being a superior proposal. In addition, if we take any of the action described above, we would be obligated to pay to Ariston the termination fee described below under “Termination Fees and Expenses.”

Employee Matters

The merger agreement provides that immediately following the merger our current employees will continue as at-will employees and will retain the compensation and benefits provided under the company’s benefit plans in effect as of the date of the merger agreement, with compensation and benefits not materially less favorable than the compensation and benefits maintained for current employees immediately prior to the effective time.

In addition, Ariston will, will cause the surviving corporation to, and will use commercially reasonable efforts to cause any appropriate third party to:

•

cause service rendered by each of our current employees to be taken into account for vesting and eligibility purposes with respect to employee benefit plans of Ariston, the surviving corporation or its subsidiaries, to the same extent as each current employee was entitled to credit for such service under the corresponding company benefit plans; and

•

for purposes of each new plan providing health benefits to any current employee, cause such current employee to receive credit for all co-payments and deductibles satisfied prior to the effective time and cause such current employee to not be subject to any pre-existing condition limitation under any health plan of Ariston or the surviving corporation or its subsidiaries.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use its reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated by the merger agreement.

Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to contest and resist any administrative or judicial proceedings, asserted by any party challenging the merger in order to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits consummation of the transactions contemplated by the merger agreement.

Ariston has agreed to use commercially reasonable efforts to obtain the additional financing necessary to fund the transactions contemplated by the merger agreement.

We have agreed to use commercially reasonably efforts to take specified action reasonably requested by Ariston in connection with its efforts to obtain the additional financing to comply with the provisions of the Federal Assignment of Claims Act in respect of any material contract with a governmental entity.

Neither we nor our subsidiaries will be permitted to pay or commit to pay any consideration, make any commitment or incur any liability or other obligation in excess of $1,000 in connection with obtaining any approval or consent from any non-governmental third party unless Ariston has provided its prior written consent (not to be unreasonably withheld).

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	approval of the merger agreement by the requisite stockholder vote; and
•	no action by any governmental entity that would prohibit the consummation of the merger.

The obligations of Ariston and Merger Sub to complete the merger are subject to the following additional conditions, among others:

•

the sum of the company’s borrowed-money debt and transactional expenses as of the effective time shall not have exceeded by more than $100,000 the aggregate amount calculated prior to the mailing date of the proxy statement, and the company will not have paid cash interest on its senior secured convertible notes in respect of any period on or before September 30, 2008;

•

the truth and correctness in all material respects of the company's representations and warranties (without giving effect to any limitation on any representation or warranty indicated by the words "material adverse effect," "in all material respects," "material" or similar terms) as of the date of the merger agreement and as of the effective date of the merger, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date);

•	the performance in all material respects by the company of all obligations required to be performed by it under the merger agreement at or prior to the effective date of the merger;
•

the receipt by Ariston of a certificate signed by our chief executive officer with respect to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement and our compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement; and

•

Ariston having entered into financing agreements under which it shall have received $12 million in financing (the “additional financing”) for the purpose of funding the transactions contemplated by the merger agreement.

Our obligations to complete the merger are subject to the following additional conditions, among others:

•

the truth and correctness in all material respects of Ariston and Merger Sub’s representations and warranties as of the date of the merger agreement and as of the effective date of the merger, except to the extent any such representation or warranty is expressly made as of a specific date (in which case such representation or warranty shall be true and correct on and as of such earlier date);

•

the performance, in all material respects, by Ariston and Merger Sub of their obligations under the merger agreement and their compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement; and

•

the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Ariston and Merger Sub and the performance of their obligations under the merger agreement and their compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either Ariston or us if:

•	any governmental entity shall have taken any final action restraining, enjoining or otherwise prohibiting the merger;

•

the effective time of the merger shall not have occurred on or before October 31, 2008, provided that this right will not be available to a party whose action, inaction or failure to perform any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before that time;

•

Ariston had not accepted a commitment from a third party to provide the additional financing by August 12, 2008, unless the requirement was waived by both the company and Ariston, provided that the company could not terminate the merger agreement on this basis if it was in material breach of its obligations under the merger agreement; or

•	the requisite vote of our stockholders to approve the merger agreement is not obtained;

•	by Ariston if:

•

we are in material breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of 20 days from the notice of such breach and October 31, 2008, provided Ariston or Merger Sub is not in material breach of the merger agreement;

•

our board of directors withdraws, modifies or changes its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to Ariston or Merger Sub, recommends to our stockholders an alternative acquisition proposal or shall have resolved to effect any of the foregoing at a duly convened meeting or pursuant to action by written consent;

•	following the mailing of the proxy statement, it determines in good faith that it will likely not be able to obtain the additional financing before October 31, 2008; or

•

a governmental entity has commenced, and not withdrawn, any audit or other investigation pursuant to which the aggregate potential liability to the company could reasonably be expected to exceed $200,000; or

•	by us if:

•

Ariston or Merger Sub is in material breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of 20 days from the notice of such breach and October 31, 2008, provided we are not in material breach of the merger agreement; or

•	our board of directors determines that an alternative acquisition proposal is a superior proposal, as defined in the merger agreement, so long as:

•	we have notified Ariston in writing that we have received a superior proposal;

•

Ariston does not, within five days of receipt of such notice, make an offer that the board of directors determines, in good faith after consultation with its legal counsel and financial advisors, results in the alternative acquisition proposal no longer being a superior proposal; and

•	we pay the termination fee and expenses described below.

Termination Fees and Expenses

We have agreed to pay to Ariston a termination fee of $400,000 and to reimburse Ariston’s reasonable transaction expenses up to a limit of $400,000 if:

•	the company terminates the merger agreement because the board determines that an acquisition proposal constitutes a superior proposal;

•

Ariston terminates the merger agreement because our board has withdrawn, modified or changed, in a manner adverse to Ariston or Merger Sub, its approval or recommendation of the merger agreement and the merger;

•

Ariston has terminated the merger agreement because our board has recommended to our stockholders an acquisition proposal other than the merger or shall have resolved to effect the foregoing at a duly convened meeting or pursuant to action by written consent; or

•

the company commits any other material breach of its obligations under the merger agreement, but the company is not obligated to pay a termination fee in this instance if, at the time the agreement was terminated, the company had the right to terminate the agreement based on a material breach of a representation, warranty, covenant or agreement on the part of Ariston or Merger Sub such that the closing condition regarding Ariston’s or Merger Sub’s representations, warranties, covenants and agreements was incapable of being satisfied.

The termination fee will be payable only if at the time of termination for one of the reasons specified above, the company does not also have an existing right to terminate the merger agreement for a material breach by Ariston or Merger Sub of its obligations under the merger agreement pursuant to a written notice of such breach previously given to Ariston.

In addition, if an acquisition proposal has been made to us or otherwise publicly communicated and not afterward withdrawn, and subsequently the agreement is terminated because the stockholder meeting is held and the required vote is not obtained or for any of the three reasons for termination summarized immediately above, and, within 12 months after such termination, we enter into an agreement with respect to such acquisition proposal, then we have agreed to pay Ariston $400,000 less any amounts previously paid with respect to Ariston’s expenses. For purposes of determining whether a payment is required, references to 20% in the definition of “acquisition proposal” above are deemed to be references to 50% with respect to the acquisition proposal. There is no obligation to pay a termination fee in this instance if at the time the agreement was terminated for failure to obtain the required stockholder vote, the company had the right to terminate the agreement based on a material breach of a representation, warranty, covenant or agreement on the part of Ariston or Merger Sub such that the closing condition regarding representations, warranties, covenants and agreements was incapable of being satisfied.

Ariston has agreed to pay a termination fee of $400,000 to the company if after the mailing date of the proxy statement:

•

Ariston terminates the merger agreement after the mailing of the proxy statement because it determines in good faith that it will likely be unable to obtain the additional financing by October 31, 2008;

•

the merger agreement is terminated because the merger has not occurred by October 31, 2008 and the sole failure on the part of Ariston to complete the merger was its failure to obtain the additional financing after the mailing of the proxy statement and prior to termination of the agreement on October 31, 2008; or

•

Ariston or Merger Sub commits any other material breach of its obligations under the merger agreement, but Ariston is not obligated to pay a termination fee in this instance if, at the time the agreement was terminated, Ariston had the right to terminate the agreement based on a material breach of a representation, warranty, covenant or agreement on the part of the company such that the closing condition regarding the company’s representations, warranties, covenants and agreements was incapable of being satisfied.

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger agreement, provided that, after any such stockholder approval, no amendment shall be made that by law requires further stockholder approval without first obtaining such stockholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger, any party may extend the time for the performance of any obligations or acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions to its obligations contained in the merger agreement.

INFORMATION RELATED TO THE SPECIAL MEETING PROPOSALS

Merger Agreement Proposal (Proposal 1)

The stockholders of ACE*COMM are asked to consider and vote upon a proposal, which we refer to as the “merger agreement proposal,” to adopt the merger agreement and thereby to approve the transactions contemplated by the merger agreement, including the merger.

The affirmative vote of holders of a majority of the outstanding shares of ACE*COMM common stock is required to approve the merger agreement proposal.

The board of directors unanimously recommends that the stockholders vote “FOR” approval of the merger agreement proposal.

Adjournment Proposal (Proposal 2)

The stockholders of ACE*COMM are asked to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the merger agreement proposal. If a quorum is not present at the special meeting, stockholders may be asked to vote on the proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the proposal, stockholders may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in favor of the merger agreement proposal.

The affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the adjournment proposal.

The board of directors unanimously recommends that the stockholders vote “FOR” approval of the adjournment proposal.

 MARKET PRICE OF OUR COMMON STOCK

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock. Our common stock was traded on the Nasdaq Capital Market until September 17, 2007, when our common stock was delisted from that market. Beginning on November 2, 2007, our common stock has traded in the over-the-counter market, on the OTC Bulletin Board under the ticker symbol “ACEC.OB.” As of August 4, 2008, there were 134 stockholders of record.

	Market Price Range
	High	Low
Fiscal Year Ending June 30, 2009:
First Quarter (through August 11, 2008)	$ 0.51	$ 0.29

Fiscal Year Ending June 30, 2008:
Fourth Quarter	$ 0.55	$ 0.31
Third Quarter	0.72	0.30
Second Quarter	0.39	0.30
First Quarter	1.03	0.84

Fiscal Year Ended June 30, 2007:
Fourth Quarter	$ 1.20	$ 0.66
Third Quarter	1.48	0.85
Second Quarter	1.92	0.86
First Quarter	2.85	1.72

On July 11, 2008, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the OTC Bulletin Board was $0.35 per share. On August 11, 2008, the last trading day before the date of this proxy statement, the closing price of our common stock on the OTC Bulletin Board was $0.40 per share. You are encouraged to obtain current market quotations for our common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2008, by:

•	each current director of the company;
•

our Chief Executive Officer and President, Senior Vice President and Chief Financial Officer and the other current executive officers of the company named in the Summary Compensation Table appearing in our 2007 annual meeting proxy statement;

•	all of our directors and executive officers as a group; and
•	each person known by us to own beneficially more than 5% of ACE*COMM common stock.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth in the notes to the table.

As of July 31, 2008, 20,188,138 shares of ACE*COMM common stock were outstanding.

Name of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)
Executive Officers and Directors:
George T. Jimenez(3)	1,834,115	9.05
Paul G. Casner, Jr.(4)	49,000	*
Harry M. Linowes(5)	36,000	*
Gilbert A. Wetzel.(6)	109,000	*
Matthew J. Stover(7)	20,572	*
Gino O. Picasso	–	–
Steven R. Delmar(8)	223,644	1.10
Loretta L. Rivers(9)	119,207	*
James G. Greenwell(10)	309,167	1.53
All directors and executive officers as a group (9 persons)(11)	2,700,705	13.06

*	Represents beneficial ownership of less than 1%.

(1)

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.

(2)

Unless otherwise indicated, the address for each officer and director is c/o ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878, and the designated owner has sole voting and investment power with respect to the shares.

(3)

Includes 84,670 shares issuable upon the exercise of options. Does not include 950 shares held by Mr. Jimenez’s mother-in-law, as to which his wife has sole voting and investment power and as to which Mr. Jimenez disclaims beneficial ownership.

(4)	Includes 19,000 shares issuable upon the exercise of options.

(5)

Includes 29,000 shares issuable upon the exercise of options. Does not include 100 shares held by Mr. Linowes’ wife in a retirement account, as to which his wife has sole voting and investment power and as to which Mr. Linowes disclaims beneficial ownership.

(6)	Includes 22,000 shares issuable upon the exercise of options.

(7)	Includes 20,441 shares issuable upon the exercise of options.

(8)	Includes 168,644 shares issuable upon the exercise of options and 40,000 shares of restricted stock.

(9)	Includes 92,334 shares issuable upon the exercise of options and 1,500 shares of restricted stock.

(10)	Includes 66,667 shares issuable upon the exercise of options. Also includes 200,000 shares of restricted stock.

(11)	Includes 492,045 shares issuable upon the exercise of options and 241,500 shares of restricted stock. Includes only shares held individually or through trusts.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Sections 3-201 through 3-213 of the MGCL, ACE*COMM stockholders have the right to object to the merger and to demand and receive “fair value” of their common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also known as dissenters' rights.

Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a shareholder requesting payment for his or her shares must follow, is reprinted in its entirety as Annex C to this proxy statement. The following discussion is not a complete statement of the law relating to dissenters' rights under Sections 3-201 through 3-213 of the MGCL and is qualified in its entirety by reference to Annex C. If you wish to exercise your dissenters' rights or wish to preserve the right to do so, you should read Annex C carefully, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters' rights.

Sections 3-201 through 3-213 of the MGCL generally require the following:

Written Objection to the Proposed Transaction.  Stockholders who desire to exercise their dissenters' rights must file with the company, before the vote on the merger is taken at the special meeting, a written objection to the proposed transaction. A vote against the merger agreement proposal will not satisfy such objection requirement. The written objection should be delivered or addressed to ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, MD 20878, Attn: Steven R. Delmar, Senior Vice President and Chief Financial Officer.

Refrain from voting for or consenting to the merger proposal.  If you wish to exercise your dissenters' rights, you must not vote in favor of the merger agreement proposal. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain, or otherwise vote in favor of the merger agreement proposal, your dissenters' rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger agreement proposal in order to preserve your dissenters' rights.

Continuous ownership of ACE*COMM shares.  You must continuously hold your shares of company common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the merger. You will lose your right to demand fair value of your common stock if you transfer your common stock prior to the date the merger is completed. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. Therefore, if your common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

Written Notice.    Under Section 3-207 of the MGCL, the surviving corporation will promptly notify each objecting stockholder in writing of the date the articles of merger were accepted for record by the Maryland Department of Assessments and Taxation. The surviving corporation may also send a written offer to pay the objecting holders of common stock what it considers to be the fair value of the stock.

Written Demand for Payment.    Within 20 days after acceptance of the articles of merger by the Maryland Department of Assessments and Taxation, you must make a written demand for payment of your stock that states the number and class of shares for which payment is demanded. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. Therefore, if your common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity. All written demands for payment of the fair value of common stock should be delivered or addressed to ACE*COMM Corporation, c/o Ariston Global Holding LLC, 15 Fisher's Road, Suite 201, Pittsford, NY, 14534.

Petition for Appraisal.    Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, the surviving corporation or any holder of our common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Montgomery County, Maryland demanding a determination of the fair value of the common stock (an "appraisal"). The surviving corporation is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of the common stock. Accordingly, it is the obligation of objecting holders of common stock to initiate all necessary action to perfect their dissenters' rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of common stock that are entitled to dissenters' rights and will appoint three disinterested appraisers to determine the fair value of the company common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment shall be made. If the appraisers' report is rejected, the court may determine the fair value of the stock of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the ACE*COMM stockholders’ vote on the merger. Costs of the proceeding shall be determined by the court and may be assessed against the surviving corporation or, under certain circumstances, the objecting stockholder(s), or both. The court's judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

Fair Value.    You should be aware that the fair value of your common stock as determined under Section 3-202 of the MGCL could be more than, the same as or less than the value of the merger consideration you would have received in the merger if you did not seek appraisal of your common stock. Fair value may not include any appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.

Failure to comply strictly with these procedures will cause you to lose your dissenters’ rights. Consequently, if you desire to exercise your dissenters’ rights, you are urged to consult a legal advisor before attempting to exercise these rights.

 SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2008 only if the merger is not completed. Advance notice of matters to be presented at the 2008 Annual Meeting of Stockholders must have been received at the company’s executive offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878, prior to July 1, 2008, pursuant to the proxy solicitation rules of the SEC. For any proposal that is not submitted for inclusion in this year’s annual meeting proxy statement but is instead presented directly at the 2008 annual meeting of the stockholders, notice of such proposal must be received in writing by the Secretary not less than 20 days and no more than 30 days prior to the annual meeting, except that if less than 30 days’ notice of the date of the annual meeting is given to stockholders or publicly disclosed, notice of such proposal must be received by our Corporate Secretary not later than the 10th day following the date that notice of the annual meeting is mailed or publicly disclosed. A stockholder’s notice must be addressed to our Corporate Secretary and set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the company that are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Any stockholder proposal that is not submitted in accordance with the foregoing procedures and deadlines will be considered untimely.

OTHER MATTERS

We are not aware of any business or matter, other than as indicated above, that may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the SEC website at www.sec.gov and on our website at www.acecomm.com under Investors—SEC Filings.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, MD 20878. If you would like to request documents, please do so by September 8, 2008, in order to receive them before the special meeting.

________

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 12, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

_________________________________

AGREEMENT AND PLAN OF MERGER

among

ARISTON GLOBAL HOLDING LLC,

ARISTON GLOBAL MERGER SUB, INC.

and

ACE*COMM CORPORATION

Dated as of July 11, 2008

_________________________________

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	1
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	2
SECTION 2.1 Conversion of Securities	2
SECTION 2.2 Treatment of Options and Restricted Shares	3
SECTION 2.3 Dissenting Shares	3
SECTION 2.4 Surrender of Shares	4
ARTICLE III PURCHASE PRICE	6
SECTION 3.1 Purchase Price	6
SECTION 3.2 Calculation and Payment of Purchase Price	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
SECTION 4.1 Organization and Qualification; Subsidiaries	9
SECTION 4.2 Certificate of Incorporation and Bylaws	10
SECTION 4.3 Capitalization	10
SECTION 4.4 Authority	11
SECTION 4.5 No Conflict; Required Filings and Consents	12
SECTION 4.6 Compliance	12
SECTION 4.7 SEC Filings; Financial Statements; Accounts Receivable; No Undisclosed Liabilities	13
SECTION 4.8 Absence of Certain Changes or Events	15
SECTION 4.9 Absence of Litigation	15
SECTION 4.10 Employee Benefit Plans	16
SECTION 4.11 Labor and Employment Matters	17
SECTION 4.12 Insurance	17
SECTION 4.13 Properties	18
SECTION 4.14 Tax Matters	19
SECTION 4.15 Proxy Statement	20
SECTION 4.16 Opinion of Financial Advisor	21
SECTION 4.17 Brokers	21
SECTION 4.18 Takeover Statutes	21
SECTION 4.19 Intellectual Property Rights	21

SECTION 4.20 Environmental Matters	27
SECTION 4.21 Material Contracts	28
SECTION 4.22 Affiliate Transactions	30
SECTION 4.23 Export Controls	30
SECTION 4.24 Foreign Corrupt Practices Act	31
SECTION 4.25 Government Contracts	31
SECTION 4.26 No Suspension or Debarment	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	32
SECTION 5.1 Organization	33
SECTION 5.2 Authority	33
SECTION 5.3 No Conflict; Required Filings and Consents	33
SECTION 5.4 Absence of Litigation	34
SECTION 5.5 Proxy Statement	34
SECTION 5.6 Brokers	34
SECTION 5.7 Merger Sub	34
SECTION 5.8 Ownership of Shares	34
SECTION 5.9 Vote/Approval Required	34
SECTION 5.10 Sufficient Funds	35
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	35
SECTION 6.1 Conduct of Business of the Company Pending the Merger	35
SECTION 6.2 Consultation Rights	38
SECTION 6.3 Conduct of Business of Parent and Merger Sub Pending the Merger	38
ARTICLE VII ADDITIONAL AGREEMENTS	38
SECTION 7.1 Proxy Statement	38
SECTION 7.2 Stockholders Meeting	39
SECTION 7.3 Access to Information; Confidentiality	39
SECTION 7.4 Acquisition Proposals	40
SECTION 7.5 Further Action; Efforts	43
SECTION 7.6 Public Announcements	45
SECTION 7.7 Notification	45
SECTION 7.8 Indemnification and Insurance	45
SECTION 7.9 Employee Matters	46
SECTION 7.10 Reasonable Efforts to Obtain Additional Financing	47
SECTION 7.11 Provision of Additional Company Tax Information	47
SECTION 7.12 Required Consents	47
ARTICLE VIII CONDITIONS OF MERGER	47
SECTION 8.1 Conditions to Obligation of Each Party to Effect the Merger	47
SECTION 8.2 Conditions to Obligations of Parent and Merger Sub	48

- ii -

SECTION 8.3 Conditions to Obligations of the Company	49
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	50
SECTION 9.1 Termination	50
SECTION 9.2 Effect of Termination	51
SECTION 9.3 Expenses	53
SECTION 9.4 Amendment	53
SECTION 9.5 Waiver	53
ARTICLE X GENERAL PROVISIONS	53
SECTION 10.1 Notices	53
SECTION 10.2 Certain Definitions	54
SECTION 10.3 Severability	57
SECTION 10.4 Entire Agreement; Assignment	57
SECTION 10.5 Parties in Interest	57
SECTION 10.6 Governing Law	57
SECTION 10.7 Headings	57
SECTION 10.8 Counterparts	57
SECTION 10.9 Specific Performance; Jurisdiction	57
SECTION 10.10 Interpretation	58

EXHIBITS

Exhibit A: Certificate of Incorporation of the Surviving Corporation

Exhibit B: Bylaws of Merger Sub

Exhibit C: Matters To Be Covered by Legal Opinion of Hogan & Hartson LLP

- iii -

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 7.4(c)
Acquisition Proposal	Section 7.4(b)
Action	Section 4.9
Additional Financing	Section 8.2(d)
Additional Financing Commitment	Section 7.10
affiliate	Section 10.2(a)
Agreement	Preamble
Alternative Option Amount	Section 2.2(a)
Articles of Merger	Section 1.2
Book-Entry Shares	Section 2.4(b)
Borrowed-Money Debt	Section 3.1(c)
business day	Section 10.2(b)
Bylaws	Section 1.4(b)
Certificate of Incorporation	Section 1.4(a)
Certificates	Section 2.4(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 4.10(c)
Company	Section 10.2(c)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article IV
Company Employees	Section 4.10(a)
Company Plans	Section 4.10(a)
Company Product	Section 4.19(c)
Company Requisite Vote	Section 4.4
Company Securities	Section 4.3(a)
Company Stock Plans	Section 4.3(a)
Company Transactional Expenses	Section 3.1(b)(iii)
Contract	Section 4.5(a)
control	Section 10.2(d)
controlled	Section 10.2(d)
controlled by	Section 10.2(d)
Copyrights	Section 4.19(a)
corresponding section	Section 10.2(e)
Current Employees	Section 7.9(a)
currently planned business or activities	Section 10.2(f)
Designated Executives	Section 3.2
Disclosure Schedules	Article V
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.2
Employee Stock Purchase Plan	Section 4.3(a)
Encumbrance	Section 4.19(f)
Environmental Laws	Section 4.20(c)(i)
Environmental Permits	Section 4.20(c)(ii)
Equity Value	Section 3.1(b)

ERISA	Section 4.10(a)
Estimated Purchase Price Statement	Section 3.2(a)
Exchange Act	Section 4.5(b)
Excluded Licenses	Section 4.19(c)
Expenses	Section 9.2(b)
Family	Section 10.2(l)
Financial Advisor	Section 4.16
Fully-Diluted Shares	Section 3.1(d)
generally accepted accounting principles	Section 10.2(g)
Government Bid	Section 4.25(a)
Government Contract	Section 4.25(a)
Governmental Entity	Section 4.5(b)
Guarantee	Section 10.2(h)
Indebtedness	Section 10.2(i)
Indemnified Parties	Section 7.8(a)
Intellectual Property	Section 4.19(a)
Interest-Payment Agreements	Section 3.1(c)
Investment	Section 1.6
Investment Shares	Section 1.6
IRS	Section 4.10(b)
knowledge	Section 10.2(j)
Law	Section 4.5(a)
Leased Real Property	Section 4.13(b)
Licenses	Section 4.6
Lien	Section 4.3(b)
Limited License	Section 4.19(n)
Mailing Date	Section 3.2(c)
Material Adverse Effect	Section 4.1
Material Contract	Section 4.21(a)
Material Subsidiary	Section 4.1
Material	Section 4.9
Materials of Environmental Concern	Section 4.20(c)(iii)
Maximum Premium	Section 7.8(b)
Merger	Preamble
Merger Sub	Preamble
MGCL	Preamble
Multiemployer Plan	Section 4.10(a)
Neutral Firm	Section 3.2(c)
Non-Disclosure Agreement	Section 7.3(b)
Notes	Section 6.1(b)
Notice of Superior Proposal	Section 7.4(d)
Option	Section 2.2(a)
Owned Intellectual Property	Section 4.19(a)
Owned Real Property	Section 4.13(a)
Parent	Preamble
Parent Disclosure Schedule	Article V

- v -

Patents	Section 4.19(a)
Paying Agent	Section 2.4(a)
Per Share Merger Consideration	Section 3.1(a)
Permitted Liens	Section 4.13(c)
person	Section 10.2(k)
Preferred Stock	Section 4.3(a)
Prepaid Indebtedness	Section 4.7(b)
Proxy Statement	Section 4.15
Real Property Lease	Section 4.13(b)
Related person	Section 10.2(l)
Representatives	Section 7.4(a)
Restricted Shares	Section 2.2(b)
Retention-Bonus Amount	Section 3.1(b)
Sarbanes-Oxley Act	Section 4.7(c)
SEC	Section 4.7(a)
SEC Reports	Section 4.7(a)
Securities Act	Section 4.7(a)
Shares	Section 2.1(a)
Software	Section 4.19(a)
Specified Courts	Section 10.9
Specified Termination Payments	Section 3.2(a)
Stockholders Meeting	Section 7.2
Subscription Agreement	Section 1.6
subsidiaries	Section 10.2(m)
subsidiary	Section 10.2(m)
Superior Proposal	Section 7.4(e)
Surviving Corporation	Section 1.1
Tax	Section 10.2(n)
Tax Incentive	Section 4.14(b)
Tax Returns	Section 10.2(o)
Taxes	Section 10.2(n)
Termination Date	Section 9.1(c)
Termination Fee	Section 9.2(c)
Third-Party IP Licenses	Section 4.19(d)
Third-Party Licenses	Section 4.19(d)
Third-Party Software Licenses	Section 4.19(c)
Third-Party Tools	Section 4.19(c)
Trademarks	Section 4.19(a)
under common control with	Section 10.2(c)
Waiver	Section 6.1(n)
Warrants	Section 3.1(c)

- vi -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2008 (this “Agreement”), among ARISTON GLOBAL HOLDING LLC, a Delaware limited liability company (“Parent”), ARISTON GLOBAL MERGER SUB, INC., a Maryland corporation and a wholly-owned direct or indirect subsidiary of Parent (“Merger Sub”), and ACE*COMM CORPORATION, a Maryland corporation.

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Maryland General Corporation Law (the “MGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the MGCL and upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved, and the board of directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the MGCL and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York, on the fifth business day following the Stockholders Meeting (as defined in Section 7.2) or, if later, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation in such form as required by, and executed in accordance with, the relevant provisions of the MGCL (the date and time of such filing in accordance with the MGCL, or such later time as may be specified in the Articles of

Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the MGCL in connection with the Merger.

SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the articles of amendment and restatement of the Company (the “Certificate of Incorporation”) shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(b)       At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company (the “Bylaws”) shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

SECTION 1.5 Directors and Officers. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the directors of Merger Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

SECTION 1.6 The Investment. Concurrently with the execution hereof, Parent shall make an investment in the Company in the amount of $400,000 (the “Investment”) by purchasing 714,286 Shares at a per-share price of $0.56 (the “Investment Shares”). The Company and Parent have entered into a Subscription Agreement (the “Subscription Agreement”) that, subject to such satisfaction, implements the Investment and the purchase of Investment Shares.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)       Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive in cash the Per Share Merger Consideration (as defined in Section 3.1(a)) payable to the holder thereof, without interest, as provided in Section 3.2, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)       Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time (including any Investment Shares) shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(c)       Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 2.2 Treatment of Options and Restricted Shares. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Company Plan (as defined in Section 4.10(a)) that, in each case, is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to (i) the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding and employment Taxes or (ii) such other amount determined by the Company and as to which amount the Company shall have notified Parent on or prior to July 21, 2008 (the “Alternative Option Amount”).

(b)       Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) that is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Per Share Merger Consideration with respect to each such Restricted Share, less any required withholding and employment Taxes.

SECTION 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Subtitle 2 of the MGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Subtitle 2 of the MGCL; provided, however, that, if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Subtitle 2 of the MGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)       The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Subtitle 2 of the MGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Subtitle 2 of the MGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

SECTION 2.4 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II and Article III. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Per Share Merger Consideration payable to the holders of Company Common Stock, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc., or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)       Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder as of the Effective Time of (x) an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) or (y) Shares represented by book-entry (“Book-Entry Shares”) (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal or have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Per Share Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, at the time and in the manner described in this Article II and Article III, the Per Share Merger

Consideration for each Share formerly represented by such Certificate or Book-Entry Shares, and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Per Share Merger Consideration as contemplated by this Article II and Article III.

(c)       At any time following the date that is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. Any Per Share Merger Consideration remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interests of any person previously entitled thereto. None of the Surviving Corporation, Parent or the Paying Agent will be liable to any person entitled to payment under this Article II or Article III for any consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(d)       After the Effective Time, the stock-transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Agreement.

(e)       Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f)        In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II and Article III.

(g)       Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.4(g).

ARTICLE III

PURCHASE PRICE

SECTION 3.1 Purchase Price. (a) The “Per Share Merger Consideration” shall be an amount in cash equal to (i) the Equity Value divided by (ii) the Fully-Diluted Shares, rounded to the nearest tenth of a cent.

(b)	The “Equity Value” shall be the following:
(i)	$19,500,000;

(ii)       minus, on a dollar-for-dollar basis, the amount of Borrowed-Money Debt; and

(iii)      minus, on a dollar-for-dollar basis, all closing or transactional expenses (including any and all Alternative Option Amounts, the Retention-Bonus Amount and amounts paid or payable to (A) financial advisors, attorneys or accountants or (B) any employees of the Company or any of its subsidiaries, as a result of (1) their termination prior to or automatically as a result of the consummation of the transactions contemplated by this Agreement (including the Specified Termination Payments) and (2) such transactions constituting a change of control under their employment agreements or any other documents as in effect during the period beginning on the date hereof and ending immediately prior to the Effective Time (including, without limitation, associated severance costs such as accrued bonuses, excise and other Taxes and payments associated with such amounts and required to be paid by statute or contract)) that, in the case of clause (A) or (B) above, are paid, incurred or expected to be incurred, payable or subject to reimbursement by the Company or any of its subsidiaries at any time during the period March 31, 2008, through the Effective Time (all such expenses, the “Company Transactional Expenses”). As used herein, “Retention-Bonus Amount” means $47,500.

(c)       “Borrowed-Money Debt” means the outstanding Indebtedness of the Company and its subsidiaries as of June 30, 2008 (including accrued but unpaid interest, fees and penalties and reimbursable expenses in connection with the prepayment of such Indebtedness and premiums or penalties that would be payable upon prepayment of such Indebtedness at the Effective Time and any other amounts payable to the holders of such Indebtedness as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, but excluding capitalized-lease obligations outstanding as of June 30, 2008, in an amount less than or equal to $25,000 in the aggregate), plus the interest on the Notes that accrues during the period beginning July 1, 2008, and ending on September 30, 2008 (except to the extent that the holders of Notes have agreed in writing to accept Shares as full and complete payment of such interest with respect to such period and the Company has provided Parent with a copy of such executed agreements (the “Interest-Payment Agreements”)) plus the aggregate amount that the Company or the Surviving Corporation is or will be, in accordance with Section 9(c) of the agreements governing each of the warrants to purchase Shares granted by the Company (the “Warrants”) or otherwise, obligated to pay to all holders of such Warrants upon their request as payment in full for the purchase of the Warrants by the Company or the Surviving Corporation either before or after the consummation of the Merger.

(d)       “Fully-Diluted Shares” means the aggregate number of Shares issued and outstanding (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) immediately prior to the Effective Time.

(e)       Parent will, at the Closing, assume, pay or cause to be paid the amounts comprising the Borrowed-Money Debt and the Company Transactional Expenses to the extent such amounts are (i) deducted in the calculation of Equity Value, (ii) agreed upon by the parties hereto as reflected in the Final Purchase Price Statement (as defined below) and (iii) substantiated by letters that are (A) duly executed by the persons to which such payments are to be made in forms reasonably satisfactory to Parent (including specifying such persons’ good-faith estimates of the payoff amounts as of a specific date and per diem adjustments thereto) and (B) provided to Parent together with the Estimated Purchase Price Statement (as defined below) and, if applicable, updated in connection with the provision of the Final Purchase Price Statement (as defined below); provided, however, that no such letter need be obtained from any (x) person receiving an aggregate Alternative Option Amount of $75,000 or less or (y) payee of Company Transactional Expenses of $25,000 or less.

(f)        Section 3.1(f) of the Company Disclosure Schedule sets forth a good-faith estimate by the Company as of the date hereof of the calculations of, and individual items comprising, Borrowed-Money Debt and the Company Transactional Expenses.

SECTION 3.2 Calculation and Payment of Purchase Price. (a) On or prior to July 21, 2008, the Company shall cause to be prepared and delivered to Parent a reasonably detailed statement (the “Estimated Purchase Price Statement”) containing (i) a good-faith estimate of the Equity Value and the calculation thereof, including the amount of Borrowed-Money Debt and the Company Transactional Expenses (updated since the calculations used in Section 3.1(f) of the Company Disclosure Schedule), and (ii) the Company’s calculation of the Per Share Merger Consideration (based on the Company’s good-faith estimate of the Equity Value and the Fully Diluted Shares). Such calculations shall be based, in relevant part, on the letters referred to in Section 3.1(e). The Estimated Purchase Price Statement shall be based upon the books and records of the Company and its subsidiaries and other information then available and shall be accompanied by written acknowledgments executed by the executive employees listed in Section 3.2(a) of the Company Disclosure Schedule (the “Designated Executives”) of the amounts that the Company or the Surviving Corporation will be obligated to pay each of them in connection with such termination, as such amounts are set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Specified Termination Payments”). Between the date of delivery of the Estimated Purchase Price Statement and the Closing Date, the Company shall (x) have a continuing obligation to update the Estimated Purchase Price Statement and the Final Purchase Price Statement as the Company shall determine to be necessary in light of changes in the relevant facts applicable thereto, (y) respond to reasonable inquiries by Parent as to the calculations in such statements and (z) in good faith and as promptly as practicable, incorporate any corrections thereto reasonably agreed to by Parent.

(b)       The Company shall provide Parent with reasonable access to all books, records, manuals and other materials and information of the Company and its subsidiaries, including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality-control records and all research and development files, wherever located (collectively, the “Records”), and the employees and accountants of the Company and its subsidiaries to enable Parent to review any working papers, trial balances and similar materials relating to the Estimated Purchase Price Statement prepared by or on behalf of the Company. If Parent agrees in writing with the Estimated Purchase Price Statement (or fails to contest it in accordance with the next paragraph), such estimated statement will be, subject to the last sentence of Section 3.2(c), the “Final Purchase Price Statement.”

(c)       If Parent contests any portion of the Estimated Purchase Price Statement within seven days of receipt, the parties shall discuss and negotiate in good faith to resolve any dispute and agree upon the Final Purchase Price Statement. The parties shall use all reasonable efforts to resolve such dispute within 10 days. If the parties are unable to resolve such dispute prior to the day before the date on which the Proxy Statement is first mailed to the stockholders of the Company (the “Mailing Date”), (i) such dispute shall be submitted for resolution to a nationally-recognized independent registered public accounting firm reasonably satisfactory to both Parent and the Company (the “Neutral Firm”), which firm shall determine the Final Purchase Price Statement, (ii) the Proxy Statement shall include the Company’s good-faith estimate of the Per Share Merger Consideration until such time as the Neutral Firm determines a Per Share Merger Consideration that differs from such estimate, whereupon the Proxy Statement shall be corrected or supplemented to reflect such figure as the Neutral Firm determines and (iii) the date of the Stockholders Meeting shall be delayed accordingly but in no event for more than the number of days necessary to (A) resolve the dispute, (B) prepare and distribute to the Company’s stockholders any disclosure supplementing the Proxy Statement and (C) in accordance with the Exchange Act, allow such stockholders sufficient time to reconsider their investment decision in light of such disclosure. The determination of the Final Purchase Price Statement by the Neutral Firm shall be conclusive and binding on both Parent and the Company. The Company agrees to provide the Neutral Firm all reasonable cooperation and access to the Records and employees of the Company and its subsidiaries reasonably requested by the Neutral Firm for use in determining the Final Purchase Price Statement. The fees and disbursements of the Neutral Firm shall be allocated equally between Parent and the Company, and the Company’s share of such fees and disbursements shall be included in Company Transactional Expenses.

(d)       The Per Share Merger Consideration shall be the Per Share Merger Consideration amount reflected in the Final Purchase Price Statement.

(e)       Following the Closing, upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with the letter of transmittal described in Section 2.4(b), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute to the person in whose name such Certificate or Book-Entry Share is registered a check or wire transfer in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of Shares represented by such Certificate or Book-Entry Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the disclosure schedule of the Company delivered by it to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 4.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each subsidiary set forth in Section 4.1 of the Company Disclosure Schedule (each, a “Material Subsidiary”) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing that would not have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, prospects, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

SECTION 4.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws and the organizational documents of each Material Subsidiary, in each case as currently in effect. The Certificate of Incorporation, the Bylaws and the organizational documents of each Material Subsidiary are in full force and effect, and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws. None of the Material Subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational document in any material respect.

SECTION 4.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 45,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). As of the date hereof, (i) 19,473,852 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) such number of issued and outstanding Shares includes all (A) Restricted Shares that will vest as of the Effective Time and (B) Shares issued or issuable as payment in lieu of interest on the Notes that accrued on or before June 30, 2008, and (iii) no shares of Preferred Stock were outstanding. As of the date hereof, (i) an aggregate of 5,300,000 Shares were reserved for issuance upon, or otherwise deliverable in connection with, the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s Amended and Restated Omnibus Stock Plan and 2000 Stock Option Plan for Directors and (ii) an aggregate of 480,000 Shares were reserved for issuance upon, or otherwise deliverable in connection with, the Qualified ACE*COMM Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” and, together with the plans described in the foregoing clause (i), the “Company Stock Plans”). Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date specified thereon, each equity-based award and Option outstanding under the Company Stock Plans, the number of shares issuable thereunder and the vesting schedules, expiration date and exercise or conversion price relating thereto. From the close of business on the date hereof until the Effective Time, no shares of Company Common Stock or Preferred Stock will be issued, except for Shares that are included in the calculation of Fully-Diluted Shares and issued (x) pursuant to the exercise of Options in accordance with their terms, (y) pursuant to the Employee Stock Purchase Plan or (z) in payment of interest due on the Notes (as defined below). Except as set forth above, as of the date hereof, there are no (x) outstanding options or other rights of any kind that obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”), (y) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or (z) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its subsidiaries is a party other than, as of the Closing Date, Warrants each of which represents the right to receive not more than the Warrant Spread Amount.

(b)       Each of the outstanding shares of capital stock, voting securities or other equity interests of each Material Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all options, rights of first refusal, agreements, limitations on voting, dividend or transfer rights, or any lien, pledge, charge, mortgage, encumbrance, adverse rights or claims or security interests of any nature or kind whatsoever (each, a “Lien”). There are no (i) outstanding options or other rights of any kind that obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any Material Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary, (ii) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Material Subsidiary to which the Company or any of its subsidiaries is a party. None of the subsidiaries of the Company owns any Shares.

(c)       All outstanding Indebtedness of the Company and its subsidiaries is listed on Section 4.3(c) of the Company Disclosure Schedule.

SECTION 4.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The board of directors of the Company has (i) unanimously authorized the execution, delivery and performance of this Agreement, (ii) approved the consummation of the transactions contemplated hereby and (iii) taken all corporate actions required to be taken by the board of directors of the Company for the consummation of the transactions, including the Merger, contemplated hereby. The board of directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, the agreement of merger (within the meaning of Section 3-105 of the MGCL) contained within this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) subject to Section 7.2, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting (as defined in Section 7.2), which resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way. The only votes of the stockholders of the Company required to adopt this Agreement and to approve the transactions contemplated hereby are the Company Requisite Vote.

SECTION 4.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate the certificate of incorporation, bylaws or other constituent documents of the subsidiaries of the Company, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iv) (A) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or result in the loss of a benefit under, or (B) give rise to any right of termination, cancellation, amendment or acceleration of or (C) result in the creation of any Lien on any of the properties or assets of the Company or its subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clause (B), for rights of termination or cancellation arising under Contracts that are not material to the current or currently intended business or operations of the Company and that would not impose a material liability on the Company and, in the case of clause (C), immaterial Liens that secure Indebtedness other than Borrowed-Money Debt and that, individually or in the aggregate, will not materially interfere with the use or value of the property or assets or the conduct of the business of the Company and its subsidiaries, taken as a whole, as currently used or conducted.

(b)       The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (x) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), and state securities, takeover and “blue sky” laws, (y) the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL and (z) the consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 4.5(b) of the Company Disclosure Schedule.

SECTION 4.6 Compliance. Neither the Company nor any of its subsidiaries is (and has not been since June 30, 2007) in violation in any material respect of any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound (including Laws relating to consumer finance or the extension of credit); and the Company and its subsidiaries have all grants, easements, variances, certificates, permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted in all material respects, and all such Licenses are valid and in full force and effect.

SECTION 4.7 SEC Filings; Financial Statements; Accounts Receivable; No Undisclosed Liabilities. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2006 (all such forms, reports, statements, certificates and other documents filed since July 1, 2006, collectively, the “SEC Reports”). None of the Company’s subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since June 30, 2007, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b)       The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports filed with the SEC have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal year-end audit adjustments). Since March 31, 2008, none of the Company or any of its subsidiaries has redeemed, repurchased, repaid, prepaid, defeased, cancelled, or modified in any material respect the terms of, any Indebtedness. In addition, since March 31, 2008, none of the Company or any of its subsidiaries has incurred any Indebtedness or assumed, guaranteed or endorsed, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or made any loans, advances or capital contributions to, or investments in, or granted any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company) other than in the ordinary course of business consistent with past practice.

(c)       As of their respective dates, the SEC Reports complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(d)       The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(e)       The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not received any material complaints since June 30, 2007, regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(f)        Except as disclosed to Parent in writing prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give, when first due, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act.

(g)       There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h)       All accounts receivable of the Company and its subsidiaries included in the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) for all periods included in the SEC Reports, and as incurred in the ordinary course of business since the dates thereof, represent bona fide claims against debtors for sales and other charges, and reserves for bad debt or uncollectable items have been maintained in accordance with generally accepted accounting principles. The Company has not received any written notice of any contest, claim or right of setoff with respect to its accounts receivable.

(i)        Neither the Company nor any of its subsidiaries has any material liabilities other than liabilities (i) that are reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto or (ii)(A) that are incurred in the ordinary course of business since the end of the fiscal period reflected in such financial statements, (B) in amounts reasonably consistent with the operation of the business of the Company and its subsidiaries as conducted during such period or (C) that the Company will take into account in calculating Equity Value.

(j)        The sum of Borrowed-Money Debt and the Company Transactional Expenses will not exceed by more than $100,000 the aggregate amount taken into account in the most recent calculation of Equity Value made prior to the Mailing Date (but excluding any interest payable on the Notes with respect to periods commencing after September 30, 2008), and the Company will not pay cash interest on the Notes in respect of any period on or before September 30, 2008.

SECTION 4.8 Absence of Certain Changes or Events. Since June 30, 2007, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice, and, since such date, there has not been (a) any change, event, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company, (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, except, in the ordinary course of business and prior to the date hereof, with respect to shares held by Company employees, (d) any granting by the Company or any of its subsidiaries to any of their directors, officers, employees, independent contractors or consultants of any increase in compensation or fringe benefits, except for increases in the ordinary course of business and prior to the date hereof that are consistent in type and amount with past practices of the Company with respect to employees who are not directors or officers or increases required under any Company Plan, (e) any granting to any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries of the right to receive any severance or termination pay not provided for under any Company Plan, (f) any entry by the Company or any of its subsidiaries into any employment, consulting, change-of-control or severance agreement or arrangement with any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries, or any material amendment of any Company Plan, (g) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto, (h) any material Tax election made or revoked by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries or (i) any material change in tax accounting principles by the Company or any of its subsidiaries.

SECTION 4.9 Absence of Litigation. There are no Material suits, claims, actions, proceedings, arbitrations, mediations or investigations (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. To the knowledge of the Company, no officer or director of the Company is a defendant in any Action in connection with his or her status as an officer or director of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Material order, writ, judgment, injunction, decree or award. There are no Material SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company. “Material” means having a maximum potential liability of the Company in excess of $75,000 or seeking injunctive relief.

SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other material director and employee plan, program, agreement or arrangement, vacation or sick-pay policy, fringe-benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock-appreciation right or other equity-based plan, and bonus or other incentive compensation or salary-continuation plan or policy contributed to, sponsored or maintained by or with respect to which, the Company or any of its subsidiaries has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”). The aggregate amount of all retention or stay-put bonuses that are paid or payable to Company Employees at or in connection with the execution of this Agreement or the consummation of the Merger, whether under the Company’s cash retention bonus plans or any other Employee Plan or agreement, and not otherwise covered by Section 3.1(b)(iii)(B), does not exceed 200% of the Retention-Bonus Amount.

(b)       With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan descriptions, (iv) any employee handbooks or manuals, (v) the three most recent Forms 5500 and attached schedules, (vi) for the most recent year, (A) audited financial statements and (B) actuarial valuation reports, if any, and (vii) copies of any material correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor (or any agency thereof) or any comparable Governmental Entity relating to any compliance issues with respect to any Company Plan.

(c)       Each Company Plan has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law.

(d)       Section 4.10(d) of the Company Disclosure Schedule contains a true and complete list of each Multiemployer Plan with respect to which the Company or any of its subsidiaries has any liability or contributes (or has at any time contributed) or had an obligation to contribute. With respect to any such Multiemployer Plan, (i) neither the Company nor any of its subsidiaries has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied, or would be subject to any such liability, as of the Effective Time, if the Company or any of its subsidiaries were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such Multiemployer Plan and (ii) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e)       With respect to each Company Plan, no actions, suits or material claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f)        (i) Neither the Company nor any of its subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

(g)       None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended.

(h)       Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to adversely affect such qualification or exemption.

(i)        None of the execution or delivery of, or performance by the Company of its obligations under, this Agreement will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (ii) result in the triggering or imposition of (A) any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan or (B) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

SECTION 4.11 Labor and Employment Matters. There are no material unfair labor practice charges, grievances or complaints pending, or, to the knowledge of the Company, threatened, against the Company or any subsidiary before the National Labor Relations Board or any other labor-relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending, or, to the knowledge of the Company, threatened in writing, against or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any collective-bargaining agreements, and there are not, to the knowledge of the Company, any union-organizing activities concerning any Company Employees.

SECTION 4.12 Insurance. All insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, or as is sufficient to comply with applicable Law. Neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.13 Properties. (a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, a correct street address.

(b)       Section 4.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each Leased Real Property, the correct street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each, a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c)       The Company or one of its subsidiaries has good fee-simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except (w) statutory liens securing payments not yet due, (x) as to Owned Real Property, such minor imperfections or irregularities of title as do not materially adversely affect the use or value of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (y) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness that, in each case, are taken into account in calculating Equity Value or relate to indebtedness that is specifically excluded from the definition of Borrowed-Money Debt and (z) immaterial liens that, individually or in the aggregate with any other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its subsidiaries taken as a whole as currently used or that secure Indebtedness (other than Indebtedness taken into account in calculating Borrowed Money Debt) (collectively, “Permitted Liens”).

(d)       None of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e)       Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease either by the Company or its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto.

(f)        There does not exist any pending condemnation or eminent-domain proceedings that affect any Owned Real Property or, to the knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the knowledge of the Company, any threatened condemnation or eminent-domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its subsidiaries have received any written notice of the intention of any Governmental Entity or other person to take or use any Owned Real Property or Leased Real Property.

(g)       All of the material tangible personal property reflected in a consolidated balance sheet in the most recent financial statements included in the SEC Reports filed prior to the date hereof, reflected in the notes thereto or otherwise used by the Company or any Company subsidiary in the operation of the Business is either (i) owned by the Company or any Company subsidiary or (ii) leased pursuant to valid leasehold interests, in each case free and clear of all Liens other than Permitted Liens.

SECTION 4.14 Tax Matters. (a) (i) The Company and each of its subsidiaries has timely filed all Tax Returns required to be filed (except those under valid extension) and shall timely file all Tax Returns due on or before the Closing Date (except those under valid extension), (ii) the Company and each of its subsidiaries has timely paid all Taxes (whether or not reflected on such Tax Returns) and shall timely pay all Taxes due on or before the Closing Date, (iii) adequate reserves in accordance with generally accepted accounting principles have been established by the Company and its subsidiaries for all accrued Taxes not yet due and payable in respect of taxable periods ending on the Closing Date, (iv) no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn, (v) all Taxes required to be withheld by the Company and its subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any assessments or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (vii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, and no such action, suit, proceeding, investigation, claim or audit is pending, (viii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, (ix) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since July 1, 2001, (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes) or (C) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code, (x) neither the Company nor any of its subsidiaries has been required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code, (xi) no written claim has ever been made by an authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax by that jurisdiction, (xii) the Company and each of its subsidiaries has made available to Parent copies of all Tax Returns filed on or behalf of the

Company and each of its subsidiaries for all Tax periods beginning on or after July 1, 2005, (xiii) neither the Company nor any of its subsidiaries has, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, (xiv) there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code, (xv) there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code, (xvi) none of the Company’s or any of its subsidiaries’ assets are Tax exempt use property within the meaning of Section 168(h) of the Code and (xvii) neither the Company nor any of its subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the existence prior to the Closing Date of any of the following: (A) a change in method of accounting under Section 481 of the Code, (B) a closing agreement under Section 7121 of the Code, (C) a deferred intercompany gain or excess loss account under Treasury Regulations promulgated under Section 1502 of the Code (or in the case of each of (A), (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition or (E) prepaid amount.

(b)       The Company and each of its subsidiaries are in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government (“Tax Incentive”), and, to the knowledge of the Company, the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(c)       Neither the Company nor any of its subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation (or political subdivision thereof) by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(d)       The Company and each of its subsidiaries are not subject to any material liabilities for failure to comply with all applicable transfer-pricing Laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer-pricing practices and methodology of the Company and its subsidiaries, or for any failure of the prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries not to have been arm’s length prices for purposes of the relevant transfer-pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(e)       None of the assets of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries are required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

SECTION 4.15 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives in writing expressly for inclusion, and that is contained or incorporated by reference, in the Proxy Statement.

SECTION 4.16 Opinion of Financial Advisor. Rutberg & Co. (the “Financial Advisor”) has delivered to the board of directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

SECTION 4.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and complete copy of whose engagement agreement has been provided to Parent) is or will become entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. In calculating Equity Value, the Company shall take into account all fees payable to the Financial Advisor.

SECTION 4.18 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including Section 3-602 of the MGCL, is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 4.19 Intellectual Property Rights. (a) All existing Intellectual Property that the Company or any of its subsidiaries uses in its business or activities or that is under design or in development for use in the current or the currently planned business or activities of the Company or any of its subsidiaries, including software components under design or in development, (i) that is, or would reasonably be expected to be, material to the current or the currently planned business or activities of the Company or any of its subsidiaries, (ii) with respect to which the Company or any of its subsidiaries (A) owns all right, title and interest, (B) has a right to receive all right, title and interest or (C)(1) owns a partial right, title or interest and (2) has an unrestricted right to use or sublicense (collectively, the “Owned Intellectual Property”) and (iii) that is (A) the subject of any (1) Patent, Trademark, Copyright or domain-name registration or grant or (2) Patent, Trademark or Copyright application, is set forth in Section 4.19(a)(i) of the Company Disclosure Schedule, or (B) a Trademark used by the Company or any of its subsidiaries that identifies a Company Product or Company service that is not subject to an application or registration is set forth in Section 4.19(a)(ii) of the Company Disclosure Schedule, which identifies the applicable jurisdiction, registration (or application) number and the date issued, filed or first used; provided that the Company has no obligation to identify the date on which a Trademark was first used if (x) it does not have such information in its possession and (y) such information is not obtainable without unreasonable effort or expense. For the avoidance of doubt, the Owned Intellectual Property shall not include any rights in any third-party wholly-owned Intellectual Property under any license agreements, registered user agreements, technology or materials, transfer agreements and other agreements or instruments. For purposes of this Agreement, the following definitions shall apply: “Intellectual Property” means all intellectual and industrial property, including (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including any Patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (iii) Patents and all improvements to the inventions disclosed in each such registration, Patent or application, (iv) Trademarks, (v) Copyrights, (vi) Software, (vii) trade secrets and confidential, technical or business information (including ideas, formulas, compositions and designs), (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and to apply for Patents and to register Trademarks and Copyrights, (xi) all rights under any license agreements, registered-user agreements, technology or materials, transfer agreements and other agreements or instruments with respect to items in (i) to (x) above and (xii) all rights to sue, recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out. “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions. “ Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications and provisional patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions. “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer-related data, field and data definitions and relationships, data-definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts and all other material related to such software. “ Trademarks” means all trademarks, service marks, trade dress, logos, indicia, trade names, corporate names, business names and domain names, whether or not registered, including all common-law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America or the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

(b)       Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, all Trademarks, Patents and Copyrights listed in Section 4.19(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all ongoing prosecution, maintenance and renewal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents, as applicable). Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, all of the Company’s Trademark registrations are valid and enforceable, and, to the Company’s knowledge, all of the registered Trademarks listed in Section 4.19(a) of the Company Disclosure Schedule are valid, enforceable and, except as listed in Section 4.19(b)(i) of the Company Disclosure Schedule, not subject to any maintenance requirements due within 90 days after the Closing Date. To the Company’s knowledge, other than as set forth in Section 4.19(f)(iii) of the Company Disclosure Schedule, there are no conflicting Trademarks or interfering Patents of any person, as defined under 35 U.S.C. 135 of the United States Patent Code. Except as listed in Section 4.19(f)(iii) of the Company Disclosure Schedule, no Trademark identified in Section 4.19(a) of the Company Disclosure Schedule is currently involved in any opposition or cancellation proceeding, and no such action has been threatened with respect to any of such Trademarks. Except as listed in Section 4.19(b)(ii) of the Company Disclosure Schedule, no Patent listed in Section 4.19(b) of the Company Disclosure Schedule is currently involved in any interference, reissue, reexamination or opposition proceeding and no such action has been threatened with respect to any such Patent.

(c)       Section 4.19(c)(i) of the Company Disclosure Schedule sets forth a correct and complete list of any and all Material Contracts (as defined in Section 4.21) or other arrangements (excluding license agreements for off-the-shelf software applications programs that (x) have an acquisition price of less than $5,000 per each workstation or server and (y) are not incorporated into, embedded into or distributed with any Company Products (the “Excluded Licenses”)) pursuant to which the Company or any of its subsidiaries has been granted, or otherwise receives, any right to use or distribute any Software owned by a third party and that is, or may be, used in the business of the Company or its subsidiaries as currently conducted or as contemplated to be conducted, including the Third-Party Tools, as defined below (the “Third-Party Software Licenses”), and such Section indicates, with respect to each such Third-Party Software License, the parties, the effective date or, if no such date is indicated, the date executed, whether or not it is exclusive, and the type or nature of the Software provided thereunder (e.g., products, tools, utilities or libraries). Section 4.19(c)(ii) of the Company Disclosure Schedule sets forth all third-party Software that is either (i) necessary (A) to build the Company Products, (B) to install the Company Products or third-party Software or (C) to embed any such third-party Software in the Company Products or (ii) accessed by the Company Products (e.g., libraries), and such Section indicates, with respect to each item, whether such Software has been modified by the Company or any of its subsidiaries (the “Third-Party Tools”). For purposes of this Section 4.19, the term “Company Product” shall mean a software product that is currently being sold or that is under design or in development by the Company or any of its subsidiaries.

(d)       Except for the Third-Party Software Licenses, Section 4.19(d) of the Company Disclosure Schedule sets forth a correct and complete list of any and all Contracts or other arrangements pursuant to which the Company or any of its subsidiaries has been granted, or otherwise receives, any right to use, exercise or practice any right under any Intellectual Property (i) that is used in operating the business or activities of the Company or its subsidiaries as currently conducted or (ii) planned to be used in any currently planned business or activity, indicating, for each such Contract and arrangement, the parties, the effective date or, if no such date is indicated, the date executed, the term, whether or not it is exclusive, and the nature of the Intellectual Property covered thereby (the “Third-Party IP Licenses” and, together with the Third-Party Software Licenses, the “Third-Party Licenses”). The Company or one of its subsidiaries, as applicable, is in material compliance with the terms and conditions of all Third-Party Licenses.

(e)       Section 4.19(e)(i) of the Company Disclosure Schedule sets forth a list of all Third-Party Licenses pursuant to which any royalty, honorarium or other fee in excess of $75,000 annually is payable by the Company or any of its subsidiaries for the use of, or right to use, any Intellectual Property, and such Section indicates, with respect to each such Third-Party License, the party to whom payment is due, the effective date of the agreement or, if no such date is indicated, the date executed. Except as set forth in Section 4.19(e)(ii) of the Company Disclosure Schedule, no such royalties, honoraria or other fees payable for Third-Party Licenses are overdue, or due and owing and payable within 30 days from the Closing Date.

(f)        Other than the Intellectual Property covered by the Excluded Licenses, the Owned Intellectual Property and the Intellectual Property covered by the Third-Party Licenses constitute all of the material Intellectual Property (i) used in, or necessary for, the business of the Company or any of its subsidiaries as currently conducted or (ii) planned to be used in, or necessary for, any currently planned business or activity. Except as otherwise disclosed in Section 4.19(f)(i) of the Company Disclosure Schedule, the Company and/or its subsidiaries (i) solely and exclusively own, free and clear of all Encumbrances, all Owned Intellectual Property and (ii) have valid and enforceable rights under contract (1) to use all of the Intellectual Property (other than the Owned Intellectual Property) used by the Company or any of its subsidiaries or planned to be used in, or necessary for, any currently planned business or activity and (2) to distribute all of the Company Products to customers of the Company or any of its subsidiaries, where applicable, and, to the extent distributed by the Company or any of its subsidiaries to its customers, the Software covered by the Third-Party Licenses, as the case may be. “Encumbrance” means, with respect to any property or asset, any lien, mortgage, pledge, security interest or other encumbrance. Other than as set forth in Section 4.19(f)(ii) of the Company Disclosure Schedule and as provided under Section 4.19(k), the Company and its subsidiaries have taken all commercially reasonable steps necessary (i) to protect the Owned Intellectual Property, it being understood that, with respect to Software, such commercially reasonable steps do not necessarily include the requirement to make filings for the Owned Intellectual Property, and (ii) to enforce the rights of the Company and its subsidiaries in the Owned Intellectual Property. Other than as set forth in Section 4.19(f)(iii), to the Company’s knowledge, (i) no person has challenged the ownership, use, validity or enforceability of any Owned Intellectual Property and (ii) there is no information that is reasonably likely to give rise to any dispute, cause of action, claim or challenge concerning the sole and exclusive ownership by the Company or any of its subsidiaries of any such Owned Intellectual Property.

(g)       Other than as set forth in Section 4.19(g) of the Company Disclosure Schedule, the use or commercial exploitation by the Company or any of its subsidiaries of the Owned

Intellectual Property does not, and the conduct of the business of the Company and its subsidiaries as currently conducted does not, (i) infringe upon, misappropriate, dilute, violate or otherwise conflict with any non-Patent Intellectual Property rights of any third party or (ii) to the Company’s knowledge, infringe upon, misappropriate, violate or otherwise conflict with any Patent rights of any third party. Other than as set forth in Section 4.19(g) of the Company Disclosure Schedule, during the seven-year period prior to the date hereof (i) neither the Company nor any of its subsidiaries has been notified in writing by any third party of any allegation that either the Owned Intellectual Property or the conduct of the business of the Company or any of its subsidiaries infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party and (ii) no person has (A) notified the Company or any of its subsidiaries in writing that the Company or any of its subsidiaries requires a license or (B) offered a license, in the absence of an accompanying product or service of such person, to any third party-owned Intellectual Property rights.

(h)       Except as set forth in Section 4.19(h)(i) of the Company Disclosure Schedule, to the Company’s knowledge, no person is misappropriating, infringing, diluting or violating any Owned Intellectual Property, and, except as set forth in Section 4.19(h)(ii) of the Company Disclosure Schedule, during the seven-year period prior to the date of signing of this Agreement, no such claims have been brought or threatened against any person by or on behalf of the Company or any of its subsidiaries.

(i)        Section 4.19(i)(i) of the Company Disclosure Schedule sets forth a list of all Company Products by commercial name and version number. Each of the Company Products was, and the Copyrights owned by, and the works of authorship used by, the Company or any of its subsidiaries involve works of authorships that were, developed by (i) employees of the Company or any of its subsidiaries within the scope of their employment or who have irrevocably assigned (to the extent assignable) all of their Intellectual Property rights (without limitation or reservation) to the Company or its subsidiaries pursuant to enforceable written agreements, (ii) independent contractors who have irrevocably assigned (to the extent assignable) all of their Intellectual Property rights (without limitation or reservation) to the Company or its subsidiaries pursuant to enforceable agreements or (iii) a third party, and all of the Intellectual Property rights (to the extent assignable) in such Company Products or works of authorship were assigned to the Company or its subsidiaries from such third party or a subsequent assignee, or, to the extent not owned by the Company, the works of authorship are, except as set forth in Section 4.19(i)(ii) of the Company Disclosure Schedule, subject to a valid and enforceable license to the Company, including, with respect to those works that have been modified or that are, pursuant to any currently planned business or activity, planned to be modified, the right to create derivative works, and, to the Company’s knowledge, no other person has any bona fide claim to authorship or ownership of any part thereof.

(j)        Except as set forth in Section 4.19(j)(i) of the Company Disclosure Schedule, all registered Trademarks of the Company and its subsidiaries and unregistered Trademarks identified by the Company on Section 4.19(a)(ii) of the Company Disclosure Schedule with an asterisk that are currently being used in any way by the Company or any of its subsidiaries in connection with the conduct of the Company’s business have, in each case, been in continuous use by the Company and its subsidiaries during the five-year period preceding the date hereof or, with respect to Trademarks the first use in commerce of which occurred on a date that is more recent than the date that is five years prior to the date hereof, for such entire period since the date of first use in commerce by the Company or any of its subsidiaries. To the Company’s knowledge, there has been no prior use of any such Trademarks or other action taken by any person that would confer upon said person superior rights in such Trademarks than the rights held by the Company or its subsidiaries. Except as set forth in Section 4.19(f)(ii) of the Company Disclosure Schedule, the Company or its subsidiaries have taken all commercially reasonable steps necessary to enforce their respective rights in such Trademarks, and, except as set forth in Section 4.19(j)(ii) of the Company Disclosure Schedule, each registered Trademark of the Company and its subsidiaries that has been used by any of them in connection with any goods and services is only being used in connection with goods and services that are listed on, and in proper form pursuant to, its registration certificate.

(k)       Each of the Company and each of its subsidiaries has taken all commercially reasonable steps to protect its rights in confidential information and trade secrets used in connection with the conduct of its business (including with respect to any Company Products and Owned Intellectual Property that is confidential or a trade secret). Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the business of the Company and its subsidiaries as currently conducted.

(l)        The Company and its subsidiaries have valid registrations for each of the domain names set forth in Section 4.19(a) of the Company Disclosure Schedule, and there are no other domain names used in the conduct of the business by the Company and its subsidiaries. Except as otherwise set forth in Section 4.19(l) of the Company Disclosure Schedule, the registration of each such domain name is free and clear of all Encumbrances and is in full force and effect and in material compliance with all applicable domain-name-registration requirements. The Company and its subsidiaries have paid all fees and have adhered to and complied with, in all material respects, all administrative policies required to maintain each registration. None of the Company’s or any of its subsidiaries’ registrations or uses of such domain names has been disturbed or placed “on hold” by the relevant registrar of domain names, and none of the Company or any of its subsidiaries has received written notice of any claim asserted against the Company or any of its subsidiaries adverse to its rights to such domain names.

(m)      Except as set forth in Section 4.19(m) of the Company Disclosure Schedule, to the Company’s knowledge, each Company Product (i) is free from any material defect or programming error, including bugs, logic errors or failures to operate in all material respects as described in the related written documentation, and (ii) materially conforms to the written specifications thereof, including as provided to the Company’s licensees.

(n)       Except as set forth in Section 4.19(n) of the Company Disclosure Schedule, none of the Company Products is, in whole or in part, subject to the provision of any open-source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for the Company Products to third parties, (ii) prohibits or limits the Company or any of its subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product to third parties, (iii) except as specifically permitted by Law, grants, or otherwise allows, any right to any person (other than the Company or any of its subsidiaries) to decompile, disassemble or otherwise reverse-engineer any Company Product or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open-source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification but not limitation, the term “Limited Licenses” shall include (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL) and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 4.19(n) of the Company Disclosure Schedule, none of the Company Products incorporates or embeds, or is distributed, dynamically linked or combined during installation with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(o)       No government funding, or facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property. Except as set forth in Section 4.19(o) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor who contributed to the creation or development of any Owned Intellectual Property was under an obligation to assign rights in Intellectual Property, excluding rights relating to any website design, layout or structure, to any marketing or promotional materials and to any Trademarks other than the registered Trademarks identified in Section 4.19(a) of the Company Disclosure Schedule, to any Governmental Entity, university, college, or other post-secondary educational institution, or a research center, during a period of time in which such employee, consultant or independent contractor, as the case may be, was involved in the development of such Owned Intellectual Property. Neither the Company nor any of its subsidiaries is party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

(p)       Section 4.19(p) of the Company Disclosure Schedule contains a complete and accurate list of all industry-standards bodies or similar organizations in which the Company or any of its subsidiaries has participated, or is now participating, in such a manner as to require the Company to license technology to third parties at a predetermined or so-called “reasonable” royalty rate or for no payment relating to standards set by such standards bodies or similar organization. The Company and its subsidiaries have provided, or made available, to Parent complete and accurate copies of all Contracts to which the Company or any of its subsidiaries is a party relating to Intellectual Property of each standards body or similar organization identified in Section 4.19(p) of the Company Disclosure Schedule.

(q)       Except as set forth in Section 4.19(q) of the Company Disclosure Schedule, none of the Company Products has been distributed directly or indirectly by the Company or any of its subsidiaries in any material respect to any person free of charge for purposes other than demonstration, evaluation, development, partnering pursuant to a partnership agreement or testing.

SECTION 4.20 Environmental Matters. (a) (i) The Company and each of its subsidiaries have complied, and currently comply, in all material respects with all applicable

Environmental Laws (as defined below), and possess, and have possessed, and comply, and have complied, in all material respects with all applicable Environmental Permits (as defined below) required under such laws to operate as the Company and its subsidiaries presently operate, (ii) there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its Material Subsidiaries under any applicable Environmental Law, (iii) neither the Company nor any of its subsidiaries has received any written notification requesting information under, or alleging that it may have liability pursuant to, any Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)       The Company has made available to Parent copies of all material environmental, health and safety reports, audits, assessments or other material communications or documentation relating to environmental, health or safety matters in its possession relating to the Company and any of the Company’s subsidiaries and any real property owned, operated or leased by or for the Company or any subsidiary of the Company, including any Phase I or Phase II Environmental Site Assessments, asbestos surveys or abatement reports, indoor air quality studies or remediation reports, in any case to the extent any of the issues identified in such reports, audits, assessments or other material communications or documentation would reasonably be expected to result in a material liability to the Company or its subsidiaries.

(c)       For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)        “Environmental Laws” shall mean all applicable Laws relating to the protection of (A) indoor or ambient air, soil, surface water or groundwater, or natural resources, (B) human health and safety as affected by exposure to Materials of Environmental Concern or (C) the use and occupancy of structures or buildings with respect to the presence or management of Materials of Environmental Concern.

(ii)       “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)      “Materials of Environmental Concern” shall mean any material, substance or waste defined and regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, petroleum, petroleum byproducts or waste products, asbestos, PCBs, mold of the type and in concentrations that would reasonably be likely to affect human health or occupation or use of any owned or leased real property, or formaldehyde.

SECTION 4.21 Material Contracts. (a) As of the date hereof, except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract:

(i)        that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)       under which the Company or any of its subsidiaries is, or is reasonably likely to be, entitled to receive revenues of more than $75,000 in any calendar year;

(iii)      under which the Company or any of its subsidiaries is or is reasonably likely to become subject to any obligation to pay a liability of more than $75,000 in any calendar year;

(iv)      that creates a Lien on (A) any property or asset of the Company or any of its subsidiaries other than Permitted Liens or (B) any Shares;

(v)        that constitutes a Real Property Lease;

(vi)      under which the Company or any of its subsidiaries has granted or received a license or sublicense or under which the Company or such subsidiary is obligated to pay, or has the right to receive, a royalty, license fee or similar payment, in each case that is material to the Company;

(vii)     between the Company or any of its subsidiaries, on the one hand, and any person that holds more than 5% of the Company Common Stock, or any Related person or affiliate of any such person, on the other;

(viii)    involving a share of profits or losses by the Company or any of its subsidiaries with any other person, including any joint venture, partnership or similar agreement;

(ix)      containing covenants that in any way purport to restrict the business activity of the Company or any of its subsidiaries or limit the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any person;

(x)       other than solely among wholly-owned subsidiaries of the Company, governing the borrowing of money, the Guarantee or the repayment of Indebtedness or conditional-sale arrangements or interest-rate- or currency-hedging activities, in each case, in an amount in excess of $75,000;

(xi)      granting to any person a first refusal, a first offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its subsidiaries or any Shares;

(xii)     involving a material distributor, sales representative or broker arrangement that by its express terms is not terminable by the Company or any of its subsidiaries at will or by giving notice of 30 days or less, without liability;

(xiii)    involving the acquisition by the Company or any of its subsidiaries of any business enterprise whether by stock or asset purchase or otherwise;

(xiv)    entered into by the Company or any of its subsidiaries outside the ordinary course of business and under which the Company and its subsidiaries, taken as a whole, could have liability in an aggregate amount in excess of $75,000;

(xv)     with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the subsidiaries, taken as a whole; or

(xvi)    with respect to any acquisition pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $20,000.

Each such Contract described in clauses (i) through (xvi) above is referred to herein as a “Material Contract.”

(b)       Each of the Material Contracts is in full force and effect and valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto. There is no material breach or material default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any other party to any Material Contract has terminated, or purported to terminate, any Material Contract.

SECTION 4.22 Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% or more of the Company Common Stock (or any of such person’s immediate family members or affiliates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.23 Export Controls. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any employee of any of the foregoing has committed a material violation of any law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended; the International Emergency Economic Powers Act, as amended; the Arms Export Control Act, as amended; the National Industrial Security Program Operating Manual, as amended; or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including the Export Administration Regulations and the International Traffic in Arms Regulations). None of the Company, any of its subsidiaries nor, to the Company’s knowledge, any employee of any of the foregoing is the subject of an action by a Governmental Entity that restricts such person’s ability to engage in export transactions.

SECTION 4.24 Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any employee of any of the foregoing has violated the United States Foreign Corrupt Practices Act, as amended. To the Company’s knowledge, no stockholder, director, officer, employee or agent of the Company or of any subsidiary thereof has, directly or indirectly, made, or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action for the benefit of, any customer, supplier, governmental employee or other person that is or may be in a position to assist or hinder the business of the Company or any of its subsidiaries.

SECTION 4.25 Government Contracts. (a) The Company has provided to Parent a true and correct list of (i) each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind in excess of $75,000, between the Company or any of its subsidiaries, on the one hand, and (A) any Governmental Entity, (B) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (C) any subcontractor at any tier with respect to a contract with a Governmental Entity if such subcontractor is acting in its capacity as a subcontractor, on the other hand (each, a “Government Contract”) that, in each case, is in effect as of the date of this Agreement and (ii) any offer to sell made by the Company or any of its subsidiaries prior to the Closing Date that, if accepted, would result in a Government Contract and for which an award has not been issued 30 days or more prior to the date of this Agreement (each, a “Government Bid”).

(b)       (i) The Company and each of its subsidiaries has fully complied, in all material respects, with the terms and conditions of each Government Contract and Government Bid to which it is a party, (ii) the Company and each of its subsidiaries has complied in all material respects with all requirements of any Law pertaining to such Government Contract or Government Bid, (iii) all representations and certifications made by the Company or any of its subsidiaries with respect to such Government Contract or Government Bid were accurate, current and complete in all material respects as of their effective date, (iv) neither the Company nor any of its subsidiaries is in violation, or currently alleged to be in violation, in any material respect, of the False Statements Act, as amended; the False Claims Act, as amended; or any other federal requirement relating to the communication of false statements or submission of false claims to a Governmental Entity and (v) no termination or default notice, cure notice or show-cause notice has been issued to the Company or any of its subsidiaries and remains unresolved, and the Company has no knowledge of any plan or proposal of any entity to issue any such notice.

(c)       (i) To the Company’s knowledge, no employee, consultant or agent of the Company or any of its subsidiaries is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of the Company or any of its subsidiaries, (ii) to the Company’s knowledge, there is no pending audit or investigation of the Company, any of its subsidiaries or any of their respective officers, employees or representatives, nor, within the last five years, has there been any audit or investigation of any of them resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, (iii) during the last five years, neither the Company nor any of its subsidiaries has made any voluntary disclosure in writing to any

Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in this Section 4.25(c) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost and (iv) Section 4.25(c) of the Company Disclosure Schedule sets forth a list of the audits and investigations of the Company, its subsidiaries and their respective officers, employees and representatives conducted during the last five years, including who conducted the audit, the purpose thereof, the date on which the audit was completed and any audit results provided to the Company or any of its subsidiaries.

(d)       There are (i) no outstanding written claims against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (ii) to the Company’s knowledge, no outstanding disputes (A) between the Company or any of its subsidiaries, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other Federal statute or (B) between the Company or any of its subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)       None of the Company or any of its subsidiaries was a party to any Government Contract prior to January 1, 2005.

(f)        None of the Government Contracts are subject to termination by a Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 4.26 No Suspension or Debarment. During the past five years, none of the Company, any of its subsidiaries or, to the Company’s knowledge, any of their respective employees, consultants or agents has been suspended or debarred from eligibility for award of contracts with any Governmental Entity or is or was the subject of a finding of non-responsibility or ineligibility for government contracting. During the past five years, no government-contracting suspension or debarment action has been threatened or commenced against the Company, any of its subsidiaries or, to the Company’s knowledge, any of their respective officers or employees. The Company does not have knowledge of a valid basis, nor specific circumstances that are or, with the passage of time, would likely become a basis, for the suspension or debarment of the Company or any of its subsidiaries from the awarding of contracts with a Government Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding Section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”):

SECTION 5.1 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

SECTION 5.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the boards of directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by the sole stockholder of Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby (other than the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 5.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation, bylaws or other organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)       The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL, (iii) the applicable requirements of Foreign Antitrust Laws and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 5.4 Absence of Litigation. There are no Actions pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, other than any such Action that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 5.5 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any other information in the Proxy Statement, including any information supplied by the Company or any of its representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 5.7 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and incurred no liabilities or obligations other than as contemplated herein.

SECTION 5.8 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled affiliates (a) owns (directly or indirectly, beneficially or of record) any Shares other than Investment Shares or (b) holds any rights to acquire any Shares except pursuant to this Agreement or the Subscription Agreement.

SECTION 5.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 5.10 Sufficient Funds. Except as provided in Section 8.2(d), Parent will have (a) at all times, callable or available uncommitted capital or lines of credit and (b) on hand at the Closing, funds sufficient, together with the proceeds of the Additional Financing, for Parent and Merger Sub to consummate the transactions contemplated hereby upon the terms contemplated by this Agreement. The schedule that Parent has previously provided to the Financial Advisor on a confidential basis, which schedule includes the number of outstanding ownership units of Parent and the capital contributions thereto, was true, accurate and complete as of its date.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise agree in writing, (x) the business of the Company and its subsidiaries shall be conducted in its ordinary course and (y) the Company shall use its reasonable best efforts to preserve its business organization and its present relationships with customers, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as (1) otherwise contemplated by this Agreement, (2) set forth in Section 6.1 of the Company Disclosure Schedule or (3) required by Law, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)       amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;

(b)       issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities or other equity interests (including stock-appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries, except for the issuance of Shares (i) as payment of interest under convertible notes of the Company outstanding as of the date hereof (the “Notes”), (ii) upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof or (iii) pursuant to the Employee Stock Purchase Plan, in each case, in accordance with the terms of each applicable Note, Company Plan or the Employee Stock Purchase Plan, as applicable, and with prior written notice, including copies of all relevant documents, to Parent;

(c)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company);

(d)       adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of

Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, in each case, pursuant to the terms of a Company Plan and with prior written notice, including copies of all relevant documents, to Parent), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)       (i) acquire or license (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) acquisitions and licenses having a value (including the amount of any assumed Indebtedness) less than $75,000 in the aggregate and (y) purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing Contracts, or (ii) pledge, sell, license, encumber or otherwise subject to a Lien (other than a Permitted Lien), or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) pledges, sales, licenses and encumbrances for less than $75,000 in the aggregate and (y) sales or dispositions of inventory and other assets in the ordinary course of business consistent in type or amount with past practice of the Company or as required by Contracts;

(f)        (i) other than in the ordinary course of business consistent with past practice, enter into, or renew or amend in any material respect any Contract that is or would be a Material Contract or any Real Property Lease, (ii) authorize any new capital expenditures that are, in the aggregate, in excess of $75,000 or (iii) enter into any new line of business outside of its existing business segments;

(g)       redeem, repurchase, repay, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice, (y) any letter of credit entered into in the ordinary course of business consistent with past practice for an amount less than $25,000 individually or in the aggregate or (z) in accordance with the terms of each of the applicable Notes; provided, however, that, prior to the Effective Time, the Company may repay or prepay Indebtedness to the extent that such repayments or prepayments are required under the agreements pursuant to which such Indebtedness was issued as they are in effect on the date hereof;

(h)       offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

(i)        except as contemplated by this Agreement or except to the extent required under any Company Plan or as required by applicable Law, (i) increase or decrease the compensation or fringe benefits of any of its directors, officers or employees, independent contractors or consultants (except in the ordinary course of business consistent in type and amount with past practice of the Company with respect to independent contractors, consultants and employees who are not directors or officers), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any consulting (except, in the ordinary course of business consistent with past practice of the Company, with respect to agreements and arrangements with independent contractors and consultants who are not directors or officers, which agreements and arrangements are terminable upon no more than 30 days’ written notice without payment to such contractors and consultants other than for services rendered), employment, change-of-control or severance agreement or arrangement with any of its present or former directors, officers or other employees, independent contractors or consultants, enter into any collective-bargaining agreement or establish, adopt or enter into any new, or amend in any material respect or terminate any existing, Company Plan (other than to cause equity awards to terminate at or prior to the Effective Time without any payment or obligation by the Company that is not deducted in calculating Equity Value), (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Plan (other than in connection with causing equity awards to terminate at or prior to the Effective Time or with respect to any terminated or to-be-terminated employees of the Company, in each case, without any payment or obligation by the Company that is not deducted in calculating Equity Value), (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (vi) hire or terminate any officer other than termination for cause;

(j)        make any material change in any accounting principles, practice, policy or procedure except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(k)       (i) make, change or revoke any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax, (vi) surrender any right to claim a Tax refund or (vii) waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(l)        settle or compromise any material litigation or claim against the Company, its subsidiaries, or any of their respective directors or officers other than settlements or compromises of litigation in the ordinary course of business consistent with past practice that in any event (i) do not exceed, in any individual case or in the aggregate, $75,000 and (ii) would not prohibit or materially restrict the Company and its subsidiaries from operating their business as they have historically;

(m)      adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(n)       (i) enter into or amend any transaction, arrangement, understanding or Contract with any executive officer, director or other affiliate of the Company or any of its subsidiaries or any person beneficially owning 5% or more of the Company Common Stock that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or (ii) terminate, or amend, modify or waive in any manner that is adverse to Parent any provision of, that certain Waiver and Consent, dated as of the date hereof, among Hale Fund Management, LLC, EREF ACE, LLC and the Company (the “Waiver”);

(o)       enter into, participate or otherwise engage in any transaction outside the ordinary course of business, other than the Merger contemplated by this Agreement, that would result in utilization of, or limit the utilization of, the net-operating- or capital-loss carryforwards of the Company or any of its subsidiaries, other than the conversion or exercise of currently outstanding convertible securities of the Company or rights to purchase Shares (or the transactions contemplated by this Agreement, to the extent that they would result in any such effect) in accordance with their terms as of the date hereof;

(p)       other than in the ordinary course of business consistent with past practice, conduct marketing campaigns, introduce new sales initiatives or reduce or discount the pricing of its products or services or materially change payment terms or the like; or

(q)       agree to take, or commit to do, any of the actions described in Sections 6.1(a) through (p) or any action that, to the knowledge of the Company, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.2 Consultation Rights. The Company shall consult with, and give written notice to, Parent in good faith regarding all material matters a reasonable period of time prior to making any payment or entering into any Contract, settlement or other binding arrangement regarding such material matters. The Company shall afford Parent the right to participate in any negotiation regarding such material matters to the extent reasonably requested by Parent.

SECTION 6.3 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article V to be untrue in any material respect or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s Stockholders as soon as practicable after the Proxy Statement is cleared by the SEC, and the Company will use its reasonable best efforts to cause such mailing to occur prior to August 14, 2008. However, the Proxy Statement shall not be mailed unless (x) the Additional Financing Commitment shall have been obtained and accepted by Parent, a copy thereof shall have been provided to the Company and any fees owing to the applicable lender upon such acceptance shall have been paid by Parent or an affiliate thereof or (y) Parent and the Company shall each have waived the requirement in clause (x) above. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

SECTION 7.2 Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its board of directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of its board of directors that the stockholders of the Company vote in favor of the adoption of this Agreement and (iii) use its reasonable best efforts (including, without limitation, by each director of the Company who beneficially owns Shares following such recommendation by voting, with respect to such Shares, in favor of the adoption of this Agreement so long as such recommendation is still in effect at the time of such vote) to obtain the Company Requisite Vote at the Stockholders Meeting; provided that the board of directors of the Company may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts (subject to the Company having (A) provided Parent at least three business days’ prior written notice of the Company’s board of directors’ intention to do so and (B) complied with its obligations under Section 7.4 in all material respects (including concurrently paying to Parent any amounts owing by the Company pursuant to Sections 9.2(b) through (d)) if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable Law.

SECTION 7.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use its commercially reasonable efforts to cause its subsidiaries, officers, directors, employees and contractors to, afford the officers, employees, auditors, attorneys, financial advisors, contractors and other authorized representatives, including prospective lenders of Additional Financing, of Parent (and its counsel and advisors) reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, contractors, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish such persons with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives may from time to time reasonably request. Notwithstanding the foregoing,

Parent shall use its commercially reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company, its subsidiaries or contractors or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties, and Parent and Company. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization). Without limiting anything to the contrary above, the Company will cooperate, and will require its officers and employees to cooperate, with and otherwise assist the prospective lenders of Additional Financing in conducting customary due diligence with respect to the Company and its business, including, subject to customary confidentiality agreements, by providing Company information and access thereto and using its best efforts to cause its officers and employees to meet with such lenders. Parent agrees that any communications with employees or independent contractors of the Company or its subsidiaries will be as and to the extent approved by the executive officers of the Company (such approval not to be unreasonably withheld or delayed) with respect to the timing, nature and material content thereof.

(b)       Each of the Company, Parent and Merger Sub will, and will cause its officers, employees, auditors and other authorized representatives to, hold and treat in confidence all Confidential Information (as defined in the Non-Disclosure Agreement, dated September 19, 2007, between the Company and Parent (the “Non-Disclosure Agreement”)) furnished to any such party in connection with the transactions contemplated by this Agreement in accordance with such Non-Disclosure Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 7.4 Acquisition Proposals. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the earlier of (x) August 8, 2008, and (y) the date that is five days prior to the Mailing Date, the Company and its subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right to, directly or indirectly, (i) initiate, solicit and encourage Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any information concerning the Company or its subsidiaries that is provided to any person given such access that was not previously provided to Parent, and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations; provided, however, that the Company shall also promptly (and in any event within 48 hours) notify Parent of the receipt of each Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal and set forth in reasonable detail its material terms and conditions (including information relating to the financing thereof), and thereafter shall keep Parent reasonably informed of the status and material terms and conditions of such Acquisition Proposal and provide a copy of all written materials provided to or by the Company in connection with such Acquisition Proposal.

(b)       Except as provided in this Section 7.4, from (x) the earlier of (1) August 8, 2008, and (2) the date that is five days prior to the Mailing Date until (y) the earlier of (1) the Effective Time and (2) the termination of this Agreement in accordance with Article IX, none of the Company, its subsidiaries nor any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage, or facilitate any inquiries with respect to, (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share-purchase agreement, asset-purchase agreement or share-exchange agreement, option agreement or other similar agreement providing for, or relating to, an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) take any action to exempt any person from the restrictions on “business combinations” contained in the Maryland Business Combination Act or otherwise cause such restrictions not to apply, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent or its affiliates or (v) propose or agree to do any of the foregoing.

Except as provided in this Section 7.4, on the date that is the earlier of (1) August 8, 2008, and (2) the date that is five days prior to the Mailing Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Company, its subsidiaries or any Representatives with respect to any Acquisition Proposal.

(c)       If, at any time following the date of this Agreement and prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, (x) the Company has received a written Acquisition Proposal from a third party that (1) the board of directors of the Company believes in good faith to be bona fide and (2) did not result from a breach of Section 7.4(b), (y) the Company’s board of directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (z) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable Law, then the Company may (i) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and

(ii) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal, provided that the Company (A) will not, and will not allow Representatives to, disclose any non-public information to such person without entering into a confidentiality agreement on terms substantially similar to those contained in the Non-Disclosure Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) (an “Acceptable Confidentiality Agreement”) and (B) will promptly provide to Parent any information that (1) concerns the Company or its subsidiaries and (2) is provided to such other person and not previously provided to Parent. The Company shall promptly (within two business days) notify Parent if it receives an Acquisition Proposal and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly (within one business day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 7.4(c).

(d)       Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 7.4(b) or (c) in any material respect, that such proposal is a Superior Proposal, (i) the Company may terminate this Agreement, (ii) its board of directors may approve or recommend such Superior Proposal to its stockholders and/or (iii) immediately prior to or concurrently with the termination of this Agreement, enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement or approve or recommend such Superior Proposal pursuant to this sentence or otherwise modify or withdraw its recommendation to the Company’s stockholders to vote in favor of the adoption of this Agreement, and any purported termination or approval pursuant to this sentence shall be void and of no force or effect, unless the Company prior to, or concurrently with, such action pursuant to this Section 7.4(d) pays to Parent its Expenses and the fee payable pursuant to Sections 9.2(b) and (c), respectively; provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 7.4(d), and its board of directors may not approve or recommend any Superior Proposal, unless (x) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) that advises Parent that the Company has received a Superior Proposal (it being understood that neither the delivery of a Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Parent to terminate this Agreement pursuant to Section 9.1(e)) and includes all information required by the last proviso of Section 7.4(a) and (y) Parent does not, within five business days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the board of directors of the Company in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such five-business-day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

(e)       “Superior Proposal” means an Acquisition Proposal for all or substantially all of the equity interest in, or all or substantially all of the consolidated assets of, the Company and its subsidiaries that (i) if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making it, (ii) is not subject to any contingencies except for a due-diligence contingency or a financing contingency that is no more favorable to the person making such Acquisition Proposal than the financing contingency contemplated by Section 8.2(d) is to Parent and (iii) would, if consummated, result in a payment to the Company’s stockholders that is at least 7.5% greater than the amount contemplated hereunder (or no less than the amount contemplated hereunder if such proposal had no financing contingency), whether in the form of cash or marketable securities of a publicly traded company (in which case such percentage shall be measured by taking into account the average closing price of such securities on the public exchange on which they were traded for the 10 trading days preceding the public announcement of such Acquisition Proposal) and is otherwise on terms more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement; provided, however, that, if such Acquisition Proposal would, if accepted, result in a payment to the Company’s stockholders that is in the form of securities of a company with a market equity capitalization of less than $200 million (measured by taking into account the average closing price of such securities on the public exchange on which they were traded for the 10 trading days preceding the public announcement of such Acquisition Proposal), at or immediately prior to the closing of a transaction contemplated by such Acquisition Proposal, Parent may, in its sole discretion and in lieu of accepting such payment in the form of securities of such acquiror (or affiliate thereof), sell the Investment Shares to the Company for the same price in cash at which it purchased such Investment Shares and without making any representations or warranties other than that Parent owns such Investment Shares and is conveying them to the Company without any encumbrances thereon. Notwithstanding anything to the contrary in this Section 7.4, for a period of five business days following receipt by the Company of a written Acquisition Proposal, the Company’s board of directors (directly or through representatives) may contact the person submitting the Acquisition Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation so as to determine whether the proposal is reasonably likely to result in a Superior Proposal.

(f)        Nothing contained in this Agreement shall prevent the Company or its board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that (x) neither the Company nor its board of directors may recommend any Acquisition Proposal unless permitted by Section 7.4(d) and (y) the Company may not (1) fail to make, (2) withdraw or (3) modify or change in a manner adverse to Parent all or any portion of its recommendation of this Agreement or the Merger unless permitted by Section 7.2).

SECTION 7.5 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of the covenants of the parties contained in Section 7.5(a), if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits that, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner that would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner that would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner that would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Termination Date.

(c)       In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)       Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), none of the Company or any of its subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration in excess of $1,000, make any commitment or incur any liability or other obligation in excess of $1,000 due to such person and (ii) no party or its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

(e)       As promptly as practicable and in any event prior to the Closing, the Company shall provide Parent with satisfactory evidence that the Company and its subsidiaries have used its commercially reasonable efforts to execute any instruments, send any notices and take any other actions that are, in each case, (i) reasonably requested by Parent in connection with its efforts to obtain the Additional Financing, (ii) capable of being effectuated within the period commencing on the date of the request and ending on the Termination Date and (iii) so requested to comply with the provisions of the Federal Assignment of Claims Act in respect of any Material Contract with a Governmental Entity.

(f)        Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.5 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) so long as such party has, until the time of such termination, complied in all material respects with its obligations under this Section 7.5.

SECTION 7.6 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 7.7 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Sections 8.1, 8.2 and 8.3 impossible or unlikely. No disclosure by any party pursuant to this Section 7.7, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

SECTION 7.8 Indemnification and Insurance. (a) For a period of three (3) years after the Effective Time, the Surviving Corporation shall (i) maintain the indemnification provisions contained in the certificate of incorporation and the bylaws of the Surviving Corporation as of the Effective Time, to the extent permitted by applicable Law and (ii) fulfill and honor in all respects the obligations of the Surviving Corporation pursuant to any indemnification agreements between the Company and any of its present or former directors, officers and employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time, subject to applicable Law.

(b)       For a period of three (3) years after the Effective Time, Parent or the Surviving Corporation shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that Parent or the Surviving Corporation may substitute therefor policies providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the former officers and directors of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided further that, if the aggregate annual premiums for any such policies at any time during such period shall exceed 120% of the per annum premium rate paid by the Company and its subsidiaries as of the date hereof for such policies (the “Maximum Premium”), then Parent shall be required to provide only as much coverage as is then available at the Maximum Premium.

SECTION 7.9 Employee Matters. (a) Immediately following the Effective Time, the individuals employed by the Company or one of its subsidiaries immediately prior to the Effective Time (the “Current Employees”) shall continue as at-will employees of the Surviving Corporation or one of its subsidiaries and retain the compensation and benefits provided under employee-benefit plans in effect as of the date hereof, which compensation and benefits shall be, in the aggregate, not materially less favorable than those maintained for, and provided to, Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, that nothing in this Section 7.9 shall interfere with the Surviving Corporation’s right or obligation to make such changes following the Closing as it elects, subject to compliance with applicable Law or to prevent the amendment or termination of any such employee-benefit plan, and nothing in this Section 7.9 shall include, or apply to, the Designated Executives, who, except as permitted in Section 3.2(a) of the Company Disclosure Schedule, shall be terminated by the Company immediately prior to the Effective Time.

(b)       Parent intends to include key employees of the Company in Parent’s stock-option plan.

(c)       Parent will, and will cause the Surviving Corporation to, and will use its commercially reasonable efforts to cause any appropriate third party to, cause (i) service rendered by Current Employees of the Company and its subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee-benefit plans of Parent, the Surviving Corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, (ii) each Current Employee to not be subject to any pre-existing-condition limitation under any health plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Company Plan in which he or she participated prior to the Effective Time and (iii) each Current Employee to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Effective Time.

(d)       Nothing in this Section 7.9 shall limit the right of Parent, the Surviving Corporation or any of their subsidiaries to terminate the employment of any Current Employee at any time following the Closing. Parent and the Company shall cooperate on a transition plan for Current Employees, which plan shall include the provision of Section 7.3(a) regarding communications by Parent with employees or independent contractors of the Company or its subsidiaries.

(e)       This Section 7.9 shall be binding upon, and inure solely to, the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under, or by reason of, this Section 7.9 or is intended to be an amendment to any Company Plan or other employee-benefit plan.

SECTION 7.10 Reasonable Efforts to Obtain Additional Financing. Parent will use commercially reasonable efforts to obtain the Additional Financing (as defined in Section 8.2(d)), including by offering to prospective lenders to include Parent, the Surviving Corporation and all operating subsidiaries of Parent as borrowers, co-borrowers or guarantors of such Additional Financing. Promptly following delivery to Parent of a term sheet or commitments for the Additional Financing acceptable to Parent in its good-faith discretion (the “Additional Financing Commitment”), Parent shall accept the same and provide a written copy of it to the Company. The Company expressly acknowledges that the Additional Financing Commitment may be nonbinding and subject to various conditions; provided that the Additional Financing Commitment is (i) bona fide, (ii) accepted by Parent in good faith (including payment of any commitment fee payable upon acceptance) and (iii) issued by a reputable financing source. Following acceptance of an Additional Financing Commitment, Parent shall use commercially reasonable efforts to complete the Additional Financing transaction so long as the provider of such Additional Financing is willing to make it available on terms and conditions no less favorable to Parent than those of the Additional Financing Commitment, as reasonably determined by Parent in good faith.

SECTION 7.11 Provision of Additional Company Tax Information. As promptly as practicable and in any event prior to the Closing, the Company shall (a) (to the extent not previously provided and to the extent such information is either reasonably available from the Company’s existing records or otherwise obtainable by the Company without unreasonable effort or expense) provide to Parent the following information with respect to the Company and each of its subsidiaries: (i) the Tax basis in its assets, (ii) the amount of any net operating loss, net capital loss, unused investment, foreign or other Tax credit and the amount of any limitation upon any of the foregoing, (iii) the amount of any deferred gain or loss allocable to it arising out of any deferred intercompany transaction as defined in Treasury Regulations Section 1.1502-13 or any similar provision of applicable Law and (iv) a list of all Tax Returns filed by the Company and all of its subsidiaries for all taxable periods ending on June 30, 2004, and thereafter reflecting the jurisdictions in which they were filed and (b) comply with the provisions of Section 4.14 of the Company Disclosure Schedule.

SECTION 7.12 Required Consents. The Company shall use its commercially reasonable efforts to obtain the consent to the Merger under those Material Contracts that are listed in Section 4.5(a) of the Company Disclosure Schedule as promptly as practicable.

ARTICLE VIII

CONDITIONS OF MERGER

SECTION 8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote; and

(b)       no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity that prohibits, restrains or enjoins the consummation of the Merger; provided, however, that, prior to invoking this condition, each party agrees to comply with Section 7.5.

SECTION 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       (i) the representations and warranties set forth in Section 4.7(j) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date; and, in all cases, without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”);

(b)       the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c)       Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

(d)       Parent shall have entered into financing agreements pursuant to the Additional Financing Commitment under which Parent shall have received, or shall receive no later than the Effective Time, $12 million of financing (the “Additional Financing”) for the purpose of funding the transactions contemplated hereby;

(e)       the Waiver, as in effect on the date hereof or amended or modified as (x) permitted under Section 6.1(n)(ii) or (y) otherwise permitted in writing by Parent, shall be in full force and effect and not otherwise amended; and

(f)       the Company shall have delivered to Parent each of the following:

           (i)        a certificate of the Secretary of the Company, in form reasonably satisfactory to Parent, setting forth resolutions of the board of directors of the Company authorizing the execution of this Agreement (including the Exhibits hereto) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby, and appending a true and complete copy of the Certificate of Incorporation and Bylaws of the Company as the same are in effect as of the Closing;

(ii)       a good-standing certificate for the Company from the Maryland State Department of Assessments and Taxation dated no earlier than ten days prior to the Closing Date and good-standing certificates for each Company subsidiary from its state of organization, each dated no earlier than 10 days prior to the Closing Date;

(iii)      the signed legal opinion of Hogan & Hartson LLP covering the matters set forth in Exhibit C and otherwise reasonably acceptable to Parent’s counsel;

(iv)       the Final Purchase Price Statement;

(v)       a certificate from an officer of the Company, in form reasonably satisfactory to Parent, specifying the amount of the Borrowed-Money Debt and including a reasonably detailed itemization of Company Transactional Expenses (which shall include supporting documentation such as invoices and such other documentation as Parent requires to establish to its satisfaction the amount of all portions of Company Transactional Expenses); and

(vi)       a fully executed copy of each of the letters referred to in Section 3.1(e).

SECTION 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b)       each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c)       the Company shall have received certificates of the chief executive officer or the chief financial officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied; and

(d)       Parent shall have delivered to the Company the following:

           (i)        a certificate of the Secretary of each of Parent and Merger Sub, in a form reasonably satisfactory to the Company, setting forth the resolutions of the board of directors of each of Parent and Merger Sub authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby; and

           (ii)       a good-standing certificate for each of Parent and Merger Sub issued by the secretary of state of the State of Delaware dated no earlier than 10 days prior to the Closing Date.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)       by mutual written consent of Parent and the Company;

(b)       by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)       by either Parent or the Company if the Effective Time shall not have occurred on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if any action or inaction of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d)       by the Company (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(a) or 8.3(b) would not be satisfied by the Closing Date and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the date that is the earlier of 20 days following notice of such breach to Parent and the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of the Company contained in this Agreement, or (ii) prior to the adoption of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 7.4(d);

(e)       by Parent (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied by the Closing Date and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the date that is the earlier of 20 days following notice of such breach to the Company and the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of Parent contained in this

Agreement, or (ii) if the board of directors of the Company (A) shall have withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved at a duly convened meeting or pursuant to action by written consent to effect any of the foregoing;

(f)        by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote;

(g)       by Parent if, following the mailing of the Proxy Statement as provided in Section 7.1, it determines in good faith that the closing condition set forth in Section 8.2(d) will likely not be satisfied prior to the Termination Date, and if, simultaneously therewith, Parent pays the Termination Fee to the Company if required under Section 9.2(c)(ii);

(h)       by Parent if one or more Governmental Entities shall have commenced, and not withdrawn, any audit or other investigation pursuant to which the aggregate potential liability to the Company and its subsidiaries, taken as a whole, could reasonably be expected to exceed $200,000; or

(i)        by Parent or the Company, at any time on or after August 13, 2008, if Parent shall not have accepted an Additional Financing Commitment on or prior to such date, unless, in such case, the Company and Parent shall have nevertheless agreed to mail the Proxy Statement pursuant to clause (y) of the fourth sentence of Section 7.1; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 8.2(a) would not be satisfied by the Closing Date.

SECTION 9.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 7.3(b) and 7.6, the proviso in Section 7.4(e), this Section 9.2, Section 9.3 and Article X, each of which shall survive such termination; provided, however, that, except as set forth in Section 9.2(f), nothing contained herein shall relieve any party from liability for any material breach hereof.

(b)       In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or by Parent pursuant to Section 9.1(e), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses, but not in excess of $400,000. “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement. Payment of Parent’s Expenses pursuant to this Section 9.2(b) shall be made by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days) after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses (which itemization may be supplemented and updated from time to time until the 90th day after delivery of such notice of demand for payment).

(c)       (i) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or by Parent pursuant to Section 9.1(e) and, in either case, at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i), then the Company shall pay (in addition to the amounts payable under Section 9.2(b) above) $400,000 (such amount, the “Termination Fee”) to, or as directed by, Parent, and (ii) in the event that either (A)(1) this Agreement is terminated by the Company or Parent after the Mailing Date pursuant to Section 9.1(c) or by Parent pursuant to Section 9.1(g) and (2) the sole condition to Parent’s obligation to effect the Merger that was not satisfied or waived prior to (x) the Termination Date, in the case of a termination pursuant to Section 9.1(c), or (y) the date of termination, in the case of a termination pursuant to Section 9.1(g), is Parent’s failure to obtain the Additional Financing as set forth in Section 8.2(d) or (B)(1) this Agreement is terminated by the Company after the Mailing Date pursuant to Section 9.1(d)(i) and (2) at such time Parent has no right to terminate this Agreement pursuant to a written notice previously given to the Company pursuant to Section 9.1(e), then Parent shall pay the Termination Fee to, or as directed by, the Company. Payment of the Termination Fee pursuant to this Section 9.2(c) shall be made by wire transfer of same-day funds at or prior to the time of termination.

(d)       In the event that (i) this Agreement is terminated (A)(1) by Parent or the Company pursuant to Section 9.1(f), (2) at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i) and (3) at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or board of directors of the Company and shall not have been irrevocably withdrawn prior to the Stockholders Meeting or (B)(1) by Parent or the Company pursuant to Section 9.1(c) or (e), (2) at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i) and (3) at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or board of directors of the Company and shall not have been irrevocably withdrawn prior to the termination of this Agreement and (ii) within 12 months after this termination, the Company enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay the Termination Fee (minus the amount, if any, previously paid pursuant to Section 9.2(c)) to Parent, by wire transfer of same-day funds, on the date of the agreement in respect of such Acquisition Proposal or, if earlier, consummation of the transaction in respect of such Acquisition Proposal, as may be applicable; provided that, for purposes of this Section 9.2(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 7.4(b), except that the references to “20% or greater” and “20% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively).

(e)       Each of the Company and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent’s

Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses that Parent actually incurred or accrued (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2. In the event that Parent shall fail to pay the Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses that the Company actually incurred or accrued (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2.

(f)        Nothing herein is intended to limit any party’s claims for damages resulting from breach of this Agreement; provided, however, that, if a party hereto terminates this Agreement for breach hereof following the mailing of the Proxy Statement pursuant to Section 7.1, such party’s damages shall be deemed reduced by any Termination Fee and Expenses paid to such party.

SECTION 9.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company and shall be included in Company Transactional Expenses. Prior to the Closing, the Company shall deliver to Parent an accounting of accrued but unpaid Company Transactional Expenses, and any such accrued but unpaid Company Transactional Expenses shall be deducted from Equity Value in the manner described in Section 3.1.

SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made that by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Ariston Global Holding LLC

15 Fisher’s Road, Suite 201

Pittsford, NY 14534

Attention: Steve M. Dubnik

Facsimile: (585) 249-2679

and

c/o Spire Capital Partners, LLC

30 Rockefeller Plaza, Suite 4200

New York, NY 10112

Attention: Richard Patterson

Fax: (212) 218-5455

with an additional copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Paul A. Gajer

Facsimile: (212) 768-6800

(b)	if to the Company:

ACE*COMM Corporation

704 Quince Orchard Road

Gaithersburg, MD 20878

Attention: Steven R. Delmar, Chief Financial Officer

Facsimile: (301) 721-3001

with an additional copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 Thirteenth Street

Washington, D.C.  20004

Attention: Steven M. Kaufman, Esq.

Facsimile: (202) 637-5910

SECTION 10.2 Certain Definitions. For purposes of this Agreement, the term:

(a)       “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)       “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(c)       “Company” means ACE*COMM Corporation, a Maryland corporation, and, unless the context otherwise requires, all of its subsidiaries;

(d)       “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)       “corresponding section” means the section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that contains a disclosure where it is readily apparent from such disclosure that it was also intended to be an exception to such representation or warranty;

(f)        “currently planned business or activities” or any variant thereof means any new or additional business or activities that the Company has, during the period commencing on April 1, 2008, planned to engage in during the 12 months succeeding the date hereof (including any improvements or modifications of existing products or services or any new products or services that, in each case, the Company has planned to develop, market or sell during such 12-month period) as well as any other business or activity (including improvements or modifications of existing products or services or new products or services) disclosed to Parent in connection with its due-diligence investigation of the Company and planned to be engaged in, developed, marketed or sold during the 18 months succeeding the date hereof.

(g)       “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(h)       “Guarantee,” with respect to any person, shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other person (except for endorsement of drafts for deposit and collection in the ordinary course of business) or (ii) any other arrangement whereby credit is extended to any other person on the basis of any promise or undertaking of such person (A) to pay the Indebtedness of such other person, (B) to purchase or lease assets under circumstances that would enable such other person to discharge one or more of its obligations or (C) to maintain the capital, working capital, solvency or general financial condition of such other person.

(i)        “Indebtedness” of any person means any liability of any person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with generally accepted accounting principles for all or any part of the deferred purchase price of such property.

(j)        “knowledge” (i) with respect to the Company, means (A) the actual knowledge of any of the persons set forth in Section 10.2(j) of the Company Disclosure Schedule and (B) the knowledge they would have after reasonable diligence into the matter and (ii) with respect to Parent or Merger Sub, means the actual knowledge of any of the officers of Parent set forth in the disclosure schedule of Parent delivered by it to the Company prior to the execution of this Agreement;

(k)       “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(l)        “Related person,” with respect to a particular individual, means (i) each other member of such individual’s Family, (ii) any person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family or (iii) any person with respect to which such individual or one or more members of such individual’s Family serves as a director officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue.

(m)      “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including, in the case of the Company, the subsidiaries listed in Section 4.1 of the Company Disclosure Schedule.

(n)       “Tax” or “Taxes” means all U.S. federal, state, local, or foreign taxes, including income (whether net or gross), excise, franchise, real- or personal-property, sales, transfer, gains, gross-receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, use, value-added, capital, license, severance, stamp, capital-stock, profits, withholding, disability, registration, customs, duties, employment, alternative- or add-on-minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Entity with respect to the Company or any of its subsidiaries or with respect to any member of a consolidated, affiliated, combined or unitary group in which the Company or any of its subsidiaries is or has been a member, including any related charges, fees, interest, penalties, additions to tax or other assessments (including as a result of any obligation arising out of an agreement to indemnify any other person).

(o)       “Tax Returns” means all U.S. federal, state, local and foreign reports, returns, declarations, information statements, forms or other information (including schedules or exhibits thereto or any amendments thereof) filed or required to be filed with any Governmental Entity in connection with Taxes.

SECTION 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Escrow Agreement and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to choice of law principles thereof other than Section 5-1401 of the New York General Obligations Law); provided that matters relating to the consummation of the Merger and other matters of internal corporate law shall be governed by, and construed in accordance with, the MGCL.

SECTION 10.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the City and County of New York (collectively, the “Specified Courts”), this entitlement being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Specified Courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Specified Courts and (iv) consents to service being made through the notice procedures set forth in Section 10.1. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 10.10 Interpretation. When reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACE*COMM CORPORATION

By: /s/ James W. Greenwell

Name:	James W. Greenwell
Title:	Chief Executive Officer and President

ARISTON GLOBAL HOLDING LLC

By: /s/ Steve M. Dubnik

Name:	Steve M. Dubnik
Title:	Co-Chief Executive Officer

ARISTON GLOBAL MERGER SUB, INC.

By: /s/ Steve M. Dubnik

Name:	Steve M. Dubnik
Title:	Vice President

OMITTED EXHIBITS AND SCHEDULES*

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of Merger Sub
Exhibit C	Matters to Be Covered by Legal Opinion of Hogan & Hartson LLP

ACE*COMM Corporation Schedules

Section 3.1(f)	Good Faith Estimate of Borrowed-Money Debt and the Company Transaction Expenses
Section 3.2(a)	Designated Executives and Specified Termination Payments
Section 4.1	Subsidiaries
Section 4.3(a)	Capitalization
Section 4.3(c)	Outstanding Indebtedness
Section 4.5(a)	Required Third Party Consents
Section 4.5(b)	Required Governmental Entity Consents
Section 4.8	Absence of Certain Changes or Events
Section 4.9	Litigation
Section 4.10(a)	Employee Benefit Plans
Section 4.10(d)	Multi-Employer Employee Benefit Plans
Section 4.13(a)	Owned Real Property
Section 4.13(b)	Leased Real Property
Section 4.14(d)	Transfer-Pricing Compliance
Section 4.19(a)(i)	Owned Intellectual Property Subject to Patent, Trademark, Copyright, Domain Name Registration, Grant or Application
Section 4.19(a)(ii)	Trademarks Used by the Company that Identify a Company Product or Company Service and are Not Subject of a Trademark Application or Registration
Section 4.19(b)(i)	Intellectual Property that may not be in compliance with ongoing prosecution, maintenance and renewal requirements
Section 4.19(b)(ii)	Patent Interference, Reissue, Reexamination and Opposition Proceedings

Section 4.19(c)(i)	Third Party Software Licenses
Section 4.19(c)(ii)	Third-Party Tools
Section 4.19(d)	Third Party Material Contracts Relating to Intellectual Property Used In Company’s Business
Section 4.19(e)	Third-Party License Fees
Section 4.19(f)	Condition of Material Owned Intellectual Property
Section 4.19(g)	Intellectual Property Infringement by Company
Section 4.19(h)	Intellectual Property Infringement by Third Parties
Section 4.19(i)	Company Products
Section 4.19(i)(ii)	Copyright Licenses
Section 4.19(j)(i)	Registered Trademarks Not Continuously Used
Section 4.19(j)(ii)	Registered Trademarks Used on Products/Services Not Specified in a Trademark Registration
Section 4.19(l)	Domain Names Registered by Company
Section 4.19(m)	Material Defects or Programming Errors in Company Products
Section 4.19(n)	Company Products Subject to Open Source or Similar License Agreements
Section 4.19(o)	Company Employees, Consultants, or Independent Consultants Obligated to Assign Certain Intellectual Property Rights to a Governmental Entity
Section 4.19(p)	Industry-Standards Bodies or Similar Organizations Requiring Company to License Technology
Section 4.19(q)	Company Products Distributed Free of Charge Other Than for Demonstration, Evaluation, Development, Partnering or Testing
Section 4.21	Material Contracts
Section 4.25	Government Contracts
Section 6.1	Conduct of Business Pending Merger
Section 10.2(j)	Knowledge

Ariston Global Holding LLC Schedules

Section 5.3(a)	No Conflict
Section 5.9	Vote/Approval Required

*Pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules containing disclosure of certain materials and exceptions to the representations and warranties have been omitted. The Company will provide such schedules supplementally to the SEC upon request. The descriptions of the schedules herein are included only for purposes of Item 601(b)(2) of Regulation S-K.

Annex B

July 7, 2008

The Board of Directors

ACE*COMM Corporation

704 Quince Orchard Road

Gaithersburg, MD 20878

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), of ACE*COMM Corporation, a Maryland corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among Ariston Global Holding LLC, a Delaware limited liability company (“Parent”), Ariston Global Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive approximately $0.54 in cash (the “Per Share Consideration”) subject to adjustment based on the total amount of Borrowed-Money Debt and Company Transactional Expenses deducted from the aggregate consideration of $19.5 million being paid by the Parent (collectively, the “Merger Consideration”). The Borrowed-Money Debt and Company Transactional Expenses consist of such costs as the redemption of current outstanding indebtedness and related warrants; financial advisory, accounting and legal expenses; employee payments related to change of control provisions in executive contracts, options and severance; and other such payments as may be reasonably necessary for the Company to incur to consummate the transaction contemplated by the Agreement. Our analysis assumes $8.9 million of Borrowed-Money Debt and Company Transactional Expenses (and therefore $10.6 million of net Merger Consideration) as estimated by the Company's management, and 19.63 million shares of Company Common Stock outstanding in calculating the Per Share Consideration, which was provided by the Company’s management. The terms and conditions of the Merger are set forth more fully in the Agreement.

Rutberg & Company, LLC (“Rutberg”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements and valuations for corporate and other purposes.

We have been engaged to provide certain investment banking and financial advisory services to the Company, including rendering a fairness opinion to the Company in connection with a business combination transaction between the Company and Parent, and will be entitled to receive a fee upon delivery thereof, without regard to whether our opinion is accepted or the Merger is consummated, and we will receive a further fee for our services if the Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement.

For the purpose of rendering our opinion: (i) we reviewed the financial terms of the draft Agreement dated July 7, 2008 and received by us on July 7, 2008 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company and Parent; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlooks of the Company; (iv) we reviewed financial information relating to the Company’s projections prepared by its management; (v) we reviewed the reported prices and trading activity for Company Common Stock, including their trading relative to one another; and (vi) we considered such other information and performed other studies and analyses as we deemed appropriate, including recent developments with respect to the Company’s business and financial performance including its current cash and liquidity positions.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; (ii) we compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the Merger Consideration; (iii) we reviewed the premiums paid on selected precedent transactions versus the premiums implied by the Merger Consideration; and (iv) we prepared a discounted cash flow analysis for the purposes of this opinion, based on financial projections provided by the Company’s management (we note that the projections provided by the Company’s management assume reasonable access to additional external capital in the second half of 2008 in equal or greater amounts to prior financings by the Company to finance the Company’s general growth and revenues associated with its value added service offerings, and that projections prepared without assuming access to such additional capital likely would result in lower discounted cash flow values).

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. For all forward looking projections we have relied on the estimates of the Company’s management (noting again that many of such estimates assume reasonable access to additional external capital in the second half of 2008, as noted above, and we have assumed that such estimates correspond to the best judgments of the management of the Company).

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company, Parent or any other party.

We have assumed that (i) the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement, (ii) the $400,000 investment in the Company by Parent contemplated by Section 1.6 of the Agreement to be completed concurrently with execution of the Agreement has been or will be made, and (iii) the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Company Common Stock have traded or will trade following the announcement or consummation of the Merger.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by Rutberg are intended solely for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of Rutberg. If required by application law, such opinion may be included in any proxy statement or prospectus filed by Parent or the Company with the Securities and Exchange Commission with respect to the proposed Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to Rutberg be in a form reasonably acceptable to

Rutberg and its counsel (which acceptance will not be unreasonably withheld, delayed or conditioned). Rutberg shall have no responsibility for the form or content of any such proxy statement or prospectus, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock and only upon the assumptions, conditions and circumstances set forth herein. Our opinion does not in any way address other terms of arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Sincerely,

RUTBERG & COMPANY, LLC

Annex C

MARYLAND CORPORATIONS AND ASSOCIATIONS

§ 3-201. “Successor” defined

(a) Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202. Right to fair value of stock

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b) Basis of fair value. —

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

(a) Duty of successor. —

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same — Service; objection. —

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)  The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. —

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)  The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor.

However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PROXY

ACE*COMM CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Greenwell and Loretta L. Rivers, or either of them, the proxy or proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ACE*COMM Corporation held of record by the undersigned at the close of business on August 4, 2008 at the Special Meeting of Stockholders of the Company to be held on Monday, September 15, 2008 at 10:00 am, Eastern Time and at any adjournment or adjournments thereof, upon the matters set forth herein and described in the Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged.

If properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder, or to the extent directions are not given, such shares will be voted for proposals 1 and 2. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxies on any other business as may properly be brought before the Special Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲	FOLD AND DETACH HERE	▲

The Board of Directors unanimously recommends a vote “FOR” each of Proposals 1, and 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.

Adoption of the Agreement and Plan of Merger, dated as of July 11, 2008, among Ariston Global Holding LLC, Ariston Global Merger Sub, Inc. and ACE*COMM Corporation, and thereby approval of the transactions contemplated by the merger agreement, including the merger of Ariston Global Merger Sub, Inc. with and into ACE*COMM.

		☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger agreement proposal.	☐	☐	☐

3.	The proxies are also authorized to vote in their discretion on such other business as may properly be brought before the Special Meeting of Stockholders or any adjournments or postponements thereof.

The shares represented by this Proxy will be voted “FOR” Proposals 1 and 2 set forth above if no instruction to the contrary is indicated or if no instruction is given.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲	FOLD AND DETACH HERE	▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/acec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.